As filed with the Securities and Exchange Commission on August 31, 2017

Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GUARANTY BANCORP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	41-2150446 (I.R.S. Employer Identification Number)

1331 Seventeenth St., Suite 200

Denver, Colorado 80202

(303) 675-1194
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

1331 Seventeenth St., Suite 200

Denver, Colorado 80202

(303) 675-1194
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Christian E. Otteson Shapiro Bieging Barber Otteson LLP 4582 South Ulster Street Parkway, Suite 1650 Denver, Colorado 80237 Telephone: (720) 488-0220	C. Bruce Crum McAfee & Taft A Professional Corporation Tenth Floor, Two Leadership Square 211 North Robinson Oklahoma City, Oklahoma 73102 Telephone: (405) 552-2247

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the Merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒

Non-accelerated Filer ☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value	840,639	(1)	N/A	$15,893,961.33	(2)	$1,842.11	(3)

(1)     Represents the number of shares to be issued to holders Castle Rock Bank Holding Company common stock pursuant to the Agreement and Plan of Reorganization dated July 18, 2017, between the registrant and Castle Rock Bank Holding Company.

(2)     Estimated solely for purposes of calculating the registration fee and calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended, the proposed maximum offering price of $15,893,9631.33 is computed multiplying (A) $1,358.11 (the per-share book value of Castle Rock Bank Holding Company common stock on June 30, 2017) times (B) 11,703 ( the maximum number of shares of Castle Rock Bank Holding Company common stock expected to be exchanged for the common stock being registered).

(3)     Computed pursuant to Rules 457(f) and 457(c) of the Securities Act, based on a rate of $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Preliminary Proxy Statement/Prospectus

Subject to completion, dated August 31, 2017

Dear Shareholder of Castle Rock Bank Holding Company:

We are pleased to report that the boards of directors of Guaranty Bancorp, referred to as Guaranty, and Castle Rock Bank Holding Company, referred to as Castle Rock, together referred to as the parties, have approved a strategic merger involving the two companies (the “Merger”). We cannot complete the combination without the approval of the holders of Castle Rock Class A common stock. If the Merger proposal described in this document is approved by the holders of Castle Rock Class A common stock and the Merger is subsequently completed, Castle Rock will merge with and into Guaranty, with Guaranty as the surviving entity.

Pursuant to the terms of an Agreement and Plan of Reorganization dated July 18, 2017 (the “Merger Agreement”), each share of Castle Rock common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), excluding any Dissenting Shares (as defined in the Merger Agreement), shall represent the right to receive a number of shares of Guaranty voting common stock obtained by dividing 840,639, as may be adjusted pursuant to the terms of the Merger Agreement (such shares of stock, as adjusted, the “Guaranty Stock”), by the number of shares of Castle Rock common stock issued and outstanding immediately prior to the Effective Time (the “Per Share Merger Consideration”). As of August 25, 2017, there were 11,703 shares of Castle Rock common stock issued and outstanding. If 11,703 shares of Castle Rock common stock are issued and outstanding as of the Effective Time, each shareholder of Castle Rock would receive approximately 71.831 shares of Guaranty voting common stock, plus cash in lieu of fractional shares of Guaranty voting common stock, in exchange for each share of Castle Rock common stock held by such shareholder.

The total dollar amount of shares of Guaranty Stock payable is subject to reduction on a dollar for dollar basis if Castle Rock’s Tangible Book Value (as defined in the Merger Agreement) as of the last day of the month immediately preceding the month in which the Effective Time occurs (the “Calculation Date”) is less than $16 million (provided, however, that if the Calculation Date is prior to December 31, 2017, this threshold will be reduced based on the number of days between the Calculation Date and December 31, 2017, and a percentage of Castle Rock’s consolidated net income for 2017 through the Calculation Date, as set forth in the Merger Agreement). As of June 30, 2017, Castle Rock’s Tangible Book Value was $15.42 million. See “Summary — Merger Consideration” beginning on page 8. For each fractional share that would otherwise be issued, Guaranty will pay cash in an amount equal to such fraction multiplied by $27.36 (the “Guaranty Valuation Price”). No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Guaranty expects to issue 840,639 shares of its voting common stock upon completion of the Merger. Guaranty common stock is traded on NASDAQ under the symbol “GBNK.” As reported on the NASDAQ, Guaranty’s common stock closed at $27.10 on July 17, 2017, the day before the announcement of the Merger, and at $25.70 on August 25, 2017.

The ultimate value of the consideration received by Castle Rock shareholders will depend on the trading value of Guaranty common stock prior to the closing of the Merger. By way of example, based on a trading value of Guaranty common stock of (i) $27.36 per share (the Guaranty Valuation Price), the transaction value is estimated at $23.00 million, or $1,965.31 per share of Castle Rock common stock, (ii) $27.10 per share (the closing price of Guaranty’s common stock on July 17, 2017, the day before the announcement of the Merger as reported on the NASDAQ), the transaction value is estimated at $22.78 million, or $1,946.62 per share of Castle Rock common stock, (iii) $21.89 per share (the price below which, subject to the occurrence of other conditions described in the Merger Agreement, Castle Rock would have the right to terminate the Merger Agreement), the transaction value is estimated at $18.40 million, or $1,572.38 per share of Castle Rock common stock, (iv) $32.83 per share (a hypothetical 20% increase in the trading value of Guaranty common stock above the Guaranty Valuation Price), the transaction value is estimated at $27.60 million, or $2,358.21 per share of Castle Rock common stock, (v) $25.70 per share (the closing price of Guaranty’s common stock on August 25, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus as reported on the NASDAQ), the transaction value is estimated at $21.60 million, or $1,846.06 per share of Castle Rock common stock, and (vi) $[•] per share (the closing price of Guaranty’s common stock on [•], the latest practicable trading day before the printing of this proxy statement/prospectus as reported on the NASDAQ), the transaction value is estimated at $[•] million, or $[•] per share of Castle Rock common stock.

Castle Rock has the right to terminate the Merger Agreement upon a significant decrease in the price of Guaranty’s common stock. Castle Rock may terminate the Merger Agreement if, at any time within five business days of the Calculation Date, two conditions are satisfied. First: (i) the volume weighted average trading price of Guaranty common stock for each of the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth day prior to the Calculation Date (the “Guaranty Calculation Date Stock Price”) is less than $21.89 per share. Second, the number obtained by dividing the Guaranty Calculation Date

Stock Price by $27.36 is less than the number obtained by dividing (A) the average of the daily closing value of the KBW Nasdaq Regional Banking Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth day prior to the Calculation Date by (B) $106.05, and subtracting 0.20 from such quotient; provided that, in lieu of agreeing to terminate the Merger Agreement, Guaranty may instead agree to increase the Per Share Merger Consideration to an amount equal to: (x) (1) the Per Share Merger Consideration; multiplied by (2) $21.89, divided by (y) the Guaranty Calculation Date Stock Price. Guaranty may also, at its option, elect to retain the original Per Share Merger Consideration, and, in lieu of terminating the Merger Agreement of altering the Per Share Merger Consideration, may pay an amount of cash consideration so that each holder of Castle Rock common stock is entitled to receive the same value as of the Effective Time for each share of Castle Rock common stock as such holder would have received had the original Per Share Merger Consideration been altered in accordance with the preceding sentence.

The effect of Castle Rock’s termination right and Guaranty’s right to increase consideration is to ensure that the total consideration paid to Castle Rock shareholders is at least $18.40 million.

The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Given the Merger’s qualification as a reorganization, a shareholder of Castle Rock generally will not recognize any gain or loss upon receipt of Guaranty common stock in exchange for Castle Rock common stock in the Merger (except with respect to any cash received in lieu of a fractional share of Guaranty common stock, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger—Cash Received In Lieu of a Fractional Share of Guaranty Common Stock”).

Castle Rock will hold a special meeting of shareholders to consider the proposed Merger and related matters. Guaranty and Castle Rock cannot complete the proposed Merger unless holders of Castle Rock’s Class A common stock vote to approve and adopt the Merger Agreement. The Castle Rock board of directors is providing this document to solicit the proxies of holders of Castle Rock Class A common stock to vote for approval and adoption of the Merger Agreement and related matters and to provide information to holders of Castle Rock Class A common stock and Castle Rock Class B common stock, including information with respect to their right to demand appraisal rights. This document is also being delivered to Castle Rock shareholders as Guaranty’s prospectus for its offering of Guaranty common stock in connection with the Merger.

Only holders of Castle Rock Class A common stock will have the right to vote on the Merger, but all Castle Rock shareholders, including holders of Castle Rock Class B common stock, will have the right to demand appraisal of their shares and to obtain payment in cash for the fair value of their shares, but only if they perfect their dissenters’ rights and comply with the applicable provisions of Colorado law. For more information regarding dissenters’ rights, please see “Questions and Answers About the Merger and the Special Meeting — Are Castle Rock Shareholders Entitled to Dissenters’ Rights?” on page 6 and “The Merger—Dissenters’ Rights” beginning on page 37.

If you are a holder of Castle Rock Class A common stock, your vote is very important. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by one of the other means described below. Whether or not you expect to attend the special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting. The Castle Rock board of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that holders of Castle Rock Class A common stock vote “FOR” adoption and approval of its proposal.

If you are a holder of Castle Rock Class B common stock, you should not complete or return a proxy card, you should not submit your proxy by any other means, and you will not have the right to vote at the special meeting. You are being provided with a copy of this proxy statement/prospectus to assist you in determining whether to demand appraisal of your shares and to obtain payment in cash for the fair value of your shares.

This document provides you with detailed information about the proposed Merger. It also contains or references information about Guaranty and Castle Rock and certain related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 20 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

Sincerely,

Thomas J. Miller	D.J. Tedesco
Chairman of the Board and President of	Vice President and Secretary of
Castle Rock Bank Holding Company	Castle Rock Bank Holding Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of Guaranty common stock in connection with the Merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank, non-bank subsidiary or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The securities are subject to investment risk, including possible loss of principal.

This document is dated [•], 2017 and is first being mailed to shareholders of Castle Rock on or about [•], 2017.

WHERE YOU CAN FIND MORE INFORMATION

Guaranty files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that Guaranty files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. In addition, Guaranty files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Guaranty at www.gbnk.com under the “SEC Filings” link.

Guaranty has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Guaranty has previously filed with the SEC. They contain important information about the companies and their financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference” beginning on page 67. These documents are available without charge at its principal executive office, at the following address and telephone number:

Guaranty Bancorp

1331 Seventeenth St., Suite 200

Denver, Colorado

Attn: Investor Relations

(303) 675-1194

To obtain timely delivery of these documents, you must request the information no later than five business days before the date of the special meeting of shareholders in order to receive them before the special meeting.

In addition, if you have questions about the Merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Castle Rock at its principal executive office, at the following address and telephone number:

Castle Rock Bank Holding Company

501 Wilcox Street

Castle Rock, CO  80104

Attention: D.J. Tedesco

(303) 688-5191

Castle Rock does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Castle Rock shareholders nor the issuance of Guaranty common stock in the Merger shall create any implication to the contrary.

Information on the websites of Guaranty or Castle Rock, or any subsidiary of Guaranty or Castle Rock, is not part of this document or incorporated by reference herein. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Guaranty has been provided by Guaranty and information contained in this document regarding Castle Rock has been provided by Castle Rock.

i

CASTLE ROCK BANK HOLDING COMPANY
501 WILCOX STREET
CASTLE ROCK, COLORADO 80104

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [•], 2017

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Castle Rock Bank Holding Company (“Castle Rock”) will be held at 501 Wilcox Street, Castle Rock, Colorado 80104, at [•][•].m., Mountain Time, on [•], [•], 2017, for the following purposes:

1.              Approval and adoption of the Agreement and Plan of Reorganization, dated as of July 18, 2017, by and between Guaranty and Castle Rock, as such agreement may be amended from time to time (the “Merger Agreement”) and the transactions contemplated by the Merger Agreement (the “merger proposal”); and

2.              Approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

Castle Rock will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The above proposals are described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Appendix A to this document.

The Castle Rock board of directors has set [•], 2017 as the record date for the special meeting. Only holders of record of Castle Rock Class A common stock at the close of business on the record date will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Castle Rock Class A common stock.

Your vote is very important. To ensure your representation at the special meeting, please complete and return the enclosed proxy card at your earliest convenience. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

The Castle Rock board of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS

Thomas J. Miller	D.J. Tedesco
Chairman of the Board and President of	Vice President and Secretary of
Castle Rock Bank Holding Company	Castle Rock Bank Holding Company

PLEASE VOTE YOUR SHARES OF CASTLE ROCK CLASS A COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL CASTLE ROCK’S VICE PRESIDENT AND SECRETARY, D.J. TEDESCO, AT (303) 688-5191.

Appendix A	Merger Agreement
Appendix B	Colorado Dissenters’ Rights Statute

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:                                  WHAT IS THE MERGER?

A.                                    Guaranty and Castle Rock have entered into a Merger Agreement pursuant to which, subject to the terms and conditions of the Merger Agreement, Castle Rock will merge with and into Guaranty, with Guaranty continuing as the surviving corporation (the “Merger”). A copy of the Merger Agreement is attached as Appendix A to this document. Immediately following the Merger, Castle Rock Bank, a bank chartered under the laws of the State of Colorado and a wholly owned subsidiary of Castle Rock (“Castle Rock Bank”), will merge with and into Guaranty Bank and Trust Company, a bank chartered under the laws of the State of Colorado and a wholly owned subsidiary of Guaranty (“Guaranty Bank”), with Guaranty Bank continuing as the surviving bank (the “bank merger”). In order to complete the transaction, Castle Rock needs not only the approval of holders of Castle Rock Class A common stock, but the parties will also need the approval of both of these mergers by the applicable banking regulators of Guaranty, Guaranty Bank, Castle Rock and Castle Rock Bank.

Q:                                  WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A.                                    Castle Rock is sending these materials to holders of Castle Rock Class A common stock to help them decide how to vote their shares of Castle Rock Class A common stock with respect to the matters to be considered at the special meeting. Castle Rock is also sending these materials to holders of Castle Rock Class B common stock, as these holders, along with holders of Castle Rock Class A common stock, are entitled to demand appraisal of their shares and to obtain payment in cash for the fair value of their shares.

The Merger cannot be completed unless holders of Castle Rock Class A common stock approve and adopt the Merger Agreement. Castle Rock is holding a special meeting of its shareholders to vote on the proposals necessary to complete the Merger. Information about the special meeting, the Merger and the business to be considered by shareholders at the special meeting is contained in this document.

This document constitutes both a proxy statement of Castle Rock and a prospectus of Guaranty. It is a proxy statement because the board of directors of Castle Rock is soliciting proxies using this document from holders of Castle Rock Class A common stock. It is a prospectus because Guaranty, in connection with the Merger, is offering shares of its common stock in exchange for outstanding shares of Castle Rock common stock.

Q:                                  WHAT WILL CASTLE ROCK SHAREHOLDERS RECEIVE IN THE MERGER?

A:                                   Each share of Castle Rock common stock issued and outstanding immediately prior to the Effective Time, excluding any Dissenting Shares (as defined in the Merger Agreement), shall represent the right to receive a number of shares of Guaranty common voting stock obtained by dividing 840,639, as may be adjusted pursuant to the terms of the Merger Agreement (such shares of stock, as adjusted, the “Guaranty Stock”), by the number of shares of Castle Rock common stock issued and outstanding immediately prior to the Effective Time (the “Castle Rock Closing Shares”). As of August 25, 2017, there were 11,703 shares of Castle Rock common stock issued and outstanding. If 11,703 shares of Castle Rock common stock are issued and outstanding as of the Effective Time, each shareholder of Castle Rock would receive approximately 71.831 shares of Guaranty voting common stock, plus cash in lieu of fractional shares of Guaranty voting common stock, in exchange for each share of Castle Rock common stock held by such shareholder.

The total dollar amount of shares of Guaranty Stock payable is subject to reduction on a dollar for dollar basis if Castle Rock’s Tangible Book Value (as defined in the Merger Agreement) as of the last day of the month immediately preceding the month in which the Effective Time occurs (the “Calculation Date”) is less than $16 million (provided, however, that if the Calculation Date is prior to December 31, 2017, this threshold will be reduced based on the number of days between the Calculation Date and December 31, 2017, and a percentage of Castle Rock’s consolidated net income for 2017 through the Calculation Date, as set forth in the Merger Agreement). For each fractional share that would otherwise be issued, Guaranty will pay cash in an amount equal to such fraction multiplied by $27.36. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

The ultimate value of the consideration received by Castle Rock shareholders will depend on the trading value of Guaranty common stock prior to the closing of the Merger. By way of example, based on a trading value of Guaranty common stock of (i) $27.36 per share (the Guaranty Valuation Price), the transaction value is estimated at $23.00 million, or $1,965.31 per share of Castle Rock common stock, (ii) $27.10 per share (the closing price of Guaranty’s common stock on July 17, 2017, the day before the announcement of the Merger as reported on the NASDAQ), the transaction value is estimated at $22.78 million, or $1,946.62 per share of Castle Rock common stock, (iii) $21.89 per share (the price below which, subject to the occurrence of other conditions described in the Merger Agreement, Castle Rock would have the right to terminate the Merger Agreement), the transaction value is estimated at $18.40 million, or $1,572.38 per share of Castle Rock common stock, (iv) $32.83 per share (a hypothetical 20% increase in the trading value of Guaranty common stock above the Guaranty Valuation Price), the transaction value is estimated at $27.60 million, or $2,358.21 per share of Castle Rock common stock, (v) $25.70 per share (the closing price of Guaranty’s common stock on August 25, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus as reported on the NASDAQ), the transaction value is estimated at $21.60 million, or $1,846.06 per share of Castle Rock common stock, and (vi) $[•] per share (the closing price of Guaranty’s common stock on [•], the latest practicable trading day before the printing of this proxy statement/prospectus as reported on the NASDAQ), the transaction value is estimated at $[•] million, or $[•] per share of Castle Rock common stock.

Q:                                  WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS DOCUMENT AND THE TIME THE MERGER IS COMPLETED?

A:                                   Yes. The trading price of Guaranty voting common stock may increase or decrease and the number of shares of Guaranty common stock that you may receive in the Merger may be increased in certain circumstances pursuant to the terms of the Merger Agreement. See “The Merger Agreement — Termination of the Merger Agreement.” The total dollar amount of shares of Guaranty Stock payable is subject to reduction on a dollar-for-dollar basis if Castle Rock’s Tangible Book Value as of the Calculation Date is less than $16 million (or a lower number if the Calculation Date is prior to December 31, 2017). See “The Merger Agreement — Merger Consideration.”

Q:                                  WILL CASTLE ROCK SHAREHOLDERS BE ABLE TO TRADE THE SHARES OF GUARANTY COMMON STOCK RECEIVED IN THE MERGER?

A:                                   Yes. The Guaranty Stock issued in the Merger to Castle Rock shareholders, except for any Dissenting Shares, will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be listed on NASDAQ under the symbol “GBNK.” All shares of Guaranty common stock issued in the Merger will be freely transferable and will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Castle Rock shareholder who may be deemed to be an “affiliate” of Guaranty after completion of the Merger. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of a corporation’s capital stock. Former Castle Rock shareholders who are not affiliates of Guaranty after the completion of the Merger may sell their shares of Guaranty common stock received in the Merger at any time. Former Castle Rock shareholders who become affiliates of Guaranty after completion of the Merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of Guaranty. This proxy statement/prospectus does not cover resales of Guaranty common stock received by any person upon completion of the Merger, and no person is authorized to make any use of or rely on this proxy statement/prospectus in connection with or to effect any resale of Guaranty common stock.

Q:                                  WHAT IS THE CLOSING DISTRIBUTION?

A:                                   The Merger Agreement provides that Castle Rock may pay a closing distribution to the Castle Rock shareholders on the Closing Date in an amount equal to the excess of Castle Rock’s Tangible Book Value as of the Calculation Date over $16 million (provided, however, that if the Calculation Date is prior to December 31, 2017, this threshold will be reduced based on the number of days between the Calculation Date and December 31, 2017, and a percentage of Castle Rock’s consolidated net income for 2017 through the Calculation Date, as set forth in the Merger Agreement). Any payment of the closing distribution by Castle Rock is in addition to the Merger consideration to be paid by Guaranty. Castle Rock shareholders are not required to take any action to approve or receive any closing distribution.

Q:                                  WHEN WILL THE MERGER BE COMPLETED?

A:                                   Guaranty and Castle Rock are working to complete the Merger as soon as practicable. The Merger will occur within 10 days following the last day of the month after the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, unless otherwise agreed by Guaranty and Castle Rock. Neither Guaranty nor Castle Rock can predict the actual date on which the Merger will be completed because it is subject to factors beyond each company’s control, including whether or when Castle Rock’s shareholders’ approval will be received. For further information, please see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 48.

Q:                                  WHO IS ENTITLED TO VOTE?

A:                                   Holders of record of Castle Rock Class A common stock at the close of business on [•], 2017, which is the date that the Castle Rock board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting. Holders of Castle Rock Class B common stock are not entitled to vote their shares of Castle Rock Class B common stock at the special meeting, but are welcome to attend the meeting.

Q:                                  WHAT CONSTITUTES A QUORUM?

A:                                   The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of Castle Rock Class A common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:                                  WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:                                   Holders of Castle Rock Class A common stock are being asked to vote on the following proposals:

1.              To approve the merger proposal.

2.              To approve the adjournment proposal (if necessary or appropriate).

Shareholder approval of the merger proposal is required to complete the Merger. Castle Rock will transact no business other than as listed above at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

Q:                                  WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:                                   The merger proposal:  The affirmative vote of a majority or more of the outstanding shares of Castle Rock Class A common stock entitled to vote on the proposal is required to approve the merger proposal.

The adjournment proposal:  The affirmative vote of a majority or more of the shares of Castle Rock Class A common stock represented in person or by proxy at the special meeting and entitled to vote on the proposal is required to approve the adjournment proposal.

Q:                                  WHAT DOES THE CASTLE ROCK BOARD OF DIRECTORS RECOMMEND?

A:                                   The Castle Rock board of directors recommends that Castle Rock shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal (if necessary or appropriate).

Q:                                  WHAT DO I NEED TO DO NOW?

A:                                   After carefully reading and considering the information contained in this document, and if you are a holder of Castle Rock Class A common stock, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card.

Q:                                  HOW DO I VOTE?

A:                                   If you are a holder of Castle Rock Class A common stock as of the record date, you may submit your proxy before the special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at the special meeting.

Q:                                  HOW MANY VOTES DO I HAVE?

A:                                   You are entitled to one vote for each share of Castle Rock Class A common stock that you owned as of the record date. Shares of Castle Rock Class B common stock are not entitled to vote at the special meeting. As of the close of business on the record date, there were approximately 11,234 outstanding shares of Castle Rock Class A common stock entitled to vote. As of that date, 7,697 shares, or 68.5% of the outstanding shares, of Castle Rock Class A common stock were beneficially owned by the directors and executive officers of Castle Rock and their respective affiliates. In addition, shareholders owning 10,495 shares, or 93.4% of the outstanding shares, of Castle Rock Class A common stock are parties to voting agreements requiring them to vote in favor of the merger proposal.

Q:                                  WHEN AND WHERE IS THE SPECIAL MEETING?

A:                                   The special meeting will be held at 501 Wilcox Street, Castle Rock, Colorado 80104 at [•] [•].m., Mountain Time, on [•], [•], 2017. All Castle Rock shareholders as of the record date, or their duly appointed proxies, may attend the special meeting.

Q:                                  WHAT IF I DO NOT VOTE OR I ABSTAIN?

A:                                   For purposes of the special meeting, an abstention occurs when a holder of Castle Rock Class A common stock attends the special meeting, either in person or represented by proxy, but abstains from voting.

For the merger proposal, if a Castle Rock shareholder present in person at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a Castle Rock shareholder is not present in person at the special meeting and does not respond by proxy, it will have the same effect as a vote cast “AGAINST” this proposal.

For the adjournment proposal, if a Castle Rock shareholder present in person at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a Castle Rock shareholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal.

Q:                                  WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:                                   If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Castle Rock Class A common stock represented by your proxy will be voted as recommended by the Castle Rock board of directors with respect to each proposal. Unless a Castle Rock shareholder checks the box on his, her or its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the special meeting.

Q:                                  MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:                                   Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of three ways:

•                  by sending a notice of revocation to the corporate secretary of Castle Rock;

•                  by sending a completed proxy card bearing a later date than your original proxy card; or

•                  by attending the special meeting and voting in person.

If you choose either of the first two methods, you must take the described action such that the notice or proxy card, as applicable, is received no later than the beginning of the special meeting.

Q:                                  ARE CASTLE ROCK SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A:                                   Yes. All Castle Rock shareholders will have the right to demand the fair value of their shares of Castle Rock common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their dissenters’ rights and comply with the applicable provisions of Colorado law. A copy of the Colorado statutory provisions related to dissenters’ rights is attached as Appendix B to this document, and a summary of these provisions can be found under “The Merger—Dissenters’ Rights” beginning on page 37. Due to the complexity of the procedures for exercising the right to seek appraisal, Castle Rock shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Colorado law provisions will result in the loss of the right of appraisal.

Q:                                  WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CASTLE ROCK SHAREHOLDERS?

A:                                   The Merger will qualify, and the obligation of each party to complete the Merger is conditioned upon the party’s receipt of a legal opinion from its counsel to the effect that the Merger will qualify, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, in connection with the filing of the registration statement of which this document is a part, McAfee & Taft A Professional Corporation and Shapiro Bieging Barber Otteson LLP have each delivered an opinion to Castle Rock and Guaranty, respectively, to the same effect.

Accordingly, based on the opinions delivered in connection herewith, Castle Rock shareholders generally will not recognize any gain or loss upon receipt of Guaranty voting common stock in exchange for Castle Rock common stock in the Merger (except with respect to any cash received in lieu of a fractional share of Guaranty common stock, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger—Cash Received In Lieu of a Fractional Share of Guaranty Common Stock”).

Further, while Castle Rock is taxed as an S Corporation under the Internal Revenue Code, Guaranty is taxed as a C corporation under the Internal Revenue Code. The acquisition by a Castle Rock shareholder of shares of Guaranty common stock will result in different tax effects with respect to the ownership of Guaranty common stock as compared to the ownership of Castle Rock common stock. For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51.

The tax consequences of the Merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Merger.

Q:                                  WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:                                   If the Merger Agreement is terminated and the Merger is not completed, Castle Rock shareholders will not receive any consideration for their shares of Castle Rock common stock that otherwise would have been received in connection with the Merger. Instead, Castle Rock will remain an independent company. In addition, if the Merger Agreement is terminated under certain circumstances Castle Rock would be required to pay Guaranty a termination fee of $1.0 million, plus reimburse Guaranty’s expenses up to $350,000. Likewise, if the Merger Agreement is terminated under certain other circumstances, Guaranty would be required to reimburse Castle Rock’s expenses up to $350,000.

Q:                                  SHOULD CASTLE ROCK SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:                                   No. Castle Rock shareholders should not send in any stock certificates now. If the Merger is approved, transmittal materials with instructions for their completion will be provided to Castle Rock shareholders under separate cover and the stock certificates should be sent at that time.

Q:                                  WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:                                   Castle Rock shareholders may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example if you are a holder of record of Castle Rock Class A common stock and your shares are registered in more than one name, you will receive one or more separate proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this document to ensure that you vote every share of Castle Rock Class A common stock that you own.

Q:                                  WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:                                   If you are a Castle Rock shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Castle Rock’s Vice President and Secretary, D.J. Tedesco, at (303) 688-5191.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, the parties incorporate by reference important business and financial information about Guaranty into this document. For a description of this information, please see the section entitled “Incorporation of Certain Documents by Reference” beginning on page 67. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this document, “Guaranty” refers to Guaranty Bancorp and “Castle Rock” refers to Castle Rock Bank Holding Company. Also, the parties refer to the proposed merger of Castle Rock with and into Guaranty as the “Merger,” the proposed merger of Castle Rock Bank with and into Guaranty Bank as the “bank merger” and the Agreement and Plan of Reorganization, dated as of July 18, 2017, by and between Guaranty and Castle Rock as the “Merger Agreement.”

The Merger and the Merger Agreement (pages 30 and 39)

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Appendix A. The parties encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger. Under the terms of the Merger Agreement, Castle Rock will merge with and into Guaranty with Guaranty as the surviving corporation.

Merger Consideration (page 40)

In the Merger, each share of Castle Rock common stock issued and outstanding immediately prior to the Effective Time, excluding any Dissenting Shares (as defined in the Merger Agreement), shall represent the right to receive a number of shares of Guaranty common stock obtained by dividing 840,639, as may be adjusted pursuant to the terms of the Merger Agreement (i.e., the number of shares of Guaranty Stock), by the number of Castle Rock Closing Shares. As of August 25, 2017, there were 11,703 shares of Castle Rock common stock issued and outstanding. If 11,703 shares of Castle Rock common stock are issued and outstanding as of the Effective Time, each shareholder of Castle Rock would receive approximately 71.831 shares of Guaranty voting common stock, plus cash in lieu of fractional shares of Guaranty voting common stock, in exchange for each share of Castle Rock common stock held by such shareholder.

The Aggregate Merger Consideration ($23,000,000) will be reduced on a dollar for dollar basis if Castle Rock’s Tangible Book Value as of the Calculation Date is less than $16 million (provided, however, that if the last day of the month immediately preceding the month in which the Effective Time occurs (the “Calculation Date”) is prior to December 31, 2017, this threshold will be reduced based on the number of days between the Calculation Date and December 31, 2017, and a percentage of Castle Rock’s consolidated net income for 2017 through the Calculation Date).

Castle Rock’s Tangible Book Value will change between June 30, 2017 and the Calculation Date. For example, Castle Rock’s Tangible Book Value will increase based on its earnings and decrease based on its cash distributions necessary for the payment of taxes resulting from the ownership of Castle Rock common stock by Castle Rock’s shareholders. For illustrative purposes only, as of June 30, 2017 and assuming Transaction Expenses of $110,000 through the Effective Time, Castle Rock’s Tangible Book Value was $15.42 million, calculated as follows:

Sum of:
Capital stock	$140,820
Capital surplus	$3,642,875
Retained earnings	$12,890,082
Current earnings as determined pursuant to GAAP	$1,150,142
Treasury stock	$(2,259,864)
$15,564,055
Minus:
Book value of intangible assets, including goodwill	$1,954
Estimated pro rata 2017 ad valorem and property Taxes	$0
The amount of Transaction Expenses	$110,000
After-Tax Change in Control Payments	$36,052
After-Tax Future Benefit Payments	$0
ALLL addition	$0
Book value of any Owned Real Property subject to Environmental Termination	$0
Owned Real Property Writedown	$0
After-Tax Penalty and Liquidated Damages Payments from Termination of Material Contracts	$0
Excess Bonus Payments	$0
Other amounts mutually agreed upon in writing	$0
Total adjustments to Tangible Book Value	$148,006

Equals Tangible Book Value	$15,416,049

For each fractional share that would otherwise be issued, Guaranty will pay cash in an amount equal to such fraction multiplied by $27.36. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

The ultimate value of the consideration received by Castle Rock shareholders will depend on the trading value of Guaranty common stock prior to the closing of the Merger. By way of example, the following trading values of Guaranty common stock would result in the corresponding total Merger consideration and consideration per share of Castle Rock common stock:

Guaranty Average Closing Price	Total Merger Consideration		Consideration Per Share of Castle Rock Common Stock
$21.89 (1)		$18.40 million		$1,572.38
$27.10 (2)		$22.78 million		$1,946.62
$27.36 (3)		$23.00 million		$1,965.31
$32.83 (4)		$27.60 million		$2,358.21
$25.70 (5)		$21.60 million		$1,846.06
$[•] (6)	$	[•] million	$	[•]

(1)                                 The price below which, subject to the occurrence of other conditions described in the Merger Agreement, Castle Rock would have the right to terminate the Merger Agreement.

(2)                                 The closing price of Guaranty’s common stock on July 17, 2017, the day before the announcement of the Merger as reported on the NASDAQ.

(3)                                 The Guaranty Valuation Price.

(4)                                 A hypothetical 20% increase in the trading value of Guaranty common stock above the Guaranty Valuation Price.

(5)                                 The closing price of Guaranty’s common stock on August 25, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus as reported on the NASDAQ.

(6)                                 The closing price of Guaranty’s common stock on [•], the latest practicable trading day before the printing of this proxy statement/prospectus as reported on the NASDAQ.

It is currently expected that the former shareholders of Castle Rock as a group will receive shares in the Merger constituting approximately 2.9% of the outstanding shares of the combined company’s voting common stock immediately after the Merger. As a result, current shareholders of Guaranty as a group will own approximately 97.1% of the outstanding shares of the combined company’s voting common stock immediately after the Merger.

Closing Distribution (page 37)

The Merger Agreement provides that Castle Rock may pay a closing distribution to the Castle Rock shareholders on the Closing Date in an amount equal to the excess of Castle Rock’s Tangible Book Value as of the Calculation Date over $16 million (provided, however, that if the Calculation Date is prior to December 31, 2017, this threshold will be reduced based on the number of days between the Calculation Date and December 31, 2017, and a percentage of Castle Rock’s consolidated net income for 2017 through the Calculation Date, as set forth in the Merger Agreement). Any payment of the closing distribution by Castle Rock is in addition to the Merger consideration to be paid by Guaranty. Castle Rock shareholders are not required to take any action to approve or receive any closing distribution.

Recommendation of the Castle Rock Board of Directors (page 27); Voting Agreement (page 51)

After careful consideration, the Castle Rock board of directors recommends that holders of Castle Rock Class A common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal (if necessary or appropriate).

In connection with entering into the Merger Agreement, Guaranty entered into voting and support agreements with certain holders of Castle Rock Class A common stock (collectively, the “Voting Agreement”). The shareholders that are party to the Voting Agreement beneficially own in the aggregate approximately 93.4% of the outstanding shares of Castle Rock Class A common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Castle Rock Class A common stock in favor of the Merger and against alternative Acquisition Proposals (as defined in the Merger Agreement). The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. For more information regarding the Voting Agreement, please see the section entitled “The Merger Agreement—Voting Agreement” beginning on page 51.

For a more complete description of Castle Rock’s reasons for the Merger and the recommendations of the Castle Rock board of directors, please see the section entitled “The Merger—Recommendation of the Castle Rock Board of Directors and Reasons for the Merger” beginning on page 32.

Special meeting of Shareholders (page 27)

The special meeting will be held at 501 Wilcox Street, Castle Rock, Colorado 80104 at [•] [•].m., Mountain Time, on [•], [•], 2017. At the special meeting, holders of Castle Rock Class A common stock will be asked to approve the merger proposal and, if necessary or appropriate, the adjournment proposal.

The Castle Rock board of directors has fixed the close of business on [•], 2017 as the record date for determining the holders of Castle Rock common stock entitled to receive notice of, and for determining the holders of Castle Rock Class A common stock entitled to vote at, the special meeting. As of the record date, there were 11,234 shares of Castle Rock Class A common stock outstanding and entitled to vote at the special meeting held by approximately 15 holders of record. Each share of Castle Rock Class A common stock entitles the holder to one vote on each proposal to be considered at the special meeting. As of the record date, directors and executive officers of Castle Rock owned and were entitled to vote 7,697 shares of Castle Rock Class A common stock, representing approximately 68.5% of the shares of Castle Rock Class A common stock outstanding on that date. In connection with entering into the Merger Agreement, Guaranty entered into the Voting Agreement with certain holders of Castle Rock Class A common stock beneficially owning in the aggregate 10,495 shares, or 93.4% of the outstanding shares, of Castle Rock Class A common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Castle Rock Class A common stock in favor of the Merger and against alternative Acquisition Proposals. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. As of the record date, Guaranty beneficially held no shares of Castle Rock’s common stock.

Approval of the merger proposal requires the affirmative vote of a majority or more of the outstanding shares of Castle Rock Class A common stock entitled to vote on the proposal. Pursuant to the Voting Agreement, approval of the merger proposal is virtually assured. Approval of the adjournment proposal requires the affirmative vote of a majority or more of the shares of Castle Rock Class A common stock represented in person or by proxy at the special meeting and entitled to vote on this proposal.

Castle Rock’s and Castle Rock Bank’s Directors and Executive Officers Have Certain Interests in the Merger (page 34)

Castle Rock’s and Castle Rock Bank’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of Castle Rock’s shareholders generally. Such interests include the acceleration of payments under phantom stock plans and salary continuation agreements to which certain executive officers are party, an employment agreement with an executive officer and the right to indemnification and insurance coverage following the consummation of the Merger. The members of the Castle Rock board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that Castle Rock shareholders approve the merger proposal. These interests are described in more detail under the section entitled “The Merger—Interests of Castle Rock and Castle Rock Bank Directors and Executive Officers in the Merger” beginning on page 34.

Management and Board of Directors of Guaranty after the Merger (page 34)

Pursuant to the Merger Agreement, Guaranty’s board of directors will be the board of directors of the combined company until the combined company’s next annual meeting of stockholders.

In connection with the execution of the Merger Agreement, Guaranty and Guaranty Bank have entered into an employment agreement with an officer of Castle Rock and Castle Rock Bank, D.J. Tedesco. The effectiveness of the employment agreement is contingent upon the consummation of the Merger. Mr. Tedesco currently serves as the Vice President and Secretary of Castle Rock and as President of Castle Rock Bank. If the Merger Agreement is terminated prior to the consummation of the Merger, the employment agreement will be null and void and will have no force and effect. Assuming that the Merger is consummated, Mr. Tedesco would serve as a Market President of Guaranty Bank.

Regulatory Approvals Required for the Merger (page 35)

Completion of the Merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Colorado Division of Banking (the “CDB”). The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve Board and the CDB. The regulatory approvals to which completion of the Merger and bank merger are subject are described in more detail under the section entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 35.

Conditions to Consummation of the Merger (page 48)

The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

•                  All actions and approvals by governmental authorities and certain other specified actions and approvals shall have been taken and obtained, in each case in form and substance reasonably satisfactory to Guaranty and without the imposition of any materially burdensome regulatory condition (as defined in the Merger Agreement), and all of the same remain in full force or effect, and all statutory waiting periods in connection therewith shall have expired;

•                  Castle Rock shall have obtained its shareholder approval and no action purporting or attempting to rescind that approval shall have been taken by Castle Rock or its shareholders.

•                  the S-4 registration statement shall have become effective under the Securities Act, and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the Guaranty common stock to be issued in the Merger shall have been received;

•                  the shares of Guaranty common stock to be delivered to the shareholders of Castle Rock pursuant to the Merger Agreement shall have been authorized for listing on NASDAQ; and

•                  no order issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect, and no applicable law or order shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

Castle Rock’s obligation to effect the Merger is also subject to the fulfillment or waiver of the following conditions:

•                  the accuracy of the representations and warranties of Guaranty set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date);

•                  the performance by Guaranty in all material respects of all obligations required to be performed by it under the agreements related to the transaction at or prior to the closing;

•                  no fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on Guaranty or Guaranty Bank;

•                  receipt by Castle Rock of the opinion of its counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•                  receipt by Castle Rock of evidence from Computershare that the Merger consideration has been deposited with Computershare; and

•                  the receipt of a certificate, signed on behalf of Guaranty by its chief executive officer and chief financial officer, stating that certain of the conditions to Castle Rock’s obligation to complete the Merger have been satisfied.

Guaranty’s obligation to effect the Merger is also subject to the satisfaction or waiver of the following conditions:

•                  the accuracy of the representations and warranties of Castle Rock set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date);

•                  the performance by Castle Rock in all material respects of all obligations required to be performed by it under the agreements related to the transaction at or prior to the closing, and shall have obtained and provided to Guaranty copies of all Castle Rock required approvals;

•                  no fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on Castle Rock or Castle Rock Bank;

•                  the receipt of duly executed copies of certain non-competition agreements between each of the directors of Castle Rock and Castle Rock Bank and Guaranty, and each such agreement being in full force and effect as of the Effective Time;

•                  the receipt of a duly executed copy of an employment agreement between D.J. Tedesco and Guaranty Bank, and such agreement being in full force and effect;

•                  the receipt of a duly executed copy of certain termination agreements in a form reasonably acceptable to Guaranty, and such agreements being in full force and effect as of the Effective Time;

•                  a certain shareholder agreement among Castle Rock and certain of its shareholders being terminated;

•                  certain repairs being completed by Castle Rock at certain owned real property;

•                  holders of not more than 5% of the issued and outstanding shares of Castle Rock Class A common stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders;

•                  Castle Rock Bank’s allowance for loan and lease losses being equal to at least $1,464,000;

•                  Castle Rock’s Tangible Book Value being not less than $16 million as of the Calculation Date, provided that if the Calculation Date is prior to December 31, 2017, this threshold will be reduced based on the number of days between the Calculation Date and December 31, 2017, and a percentage of Castle Rock’s consolidated net income for 2017 through the Calculation Date;

•                  receipt by Guaranty of the opinion of its counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•                  the receipt of a certificate that meets the requirements of Treasury Regulations Section 1.445-2(c)(3) stating that Castle Rock is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code, and a notice to the Internal Revenue Service that meets the requirements of Treasury Regulations Sections 1.897-2(h)(2), in each case dated as of the Closing Date and duly executed by an authorized officer of Castle Rock;

•                  Castle Rock having delivered to Guaranty the closing title commitments for its real property;

•                  the receipt of a certificate, signed on behalf of Castle Rock by its chief executive officer and chief financial officer, stating that certain of the conditions to Guaranty’s obligation to complete the Merger have been satisfied; and

•                  the receipt of all other instruments and documents that Guaranty or its counsel has reasonably requested to effectuate the Merger and the transactions contemplated thereby.

Acquisition Proposals (page 46)

Under the terms of the Merger Agreement, neither Castle Rock nor Castle Rock Bank may, and Castle Rock must use its best efforts to cause it and Castle Rock Bank’s directors, officers, employees, agents and representatives not to, directly or indirectly: (i) solicit, encourage, induce or facilitate inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquiries or proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal (as defined in the Merger Agreement); or (ii) provide any information to or negotiate with any other person any Acquisition Proposal. These prohibitions are subject to a limited exception in which Castle Rock receives an unsolicited Acquisition Proposal from any person that was not the result of a breach of the Merger Agreement and the Castle Rock board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal (as defined in the Merger Agreement) and that the failure to take such action would be inconsistent with its directors’ fiduciary duties. For more information, please see the section entitled “The Merger Agreement—Acquisition Proposals” beginning on page 46.

Termination of the Merger Agreement (page 49)

Guaranty and Castle Rock may mutually agree at any time to terminate the Merger Agreement without completing the Merger. The Merger Agreement may also be terminated by Guaranty or Castle Rock at any time prior to the Effective Time if:

•                  any court of competent jurisdiction or other governmental authority has issued an order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and the order, ruling or other action is final and non-appealable unless the order, ruling or action restraining, enjoining or otherwise prohibiting the Merger is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement;

•                  any approval, consent or waiver of any governmental authority required to permit the consummation of the transactions contemplated by the Merger Agreement has been denied and the denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate the Merger Agreement of any representation, warranty or covenant of such party);

•                  the Effective Time has not occurred on or before 11:59 p.m. Mountain Time on or before 240 days following July 18, 2017, or such later date approved in writing by Guaranty’s and Castle Rock’s respective boards of directors (such date, the “End Date”); provided, however, that the right to terminate shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date;

•                  any of the other party’s representations and warranties have become inaccurate, such that the non-breaching party’s condition to close with respect to such representations and warranties would not be satisfied, and the inaccuracy, if capable of being cured, has not been cured by the breaching party prior to the earlier of the End Date and 30 days after its receipt of notice of the breach; provided, however, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement set forth in the Merger Agreement;

•                  the other party has breached its covenants set forth in the Merger Agreement such that the non-breaching party’s condition to close with respect to the performance of such covenants would not be satisfied, and the breach is incurable or has not been cured within 30 days of the breaching party’s receipt of notice of the breach or the breach by its nature is not capable of being cured prior to the closing; provided, however, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement set forth in the Merger Agreement;

•                  the merger proposal has not been approved by reason of the failure to obtain the required vote at the special meeting, provided that the right to terminate will not be available to Castle Rock where the failure to obtain the approval of shareholders has been caused by its breach of the Merger Agreement; and

•                  by the mutual written consent of Guaranty and Castle Rock.

Further, Guaranty may terminate the Merger Agreement if:

•                  any governmental authority shall have advised Guaranty that any approval, consent or waiver of any governmental authority required to permit the consummation of the transactions contemplated by the Merger Agreement will not be granted or will not be granted without a materially burdensome regulatory condition that Guaranty, in its sole discretion, is unwilling to accept;

•                  an environmental inspection relating to certain parcels of real property owned by Castle Rock identifies violations or potential violations of environmental laws that involve an expenditure reasonably expected to exceed $100,000 or that could reasonably be expected to have a material adverse effect on Castle Rock or Castle Rock Bank;

•                  Castle Rock is unable or unwilling to remove, cure or obtain title insurance with respect to certain title objections relating to certain specified parcels of real property owned by Castle Rock; or

•                  Castle Rock fails to make the Company Recommendation (as defined in the Merger Agreement) or comply with its obligations relating thereto set forth in the Merger Agreement, Castle Rock makes a Company Adverse Recommendation Change (as defined in the Merger Agreement) or fails to reaffirm upon request from Guaranty of the Company Recommendation after a public announcement of a third party Acquisition Proposal.

Further, Castle Rock may terminate the Merger Agreement if:

•                  at any time within five business days of the Calculation Date, two conditions are satisfied. First, (i) the sum, for each of the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth day prior to the Calculation Date, of the product of: (A) the closing price of Guaranty common stock as quoted on the NASDAQ for such trading day; multiplied by (B) the trading volume of Guaranty Common Stock reported on the NASDAQ for such trading day; divided by (ii) the aggregate trading volume over such 15-day period (the “Guaranty Calculation Date Stock Price”) is less than $21.89 per share. Second, the number obtained by dividing the Guaranty Calculation Date Stock Price by $27.36 is less than the number obtained by dividing (A) the average of the daily closing value of the KBW Nasdaq Regional Banking Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth day prior to the Calculation Date by (B) $106.05 and subtracting 0.20 from such quotient; provided that Guaranty may instead agree to increase the Per Share Merger Consideration to an amount equal to: (x) (1) the Per Share Merger Consideration; multiplied by (2) $21.89, divided by (y) the Guaranty Calculation Date Stock Price. Guaranty may also, at its option, elect to retain the original Per Share Merger Consideration, and, in lieu of altering the Per Share Merger Consideration, may pay an amount of cash consideration so that each holder of Castle Rock common stock is entitled to receive the same value as of the Effective Time for each share of Castle Rock common stock as such holder would have received had the original Per Share Merger Consideration been altered in accordance with the preceding sentence; or

•                  it receives a third party Acquisition Proposal not in breach of the Merger Agreement that constitutes a Superior Proposal.

The effect of Castle Rock’s termination right and Guaranty’s right to increase consideration is to ensure that the total consideration paid to Castle Rock shareholders is at least $18.40 million.

For more information, please see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 49.

Termination Fees (page 50)

The Merger Agreement also provides that upon termination of the Merger Agreement by Guaranty under certain circumstances, including Castle Rock failing to obtain approval by its shareholders of the Merger, the Merger Agreement and the transactions contemplated therein (provided that Guaranty is not in material breach of any covenant or obligation under the Merger Agreement), Castle Rock will be obligated to pay Guaranty a termination fee of $1.0 million, plus the aggregate amount of Guaranty’s expenses incurred in connection with the Merger, provided that the aggregate amount of such expenses shall not exceed $350,000. The Merger Agreement provides that upon termination of the Merger Agreement by Castle Rock under certain circumstances, including Guaranty’s uncured breach of a representation, warranty or covenant (provided that Castle Rock is not in material breach of any covenant or obligation under the Merger Agreement), Guaranty will be obligated to pay Castle Rock all expenses incurred by Castle Rock in connection with the Merger, provided that the aggregate amount of such expenses shall not exceed $350,000.

Material U.S. Federal Income Tax Consequences of the Merger (page 51)

The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Given such qualification as a reorganization, a shareholder of Castle Rock generally will not recognize any gain or loss upon receipt of Guaranty common stock in exchange for Castle Rock common stock in the Merger (except with respect to any cash received in lieu of a fractional share of Guaranty common stock, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger—Cash Received In Lieu of a Fractional Share of Guaranty Common Stock”). It is a condition to the completion of the Merger that Guaranty and Castle Rock receive written opinions from their respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Tax matters are complicated and the tax consequences of the Merger to each Castle Rock shareholder may depend on such shareholder’s particular facts and circumstances. Castle Rock shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the Merger. For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51.

Comparison of Shareholders’ Rights (page 56)

The rights of Castle Rock shareholders who continue as Guaranty shareholders after the Merger will be governed by the certificate of incorporation and bylaws of Guaranty rather than by the articles of incorporation and bylaws of Castle Rock. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 56.

The Parties (page 14)

Guaranty Bancorp

1331 Seventeenth St., Suite 200

Denver, Colorado 80202

Phone: (303) 675-1194

Guaranty is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As of June 30, 2017, Guaranty had consolidated total assets of $3.40 billion, total loans and leases, net of deferred fees and costs of $2.58 billion, deposits of $2.76 billion and stockholders’ equity of $367.5 million.

Castle Rock Bank Holding Company

501 Wilcox Street

Castle Rock, Colorado  80104

Phone: (303) 688-5191

Castle Rock is a bank holding company registered under the BHC Act. Its wholly owned subsidiary, Castle Rock Bank, makes commercial loans to small and medium-sized businesses and offers depository products and services through its head office in Castle Rock, Colorado and its branch office in Castle Pines, Colorado. As of June 30, 2017, Castle Rock had consolidated total assets of $147.79 million, total loans and leases, net of deferred fees and costs, of $76.51 million, deposits of $130.79 million and shareholders’ equity of $15.89 million.

Risk Factors (page 20)

Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this document, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 20 or described in Guaranty’s Annual Report on Form 10-K for the year ended on December 31, 2016 and other reports filed with the SEC, which are incorporated by reference into this document. Please see “Where You Can Find More Information” in the forepart of this document and “Incorporation of Certain Documents by Reference” beginning on page 67.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR GUARANTY

The following table summarizes consolidated financial results achieved by Guaranty for the periods and at the dates indicated and should be read in conjunction with Guaranty’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Guaranty has previously filed with the SEC. Historical financial information for Guaranty can be found in its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the six-month periods ended June 30, 2017 and June 30, 2016. Please see the section entitled “Where You Can Find More Information” beginning on page i for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past years indicate results for any future period.

	Year Ended December 31,
	2016	2015	2014	2013	2012
	(In thousands, except share data and ratios)
Consolidated Statement of Income (Loss) Data:
Interest income	$99,853	82,330	75,520	70,638	69,565
Interest expense	9,465	5,351	6,707	7,068	9,154
Net interest income	90,388	76,979	68,813	63,570	60,411
Provision (credit) for loan losses	143	96	14	296	(2,000)
Net interest income after provision for loan losses	90,245	76,883	68,799	63,274	62,411
Noninterest income	19,257	17,180	16,695	13,799	13,591
Noninterest expense	72,787	60,339	65,746	56,688	64,114
Income before income taxes	36,715	33,724	19,748	20,385	11,888
Income tax expense (benefit)	11,988	11,270	6,236	6,356	(3,717)
Net income	$24,727	22,454	13,512	14,029	15,059

Net income (loss) applicable to common shareholders	$24,727	22,454	13,512	14,029	15,059

Common Share Data:
Basic earnings per common share (1)	$1.06	1.07	0.64	0.67	0.72
Diluted earnings per common share (1)	$1.05	1.06	0.64	0.67	0.72
Dividends declared per common share	$0.46	0.40	0.20	0.08	—
Book value per common share (1)	$12.44	10.21	9.57	8.89	8.89
Weighted average common shares outstanding-basic (1)	23,267,108	21,065,590	20,957,702	20,867,064	20,786,806
Weighted average common shares outstanding-diluted (1)	23,559,947	21,272,336	21,086,543	20,951,237	20,878,251
Common shares outstanding at end of period (1)	28,334,004	21,704,852	21,628,873	21,303,707	21,169,521

(1) Share and per share amounts have been adjusted to reflect Guaranty’s 1-for-5 reverse stock split on May 20, 2013.

	Six Months Ended June 30,
	2017	2016
	(In thousands, except share data and ratios)
Consolidated Statement of Income Data:
Interest income	$64,274	43,711
Interest expense	6,603	3,895
Net interest income	57,671	39,816
Provision for loan losses	211	26
Net interest income after provision for loan losses	57,460	39,790
Noninterest income	12,744	8,320
Noninterest expense	41,032	30,926
Income before income taxes	29,172	17,184
Income tax expense	9,207	5,643
Net income	19,965	11,541

Common Share Data:
Basic earnings per common share	0.72	0.54
Diluted earnings per common share	0.71	0.54
Dividends declared per common share	0.25	0.23
Book value per common share at end of period	$12.94	10.55
Weighted-average common shares outstanding: basic	27,890,446	21,213,706
Weighted-average common shares outstanding: diluted	28,120,746	21,437,781
Common shares outstanding at end of period	28,406,758	21,802,054

	As of and for the Year Ended December 31,
	2016	2015	2014	2013	2012
	(In thousands, except share data and ratios)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$50,111	26,711	32,441	28,077	163,217
Time deposits with banks	254	—	—	—	8,000
Total investments	590,856	424,692	449,482	442,300	458,923
Net loans (including loans held for sale)	2,495,888	1,791,536	1,518,944	1,299,419	1,133,607
Total assets	3,366,427	2,368,525	2,124,778	1,911,032	1,886,938
Deposits	2,699,084	1,801,845	1,685,324	1,528,457	1,454,756
Debt	299,097	333,098	219,582	180,058	218,442
Shareholders’ equity	352,378	221,639	206,939	189,394	188,200

Selected Other Balance Sheet Data:
Average assets	2,668,035	2,226,794	2,001,552	1,863,578	1,749,115
Average earning assets	2,510,332	2,098,995	1,882,194	1,755,693	1,644,898
Average shareholders’ equity	264,474	215,513	201,082	189,534	179,300

Selected Financial Ratios:
Return on average assets (a)	0.93%	1.01%	0.68%	0.75%	0.86%
Return on average equity (b)	9.35%	10.42%	6.72%	7.40%	8.40%
Net interest margin (c)	3.60%	3.67%	3.66%	3.62%	3.67%
Efficiency ratio (tax equivalent) (d)	57.46%	60.20%	65.56%	66.79%	77.05%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.17%	0.64%	0.70%	1.04%	1.78%
Nonperforming loans to loans, net of deferred costs and fees	0.21%	0.80%	0.82%	1.17%	1.20%
Allowance for loan losses to total loans, net of deferred costs and fees, held for investment	0.92%	1.27%	1.46%	1.59%	2.17%
Allowance for loan losses to nonperforming loans, held for investment	443.11%	158.91%	178.25%	135.73%	180.67%
Net charge-offs (recoveries) to average loans, held for investment	(0.01)%	(0.03)%	(0.10)%	0.36%	0.68%

(a)         Return on average assets is determined by dividing net income (loss) by average assets.

(b)         Return on average shareholders’ equity is determined by dividing net income (loss) by average shareholders’ equity.

(c)          Net interest margin is determined by dividing net interest income by average interest-earning assets.

(d)         Efficiency ratio is determined by dividing total noninterest expense less intangible amortization expense, less select nonrecurring charges, by an amount equal to net interest income plus noninterest income, plus incremental tax benefit from tax exempt bonds and bank-owned life insurance.

	As of and for the Six Months Ended June 30,
	2017	2016
	(In thousands, except share data and ratios)
Consolidated Balance Sheet Data:
Cash and cash equivalents	46,582	30,446
Time deposits with banks	254	—
Total investments	569,812	369,008
Net loans, including loans held for sale	2,555,347	1,875,493
Total assets	3,403,852	2,395,015
Deposits	2,763,623	1,847,361
Debt	257,248	305,364
Shareholders’ equity	367,529	229,958

Selected Other Balance Sheet Data:
Average assets	3,389,212	2,358,059
Average earning assets	3,149,038	2,234,429
Average shareholders’ equity	361,145	226,120

Selected Financial Ratios:
Return on average assets (a)	1.19%	0.98%
Return on average equity (b)	11.15%	10.26%
Net interest margin (c)	3.69%	3.58%
Efficiency ratio on a tax equivalent basis (d)	54.53%	59.50%

Selected Financial Ratios:
Nonperforming assets to total assets	0.14%	0.58%
Nonperforming loans to total loans, net of deferred costs and fees, held for investment	0.18%	0.70%
Allowance for loan losses to total loans, net of deferred costs and fees, held for investment	0.90%	1.21%
Allowance for loan losses to nonperforming loans, held for investment	500.32%	172.97%
Net charge-offs (recoveries) to average loans, held for investment (annualized)	0.03%	(0.00)%

(a)         Return on average assets is determined by dividing net income by average assets.

(b)         Return on average shareholders’ equity is determined by dividing net income by average shareholders’ equity.

(c)          Net interest margin is determined by dividing net interest income by average interest-earning assets.

(d)         Efficiency ratio is determined by dividing total noninterest expense less intangible amortization expense, less select nonrecurring charges, by an amount equal to net interest income plus noninterest income, plus incremental tax benefit from tax exempt bonds and bank-owned life insurance.

UNAUDITED COMPARATIVE DATA

The following table presents comparative historical per share data of Guaranty and Castle Rock and unaudited pro forma per share data that reflect the combination of Guaranty and Castle Rock using the purchase method of accounting. The information listed as “Castle Rock Pro Forma Equivalent” was obtained by multiplying the “Guaranty Pro Forma Combined” amounts by a fixed exchange ratio of 71.831, assuming (a) no reduction to the number of shares Guaranty Stock issuable to Castle Rock shareholders due to the amount of Castle Rock’s Tangible Book Value, and (b) no exercise by Guaranty of its “top-up” option if Castle Rock notifies Guaranty that it is implementing its “walk-away” right.

We expect that we will incur Merger and integration charges as a result of combining our companies. We also anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The following pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have actually been had our companies been combined as of the dates or for the periods presented.

	Historical			Guaranty Pro Forma		Castle Rock Pro Forma
	Guaranty	Castle Rock		Combined		Equivalent(2)
Basic Earnings Per Share
Year ended December 31, 2016	$1.06	$122.77	(1)	$1.09	(3)	$77.96

Diluted Earnings Per Share
Year ended December 31, 2016	$1.05	$122.77	(1)	$1.07	(3)	$77.02

Cash Dividends Paid Per Share
Year ended December 31, 2016	$0.46	$102.54		$0.46	(4)	$33.23

Book Value Per Share
December 31, 2016	$12.44	$1,210.50		$12.87	(5)	$924.22

(1)                                 Assumes an effective tax rate of 35% on Castle Rock’s earnings.

(2)                                 Calculated by multiplying the calculated amounts under the “Guaranty Pro Forma Combined” column by the exchange ratio of 71.831.

(3)                                 Calculated by dividing the pro forma combined net income of Guaranty and Castle Rock by total combined pro forma basic and diluted weighted average common shares outstanding, based on 840,639 shares of Guaranty Stock estimated to be issued.

(4)                                 Represents the actual cash dividends per share paid by Guaranty in 2016.

(5)                                 Calculated by dividing the pro forma combined equity of Guaranty and Castle Rock by total combined pro forma common shares at the end of period, based on 840,639 shares of Guaranty Stock estimated to be issued.

PER SHARE MARKET PRICE INFORMATION

The following table presents (1) the closing sale price of Guaranty common stock as reported on the NASDAQ Global Select Market on July 18, 2017, the last trading day before the date of the public announcement of the Merger Agreement, and August 25, 2017, the last practicable trading day preceding the date of this proxy statement/prospectus; and (2) the equivalent pro forma value of a share of Castle Rock common stock at such dates based on the value of the consideration to be received in the Merger with respect to each share. Historical market value information regarding Castle Rock common stock is not provided because there is no active market for Castle Rock common stock.

	Guaranty Common Stock Closing Price	Equivalent Market Value per Share of Castle Rock Common Stock
July 18, 2017	$26.75	$1,921.48
August 25, 2017	$25.70	$1,846.06

The market price of Guaranty common stock will fluctuate between now and completion of the Merger. You should obtain a current price quotation for Guaranty common stock.

STOCK PRICE AND DIVIDEND INFORMATION

Guaranty common stock trades on the NASDAQ Global Select Market under the symbol “GBNK.” The following table sets forth the reported high and low sales prices of shares of Guaranty common stock, and the quarterly cash dividends per share of Guaranty common stock declared, in each case for the periods indicated.

	Sales Prices
	High	Low	Close	Dividends
Year/Quarter:
2017
Third quarter(1)	$27.90	$25.45	$25.70	$0.125
Second quarter	27.20	23.80	27.20	0.125
First quarter	25.20	23.20	24.35	0.125
2016
Fourth quarter	$24.95	$17.00	$24.20	$0.115
Third quarter	18.88	16.30	17.85	0.115
Second quarter	17.17	15.01	16.70	0.115
First quarter	16.95	13.92	15.46	0.115
2015
Fourth quarter	$17.91	$15.43	$16.54	$0.10
Third quarter	17.42	12.78	16.47	0.10
Second quarter	17.53	15.22	16.51	0.10
First quarter	17.78	13.33	16.96	0.10

(1) Through August 25, 2017, the last practicable trading day preceding the date of this proxy statement/prospectus.

There is no established public trading market for shares of Castle Rock common stock. The last reported redemption of Castle Rock common stock occurred on December 31, 2014 at $1,087.00 per share, and the last reported sale of Castle Rock common stock occurred on October 1, 2013 at $900.00 per share, both of which occurred before the date of the public announcement of the Merger Agreement on July 19, 2017 and before the date of printing of this proxy statement/prospectus. The following table sets forth for the periods indicated, dividends per share of Castle Rock common stock. Dividends paid by Castle Rock include amounts representing an estimated liability for taxes as a result of Castle Rock’s status as a Subchapter S corporation.

Dividends

Year/Quarter:
2017
Third quarter(1)	$0.00
Second quarter	25.64
First quarter	0.00
2016
Fourth quarter	$64.60
Third quarter	15.81
Second quarter	22.13
First quarter	0.00
2015
Fourth quarter	$51.27
Third quarter	13.11
Second quarter	17.97
First quarter	0.00

(1)                                 Through the date of this proxy statement/prospectus.

As of the record date, the outstanding shares of Castle Rock Class A common stock were owned by approximately 15 record owners and the outstanding shares of Castle Rock Class B common stock were owned by approximately five record owners.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” Castle Rock shareholders should carefully consider the following factors in deciding whether to vote for Castle Rock’s proposals. Please see the sections entitled “Where You Can Find More Information” in the forepart of this document and “Incorporation of Certain Documents by Reference” beginning on page 67.

Risks Related to the Merger

Because the market price of Guaranty common stock will fluctuate, the value of the Merger consideration to be received by Castle Rock shareholders may change.

Upon completion of the Merger, each outstanding share of Castle Rock common stock, excluding Dissenting Shares, will be converted into the Per Share Merger Consideration pursuant to the terms of the Merger Agreement. The closing price of Guaranty common stock on the date that the Merger is completed may vary from the closing price of Guaranty common stock on the date Guaranty and Castle Rock announced the Merger, on the date that this document is being mailed to Castle Rock shareholders, and on the date of the special meeting of Castle Rock shareholders. Because the stock payable as the Merger consideration is determined by a fixed exchange ratio (subject to certain adjustments), at the time of the special meeting, Castle Rock shareholders will not know or be able to calculate the value of the Guaranty common stock they will receive upon completion of the Merger. Any change in the market price of Guaranty common stock prior to completion of the Merger may affect the value of the Merger consideration that Castle Rock shareholders will receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Guaranty’s business, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Guaranty. Castle Rock shareholders should obtain current market quotations for shares of Guaranty common stock before voting their shares at the special meeting. In addition, the number of shares that you may receive may be increased or decreased in certain circumstances. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger — Terms of the Merger.”

Castle Rock shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

Holders of Castle Rock Class A common stock currently have the right to vote in the election of the board of directors of Castle Rock and on other matters affecting Castle Rock. Upon the completion of the Merger, each Castle Rock shareholder will be a shareholder of Guaranty with a percentage ownership of Guaranty that is smaller than such shareholder’s current percentage ownership of Castle Rock. It is currently expected that the former shareholders of Castle Rock as a group will receive shares in the Merger constituting approximately 2.9% of the outstanding shares of the combined company’s voting common stock immediately after the Merger. As a result, current shareholders of Guaranty as a group will own approximately 97.1% of the outstanding shares of the combined company’s voting common stock immediately after the Merger. Because of this, holders of Castle Rock Class A common stock will have less influence on the management and policies of the combined company than they now have on the management and policies of Castle Rock.

Sales of substantial amounts of Guaranty’s common stock in the open market by former Castle Rock shareholders could depress Guaranty’s stock price.

Shares of Guaranty common stock that are issued to shareholders of Castle Rock in the Merger will, for most recipients, be freely tradable without restrictions or further registration under the Securities Act. As of the record date, Guaranty had approximately [•] shares of common stock entitled to vote outstanding and [•] shares of Guaranty common stock were reserved for issuance under the Guaranty stock plan. Guaranty currently expects to issue 840,639 shares of its common stock in connection with the Merger.

If the Merger is completed and if Castle Rock’s former shareholders sell substantial amounts of Guaranty common stock in the public market following completion of the Merger, the market price of Guaranty common stock may decrease. These sales might also make it more difficult for Guaranty to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The combined company may fail to realize the anticipated benefits of the Merger.

The success of the Merger will depend on, among other things, the combined company’s ability to combine the businesses of Guaranty and Castle Rock. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the Merger may not be fully realized, may not be realized at all or may take longer to realize than expected.

It is possible that the integration of Guaranty’s and Castle Rock’s businesses or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Guaranty or Castle Rock or inconsistencies in standards, controls, procedures and policies. It is also possible that customers, depositors and counterparties of Guaranty or Castle Rock could choose to discontinue their relationships with the combined company post-Merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Guaranty and Castle Rock during the pre-Merger period and for an undetermined amount of time after the consummation of the Merger.

Failure of the Merger to be completed, the termination of the Merger Agreement or a significant delay in the consummation of the Merger could negatively impact Castle Rock.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Merger. Guaranty and Castle Rock have agreed to respectively take all commercially reasonable steps to obtain all necessary regulatory approvals for the Merger. The parties will not be required to take any action, or agree to any condition or restriction, in connection with obtaining any regulatory permits, consents, approvals and authorizations of third parties or governmental authorities that would: (1) reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by the Merger Agreement to Guaranty or Castle Rock; (2) require any person other than Guaranty to guarantee, support or maintain the capital of Guaranty Bank or the combined company, as applicable, after the Closing Date; (3) require any modification of, or impose any limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of Guaranty Bank, the combined company or any of their affiliates (or any of their respective partners, members or equity holders); (4) cause any person other than the combined company to be deemed to control Guaranty Bank or Castle Rock Bank after the Closing Date; or (5) require any contribution of capital to Castle Rock, Castle Rock Bank or Guaranty Bank at the Closing.

These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by March 15, 2018, either Guaranty or Castle Rock may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after shareholder approval.

If the Merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price or value of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the Merger will be consummated. If the consummation of the Merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected.

In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement. If the Merger is not completed, the parties would have to recognize these expenses without realizing the expected benefits of the Merger. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the Merger, including the diversion of management attention from pursuing other opportunities and the constraints in the Merger Agreement on the ability to make significant changes to each party’s ongoing business during the pendency of the Merger, could have a material adverse effect on each party’s business, financial condition and results of operations.

Additionally, Guaranty’s or Castle Rock’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger, and the market price or value of Guaranty common stock might decline, particularly to the extent that the current market price reflects a market assumption that the Merger will be completed. If the Merger Agreement is terminated and the Castle Rock board of directors seeks another merger or business combination, Castle Rock’s shareholders cannot be certain that the board of directors will be able to find a party willing to engage in a transaction on equal or more attractive terms than the Merger.

If Guaranty fails to successfully integrate Castle Rock into its internal control over financial reporting or if the internal control of Castle Rock over financial reporting were found to be ineffective, the integrity of Guaranty’s financial reporting could be compromised which could result in a material adverse effect on Guaranty’s ability to accurately report its financial results or in the determination of the effectiveness of Guaranty’s internal control over financial reporting.

As a private company, Castle Rock has not been subject to the requirements of the Exchange Act with respect to internal control over financial reporting. The integration of Castle Rock into Guaranty’s internal control over financial reporting will require significant time and resources from management and other personnel and will increase compliance costs. If Guaranty fails to successfully integrate the operations of Castle Rock into its internal control over financial reporting, Guaranty’s internal control over financial reporting may not be effective. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on Guaranty’s ability to accurately report its financial results and the market’s perception of its business and its stock price.

Castle Rock will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees, customers and vendors may have an adverse effect on the business, financial condition and results of operations of Castle Rock. These uncertainties may impair Castle Rock’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the Merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the Merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Castle Rock to seek to change existing business relationships with them or fail to extend an existing relationship with Castle Rock. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the Merger.

Castle Rock has a small number of personnel. The pursuit of the Merger and the preparation for the integration may place a burden on Castle Rock’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on Castle Rock’s business, financial condition and results of operations.

In addition, the Merger Agreement restricts Castle Rock from taking certain actions without Guaranty’s consent while the Merger is pending. These restrictions may, among other matters, prevent Castle Rock from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the Merger Agreement, entering into other transactions or making other changes to its business prior to consummation of the Merger or termination of the Merger Agreement. These restrictions could have a material adverse effect on Castle Rock’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement—Conduct of Business Prior to the Completion of the Merger” beginning on page 43 for a description of the restrictive covenants applicable to Castle Rock.

Castle Rock’s and Castle Rock Bank’s directors and officers have interests in the Merger different from the interests of other Castle Rock shareholders.

Castle Rock’s and Castle Rock Bank’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of Castle Rock’s shareholders generally. Such interests include the acceleration of payments under phantom stock plans and salary continuation agreements to which certain executive officers are party, an employment agreement with an executive officer and the right to indemnification and insurance coverage following the consummation of the Merger. These interests are described in more detail under the section entitled “The Merger—Interests of Castle Rock and Castle Rock Bank Directors and Executive Officers in the Merger” beginning on page 34.

Shares of Guaranty common stock to be received by Castle Rock shareholders as a result of the Merger will have rights different from the shares of Castle Rock common stock.

Upon completion of the Merger, the rights of former Castle Rock shareholders will be governed by the certificate of incorporation and bylaws of Guaranty. The rights associated with Castle Rock common stock are different from the rights associated with Guaranty common stock. Please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 56 for a summary of the different rights associated with Guaranty common stock.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire Castle Rock.

The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Castle Rock that might result in greater value to Castle Rock’s shareholders than that provided pursuant to the Merger. These provisions include a general prohibition on Castle Rock from soliciting or providing information to any third party regarding any Acquisition Proposal or offers for competing transactions. While the Merger Agreement contains provisions permitting the Castle Rock board of directors to pursue a Superior Proposal if the failure to do so would be inconsistent with the board of directors’ fiduciary duties, if Castle Rock terminates the Merger Agreement to pursue a Superior Proposal it would be required to pay Guaranty a $1.0 million termination fee and to reimburse Guaranty for up to $350,000 of its expenses. The requirement to pay this fee and reimburse Guaranty’s expenses could have the effect, among other things, of inhibiting Castle Rock’s ability to pursue a Superior Proposal. Further, the Voting Agreement requires that the shareholders who are party thereto vote all of their shares of Castle Rock Class A common stock in favor of the Merger and against alternative Acquisition Proposals. The shareholders that are party to the voting agreements described in this paragraph beneficially own in the aggregate approximately 93.4% of the outstanding shares of Castle Rock Class A common stock as of the record date. For further information, please see “The Merger Agreement—Voting Agreement” beginning on page 51. Castle Rock also has an obligation to submit its proposals to a vote by its shareholders.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Merger may not be realized.

Guaranty and Castle Rock have operated and, until the completion of the Merger, will continue to operate, independently. The success of the Merger, including anticipated benefits and cost savings, will depend, in part, on the successful combination of the businesses of Guaranty and Castle Rock. To realize these anticipated benefits and cost savings, after the completion of the Merger, Guaranty expects to integrate Castle Rock’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the Merger. The loss of key employees could have an adverse effect on the companies’ financial results and the value of their common stock. If Guaranty experiences difficulties with the integration process, the anticipated benefits of the Merger may not be realized fully or at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the Merger.

The combined company expects to incur substantial expenses in connection with consummation of the Merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although Guaranty and Castle Rock have assumed that each party would incur a certain level of transaction and combination expenses, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the Merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the Merger. As a result of these expenses, both Guaranty and Castle Rock could take charges against their earnings before and after the completion of the Merger. Such charges taken in connection with the Merger could be significant, although the aggregate amount and timing of any such charges are uncertain at present.

No fairness opinion was obtained in connection with the Merger.

No independent investment banker or other professional has been retained to issue an opinion with respect to the fairness, from a financial point of view, as to the consideration to be received by the holders of Castle Rock common stock in the Merger. The consideration to be received by the holders of Castle Rock common stock in the Merger was reached through negotiation by Guaranty on one hand, and Castle Rock on the other, and was found fair to the shareholders of Castle Rock solely by Castle Rock’s board of directors.

The amount of consideration to be received by dissenting shareholders is uncertain.

Castle Rock shareholders will have the right to demand appraisal of their shares of Castle Rock common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their dissenters’ rights and comply with the applicable provisions of Colorado law. Castle Rock shareholders may or may not be entitled to receive more than the amount provided for in the Merger Agreement for their shares of Castle Rock common stock if they elect to exercise their dissenters’ rights with respect to the proposed Merger, depending on the appraisal of the fair value of the Castle Rock common stock. For this reason, the amount of cash that a Castle Rock shareholder might be entitled to receive should it elect to exercise its dissenters’ rights may be more or less than the value of the Merger consideration to be paid pursuant to the Merger Agreement. In addition, it is a condition in the Merger Agreement that the holders of not more than 5% of the outstanding shares of Castle Rock Class A common stock shall have exercised their statutory dissenters’ rights under Colorado law. The number of shares of Castle Rock shareholders that will exercise dissenters’ rights is not known and therefore there is no assurance of this closing condition being satisfied.

Risks Related to the Ownership of Guaranty Common Stock

An investment in Guaranty common stock is not an insured deposit.

Guaranty’s common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation (the “FDIC”), any other deposit insurance fund or by any other public or private entity. Investment in Guaranty common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this report and is subject to the same market forces that affect the price of common stock in any company. As a result, a Castle Rock shareholder who acquires Guaranty common stock in the Merger could lose some or all of the shareholder’s investment.

Concentrated ownership of Guaranty’s stock may discourage a change in control and have an adverse effect on the share price of Guaranty voting common stock and also can influence shareholder decisions.

As of August 25, 2017, executive officers, directors and holders of more than 5% of Guaranty common stock beneficially owned or controlled 6,273,748 shares of Guaranty common stock, or approximately 22.1%, and their aggregate percentage ownership will be reduced by approximately 0.6% to approximately 21.5% on consummation of the Merger. Castle Rock shareholders who receive Guaranty common stock may be subject to certain risks due to the concentrated ownership of Guaranty common stock. Such a concentration of ownership may have the effect of discouraging, delaying or preventing a change in control of Guaranty and may also have an adverse effect on the market price of Guaranty voting common stock. In addition, as a result of their ownership, executive officers, directors and holders of more than 5% of Guaranty common stock may have the ability to influence the outcome of any matter submitted to Guaranty’s stockholders for approval, including the election of directors.

Guaranty’s stock price can be volatile.

Stock price volatility may make it more difficult for investors to resell Guaranty voting common stock when desired and at attractive prices. Guaranty’s stock price can fluctuate significantly in response to a variety of factors including, among other things: actual or anticipated variations in quarterly results of operations; recommendations by securities analysts; operating and stock price performance of other companies that investors deem comparable to Guaranty; news reports relating to trends, concerns and other issues in the financial services industry; perceptions in the marketplace regarding Guaranty or its competitors; new technology used, or services offered, by competitors; significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Guaranty or its competitors; failure to integrate acquisitions or realize anticipated benefits from acquisitions; changes in government regulations; and geopolitical conditions such as acts or threats of terrorism or military conflicts.

The trading volume in Guaranty voting common stock is less than that of other larger financial services companies.

Although Guaranty’s voting common stock is listed for trading on the NASDAQ Global Select Market, its trading volume is generally less than that of other, larger financial services companies, and investors are not assured that a liquid market will exist at any given time for Guaranty voting common stock. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace at any given time of willing buyers and sellers of Guaranty voting common stock. This presence depends on the individual decisions of investors and general economic and market conditions over which Guaranty has no control. Given the lower trading volume of Guaranty’s voting common stock, significant sales of Guaranty voting common stock, or the expectation of these sales, could cause Guaranty’s stock price to fall.

The holders of Guaranty’s junior subordinated debentures have rights that are senior to those of Guaranty’s stockholders.

As of June 30, 2017, Guaranty had outstanding an aggregate of $65.8 million in junior subordinated debentures. Guaranty conditionally guarantees payments of the principal and interest on the junior subordinated debentures. Guaranty’s junior subordinated debentures are senior to shares of Guaranty common stock. As a result, Guaranty must make payments on the junior subordinated debentures before any dividends can be paid on its common stock and, in the event of Guaranty’s bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of the common stock. With respect to two of the three junior subordinated debenture issuances, Guaranty has the right to defer periodic distributions for up to 60 months, during which time Guaranty would be prohibited from paying dividends on its common stock. Guaranty’s ability to pay the future distributions depends upon the earnings of Guaranty Bank and the dividends from Guaranty Bank to Guaranty, which may be inadequate to service the obligations.

Unauthorized disclosure of sensitive or confidential customer information, whether through a cyber-attack, other breach of Guaranty’s computer systems or otherwise, could severely harm Guaranty’s business.

In the ordinary course of business, Guaranty relies on electronic communications and information systems to conduct its operations and to store sensitive data. Any failure, interruption or breach in security of these systems could result in significant disruption to Guaranty’s operations. Information security breaches and cybersecurity-related incidents may include attempts to access information, including customer and company information, malicious code, computer viruses and denial of service attacks that could result in unauthorized access, misuse, loss or destruction of data (including confidential customer information), account takeovers, unavailability of service or other events. These types of threats may derive from human error, fraud or malice on the part of external or internal parties, or may result from accidental technological failure. Further, to access Guaranty’s products and services Guaranty’s customers may use computers and mobile devices that are beyond Guaranty’s security control systems. Guaranty’s technologies, systems, networks and software, and those of other financial institutions have been, and are likely to continue to be, the target of cybersecurity threats and attacks, These attacks may range from uncoordinated individual attempts to sophisticated and targeted measures directed at Guaranty. The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, has increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased.

Guaranty’s business requires the collection and retention of large volumes of customer data, including personally identifiable information in various information systems that it maintains and in those maintained by third parties with whom Guaranty contracts to provide data services. Guaranty also maintains important internal company data such as personally identifiable information about its employees and information relating to its operations. The integrity and protection of that customer and company data is important to Guaranty.

Guaranty’s customers and employees have been, and will continue to be, targeted by parties using fraudulent e-mails and other communications in attempts to misappropriate passwords, bank account information or other personal information or to introduce viruses or other malware through Trojan horse programs to Guaranty’s information systems or Guaranty’s customers’ computers. Though Guaranty endeavors to mitigate these threats through product improvements, use of encryption and authentication technology and customer and employee education, such cyber-attacks against Guaranty or its merchants and its third party service providers remain a serious issue. The pervasiveness of cybersecurity incidents in general and the risks of cyber-crime are complex and continue to evolve. More generally, publicized information concerning security and cyber-related problems could inhibit the use or growth of electronic or web-based applications or solutions as a means of conducting commercial transactions.

Although Guaranty makes significant efforts to maintain the security and integrity of its information systems and has implemented various measures to manage the risk of a security breach or disruption, there can be no assurance that its security efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because attempted security breaches, particularly cyber-attacks and intrusions, or disruptions will occur in the future, and because the techniques used in such attempts are constantly evolving and generally are not recognized until launched against a target, and in some cases are designed not to be detected and, in fact, may not be detected. Accordingly, Guaranty may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, and thus it is virtually impossible for it to entirely mitigate this risk. While Guaranty maintains specific cyber insurance coverage, the amount of coverage may not be adequate in any particular case. Furthermore, because cyber threat scenarios are inherently difficult to predict and can take many forms, some breaches may not be covered under Guaranty’s cyber insurance coverage. A security breach or other significant disruption of Guaranty’s information systems or those related to Guaranty’s customers, merchants and its third party vendors, including as a result of cyber-attacks, could: (i) disrupt the proper functioning of Guaranty’s networks and systems and therefore Guaranty’s operations or those of certain of Guaranty’s customers; (ii) result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of confidential, sensitive or otherwise valuable information of Guaranty’s or its customers; (iii) result in a violation of applicable privacy, data breach and other laws, subjecting Guaranty to additional regulatory scrutiny and expose it to civil litigation, governmental fines and possible financial liability; (iv) require significant management attention and resources to remedy the damages that result; or (v) harm Guaranty’s reputation or cause a decrease in the number of customers that choose to do business with Guaranty. The occurrence of any of the foregoing could have a material adverse effect on Guaranty’s business, financial condition, cash flows and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Guaranty, Castle Rock or their respective management or boards of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “projected,” “continue,” “remain,” “will,” “should,” “could,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements and the lack of such an identifying word does not necessarily indicate the absence of a forward-looking statement.

Forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond Guaranty’s and Castle Rock’s control, which may cause actual results to differ materially from those discussed in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•                  the ability to obtain regulatory approvals and meet other closing conditions to the Merger, including approval by Castle Rock’s shareholders, on the expected terms and schedule;

•                  delays in closing the Merger;

•                  difficulties and delays in integrating the Guaranty and Castle Rock businesses, fully realizing cost savings and other benefits or that or such integration may be more difficult, time consuming or costly than expected;

•                  expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•                  business disruptions following the Merger;

•                  deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees and counterparties, may be greater than expected;

•                  changes in asset quality and credit risk;

•                  revenues following the Merger may be lower than expected;

•                  inability to sustain revenue and earnings growth;

•                  ability to access capital markets;

•                  inflation, interest rate, securities market and monetary fluctuations;

•                  local, regional, national and international economic conditions and the impact they may have on Guaranty and Castle Rock and their customers and Guaranty and Castle Rock’s assessment of that impact;

•                  customer acceptance of Guaranty’s and Castle Rock’s products and services;

•                  customer borrowing, repayment, investment and deposit practices;

•                  customer disintermediation;

•                  the introduction, withdrawal, success and timing of business initiatives;

•                  changes in the competitive environment among financial holding companies and banks; and

•                  other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

The foregoing list of important factors may not be all inclusive, and we specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For a further discussion of these and other risks, uncertainties and other factors applicable to Guaranty and Castle Rock, see the section entitled “Risk Factors” in this proxy statement/prospectus and Guaranty’s other filings with the SEC incorporated by reference into this proxy statement/prospectus, including the “Risk Factors” and the forward-looking statement disclosure contained in Guaranty’s Annual Report on Form 10-K, filed with the SEC on February 28, 2017.

SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

The special meeting of Castle Rock shareholders will be held at 501 Wilcox Street, Castle Rock, Colorado 80104 at [•] [•].m., Mountain Time, on [•], [•], 2017. On or about [•], 2017, Castle Rock commenced mailing this document and the enclosed form of proxy to its shareholders entitled to vote at the special meeting.

Purpose of Special Meeting

At the special meeting, Castle Rock shareholders will be asked to:

•                  approve the merger proposal;

•                  approve the adjournment proposal (if necessary or appropriate); and

•                  transact such other business as may properly come before the meeting or any adjournment thereof.

Recommendation of the Castle Rock Board of Directors

The Castle Rock board of directors recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal (if necessary or appropriate). Please see the section entitled “The Merger—Recommendation of the Castle Rock Board of Directors and Reasons for the Merger” beginning on page 32.

In connection with entering into the Merger Agreement, holders of approximately 93.4% of the outstanding Castle Rock Class A common stock entered into the Voting Agreement with Guaranty, pursuant to which they have agreed to vote in favor of the merger proposal and any other matter required to be approved by the shareholders of Castle Rock to facilitate the transactions contemplated by the Merger Agreement. For more information regarding the Voting Agreement, please see the section entitled “The Merger Agreement—Voting Agreement” beginning on page 51.

Record Date and Quorum

The Castle Rock board of directors has fixed the close of business on [•], 2017 as the record date for determining the holders of Castle Rock common stock entitled to receive notice of, and for determining the holders of Castle Rock Class A common stock entitled to vote at, the special meeting.

As of the record date, there were 11,234 shares of Castle Rock Class A common stock outstanding and entitled to vote at the special meeting held by approximately 15 holders of record. Each share of Castle Rock Class A common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting.

The representation of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the special meeting constitutes a quorum for transacting business at the special meeting. All shares of Castle Rock Class A common stock, whether present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

As of the record date, directors and executive officers of Castle Rock owned and were entitled to vote 7,697 shares of Castle Rock Class A common stock, representing approximately 68.5% of the shares of Castle Rock Class A common stock outstanding on that date.

As described under “The Merger Agreement—Voting Agreement,” in connection with entering into the Merger Agreement, Guaranty and certain shareholders of Castle Rock entered into the Voting Agreement. The shareholders that are party to the Voting Agreement include directors and executive officers of Castle Rock and, together, beneficially own in the aggregate approximately 93.4% of the outstanding shares of Castle Rock Class A common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Castle Rock Class A common stock in favor of the Merger and against alternative Acquisition Proposals.

Required Vote

The affirmative vote of a majority or more of the outstanding shares of Castle Rock Class A common stock entitled to vote on the proposal is required to approve the merger proposal. Pursuant to the Voting Agreement, approval of the merger proposal is virtually assured. The affirmative vote of a majority or more of the shares of Castle Rock Class A common stock represented in person or by proxy at the special meeting and entitled to vote on the proposal is required to approve the adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the special meeting, an abstention occurs when a Castle Rock shareholder attends the special meeting, either in person or represented by proxy, but abstains from voting.

•                  For the merger proposal, if a Castle Rock shareholder present in person at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a Castle Rock shareholder is not present in person at the special meeting and does not respond by proxy, it will have the same effect as a vote cast “AGAINST” this proposal.

•                  For the adjournment proposal, if a Castle Rock shareholder present in person at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a Castle Rock shareholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Castle Rock shareholder authorizes the persons named in the enclosed proxy card to vote such holder’s shares at the special meeting in the manner such holder directs. A Castle Rock shareholder may vote by proxy or in person at the special meeting. If you hold your shares of Castle Rock common stock in your name as a shareholder of record, to submit a proxy, you, as a Castle Rock shareholder, may complete and return the proxy card in the enclosed postage-paid envelope.

Castle Rock requests that its shareholders vote by completing and signing the accompanying proxy card and returning it to Castle Rock as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Castle Rock Class A common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

If any proxy card is returned without indication as to how to vote, the shares of Castle Rock Class A common stock represented by the proxy card will be voted as recommended by the Castle Rock board of directors. Unless a Castle Rock shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the special meeting.

Every shareholder’s vote is important. Accordingly, each shareholder should sign, date and return the enclosed proxy card, whether or not the Castle Rock shareholder plans to attend the special meeting in person.

Revocability of Proxies and Changes to a Castle Rock Shareholder’s Vote

A Castle Rock shareholder has the power to change his, her or its vote at any time before his, her or its shares of Castle Rock Class A common stock are voted at the special meeting by:

•                  sending a notice of revocation to the corporate secretary of Castle Rock;

•                  sending a completed proxy card bearing a later date than your original proxy card; or

•                  attending the special meeting and voting in person.

If you choose either of the first two methods, you must take the described action such that the notice or proxy card, as applicable, is received no later than the beginning of the special meeting.

Solicitation of Proxies

The cost of solicitation of proxies from Castle Rock shareholders will be borne by Castle Rock. In addition to solicitations by mail, Castle Rock’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Special Meeting

All Castle Rock shareholders as of the record date, or their duly appointed proxies, may attend the Special meeting. If you hold your shares of Castle Rock Class A common stock in your name as a shareholder of record and you wish to attend the special meeting, please bring your proxy to the special meeting.

PROPOSALS

Merger Proposal

As discussed throughout this proxy statement/prospectus, Castle Rock is asking holders of Castle Rock Class A common stock to approve the merger proposal. Holders of Castle Rock common stock should read carefully this proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the Merger. In particular, holders of Castle Rock common stock are directed to the Merger Agreement, a copy of which is attached as Appendix A.

The Castle Rock board of directors recommends a vote “FOR” the merger proposal.

Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

If, at the special meeting, the number of shares of Castle Rock Class A common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Castle Rock intends to move to adjourn the special meeting in order to enable the Castle Rock board of directors to solicit additional proxies for approval of the Merger. In that event, Castle Rock will ask its shareholders to vote only upon the adjournment proposal, and not the merger proposal.

In the adjournment proposal, Castle Rock is asking its shareholders to authorize the holder of any proxy solicited by the Castle Rock board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the special meeting to another time and place. If the Castle Rock shareholders approve the adjournment proposal, Castle Rock could adjourn the special meeting and use the additional time to, among other things, solicit additional proxies, including the solicitation of proxies from Castle Rock shareholders who have previously voted.

The Castle Rock board of directors recommends a vote “FOR” the adjournment proposal.

Other Matters to Come Before the Special Meeting

No other matters are intended to be brought by Castle Rock before the special meeting, and Castle Rock does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

THE MERGER

The following is a discussion of the Merger and the material terms of the Merger Agreement between Guaranty and Castle Rock. You are urged to read carefully the Merger Agreement in its entirety, a copy of which is attached as Appendix A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This section is not intended to provide you with any factual information about Guaranty or Castle Rock. Such information can be found elsewhere in this document and in the public filings Guaranty makes with the SEC, including the Merger Agreement, as described in the section entitled “Where You Can Find More Information” in the forepart of this document.

Terms of the Merger

Transaction Structure

Guaranty’s and Castle Rock’s boards of directors have approved the Merger Agreement. The Merger Agreement provides for the merger of Castle Rock with and into Guaranty, with Guaranty continuing as the surviving corporation. Immediately following the Merger, Castle Rock Bank, a bank chartered under the laws of the State of Colorado and a wholly owned subsidiary of Castle Rock, will merge with and into Guaranty Bank, a bank chartered under the laws of the State of Colorado and a wholly owned subsidiary of Guaranty, with Guaranty Bank being the surviving bank. Pursuant to the Merger Agreement, Guaranty’s board of directors will be the board of directors of the combined company until the combined company’s next annual meeting of stockholders.

Merger Consideration

In the Merger, each share of Castle Rock common stock issued and outstanding immediately prior to the Effective Time, excluding any Dissenting Shares (as defined in the Merger Agreement), shall represent the right to receive a number of shares of Guaranty common stock obtained by dividing 840,639, as may be adjusted pursuant to the terms of the Merger Agreement (i.e., the number of shares of Guaranty Stock), by the number of Castle Rock Closing Shares. As of August 25, 2017, there were 11,703 shares of Castle Rock common stock issued and outstanding. If 11,703 shares of Castle Rock common stock are issued and outstanding as of the Effective Time, each shareholder of Castle Rock would receive approximately 71.831 shares of Guaranty voting common stock, plus cash in lieu of fractional shares of Guaranty voting common stock, in exchange for each share of Castle Rock common stock held by such shareholder.

The total dollar amount of shares of Guaranty Stock payable is subject to reduction on a dollar for dollar basis if Castle Rock’s Tangible Book Value as of the Calculation Date is less than $16 million (provided, however, that if the last day of the month immediately preceding the month in which the Effective Time occurs (the “Calculation Date”) is prior to December 31, 2017, this threshold will be reduced based on the number of days between the Calculation Date and December 31, 2017, and a percentage of Castle Rock’s consolidated net income for 2017 through the Calculation Date, as set forth in the Merger Agreement). As of June 30, 2017, Castle Rock’s Tangible Book Value was $15.42 million. See “Summary — Merger Consideration” beginning on page 8. For each fractional share that would otherwise be issued, Guaranty will pay cash in an amount equal to such fraction multiplied by $27.36 (the Guaranty Valuation Price). No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

For purposes of the Merger Agreement, “Tangible Book Value” equals the sum of the capital stock, capital surplus, retained earnings and current earnings of Castle Rock, subject to certain exclusions. For purposes of calculating Tangible Book Value, the following amounts are deducted to the extent not accrued, or paid and expensed, or otherwise recorded through current earnings by Castle Rock, each on or prior to the calculation date: (i) the book value of all intangible assets, including goodwill; (ii) the estimated 2017 (or 2018, if closing of the Merger occurs in 2018) ad valorem and property taxes of Castle Rock and Castle Rock Bank, allocable on a per diem basis to the portion of calendar year 2017 (or 2018, if closing of the Merger occurs in 2018) ending on the Calculation Date; (iii) the amount of all Merger-related expenses, including payments to Castle Rock’s financial, legal and accounting advisors; (iv) the aggregate after-tax amount of any change in control payments; (v) the estimated after-tax amount of any payments under certain Castle Rock benefit plans due on or after the Closing Date; (vi) any amount required to be added to Castle Rock Bank’s allowance for loan and lease losses pursuant to the Merger Agreement; (vii) the book value of any Castle Rock real property subject to an environmental condition which is removed from transfer pursuant to the Merger; (viii) any write down of real property owned by Castle Rock, as provided by and subject to conditions set forth in the Merger Agreement; (ix) the after-tax, estimated amount of any penalty or liquidated damages associated with the termination of certain material contracts following the Closing Date; and (x) such other amounts as are agreed upon by Castle Rock and Guaranty in writing.

Assuming for purposes of illustration only that 11,703 shares of Castle Rock common stock are expected to be exchanged in the Merger and assuming that Castle Rock’s Tangible Book Value is $16 million on the Calculation Date, based upon an illustrative calculation date of December 31, 2017, and subject to possible adjustment under certain circumstances as provided in the Merger Agreement, holders of Castle Rock common stock would receive 71.831 shares of Guaranty common stock (plus cash in lieu of a fractional share) for each share of Castle Rock common stock owned.

Because of the possibilities of adjustments to the Merger consideration, Castle Rock shareholders will not know the exact number of shares of Guaranty common stock they will receive when they vote on the Merger Agreement.

The ultimate value of the consideration received by Castle Rock shareholders will depend on the trading value of Guaranty common stock prior to the closing of the Merger. By way of example, based on a trading value of Guaranty common stock of (i) $27.36 per share (the Guaranty Valuation Price), the transaction value is estimated at $23.00 million, or $1,965.31 per share of Castle Rock common stock, (ii) $27.10 per share (the closing price of Guaranty’s common stock on July 17, 2017, the day before the announcement of the Merger as reported on the NASDAQ), the transaction value is estimated at $22.78 million, or $1,946.62 per share of Castle Rock common stock, (iii) $21.89 per share (the price below which, subject to the occurrence of other conditions described in the Merger Agreement, Castle Rock would have the right to terminate the Merger Agreement), the transaction value is estimated at $18.40 million, or $1,572.38 per share of Castle Rock common stock, (iv) $32.83 per share (a hypothetical 20% increase in the trading value of Guaranty common stock above the Guaranty Valuation Price), the transaction value is estimated at $27.60 million, or $2,358.21 per share of Castle Rock common stock, (v) $25.70 per share (the closing price of Guaranty’s common stock on August 25, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus as reported on the NASDAQ), the transaction value is estimated at $21.60 million, or $1,846.06 per share of Castle Rock common stock, and (vi) $[•] per share (the closing price of Guaranty’s common stock on [•], the latest practicable trading day before the printing of this proxy statement/prospectus as reported on the NASDAQ), the transaction value is estimated at $[•] million, or $[•] per share of Castle Rock common stock.

Background of the Merger

Each of Guaranty’s and Castle Rock’s board of directors and management regularly review their respective business strategies, opportunities and challenges as part of their consideration and evaluation of their respective long-term prospects, with the goal of enhancing value for their respective shareholders. The strategic considerations have focused on, among other things, the business and regulatory environment facing financial institutions generally and each of Guaranty and Castle Rock, in particular, as well as conditions and ongoing consolidation in the financial services industry. In addition, Guaranty regularly evaluates business combination opportunities generally in furtherance of its strategic objectives.

The following chronology summarizes certain key meetings and events leading up to the execution of the Merger Agreement but does not purport to catalogue every conversation among representatives of Castle Rock or Castle Rock Bank and other parties. The executives, board members and other representatives of Castle Rock and Castle Rock Bank held many conversations, both by telephone and in person, about possible strategic alternatives to continuing as an independent company.

After extensive discussion and deliberation, on October 18, 2016, the Castle Rock board of directors met and approved the exploration of a sale of Castle Rock. During the week of March 20, 2017, Castle Rock sent non-disclosure agreements to multiple potential acquisition partners. Guaranty sent Castle Rock its executed non-disclosure agreement on March 23, 2017. Castle Rock sent confidential information memoranda to those parties from which it had received executed non-disclosure agreements. On May 3, 2017, Castle Rock sent bid instructions to multiple potential acquisition partners and set a due date for bids of May 16, 2017.

On or about May 15, 2017, Castle Rock received a letter of intent from Guaranty, which contained the consideration to be paid by Guaranty and outlined general terms of Guaranty’s offer to acquire Castle Rock. On May 18, 2017, at its regular monthly meeting, the Castle Rock board of directors met to review and discuss Guaranty’s offer, along with other acquisition proposals from a large Texas-based financial holding company and a Colorado-based bank holding company.

On May 24, 2017, directors Thomas J. Miller, D.J. Tedesco, Mary D. Martin, Donna M. Scott and Dennis E. Pottenger met with C. Bruce Crum, of McAfee & Taft A Professional Corporation, counsel to Castle Rock, to further discuss Guaranty’s acquisition proposal and the other two acquisition proposals that Castle Rock received. At the conclusion of the meeting, the Castle Rock board of directors decided to pursue the offer from Guaranty because, among other reasons, the Guaranty offer was the highest initial offer, the Guaranty stock to be received by Castle Rock’s shareholders would be registered and fully transferable and the transaction would qualify as a tax-free reorganization. On May 25, 2017, Thomas J. Miller, D.J. Tedesco, and C. Bruce Crum, on behalf of Castle Rock, met with Paul W. Taylor, Chief Executive Officer of Guaranty, and Christian Otteson, of Shapiro Bieging Barber Otteson LLP, counsel to Guaranty, to discuss and negotiate Guaranty’s acquisition proposal.

On June 6, 2017, Thomas J. Miller and D.J. Tedesco met with Paul Taylor, Michael Hobbs, President of Guaranty Bank, and Christopher Treece, Executive Vice President, Chief Financial Officer and Secretary of Guaranty, to make general introductions and to discuss Castle Rock’s directors, employees, credit function and real estate holdings. In addition, representatives from Guaranty provided an overview of, and answered questions about, Guaranty’s due diligence process, including its loan review process.

On June 16, 2017, Castle Rock received the first draft of the Merger Agreement from Guaranty. Between June 16, 2017 and July 18, 2017, representatives of and counsel to Castle Rock and Guaranty negotiated the specific terms of the Merger Agreement and the ancillary documents.

On Friday, July 7, 2017, and again on Sunday, July 16, 2017, Castle Rock’s counsel reviewed the then-current draft of the Merger Agreement with the Castle Rock board of directors.

On July 18, 2017, the Castle Rock board of directors and Castle Rock’s counsel participated in a due diligence telephone conference with Mr. Treece and Kurt Leeper, of Shapiro Bieging Barber Otteson LLP, counsel to Guaranty.

Later on July 18, 2017, at the regular meeting of the Castle Rock board of directors, Castle Rock’s counsel reviewed the terms of the Merger Agreement, dated July 18, 2017, with the Castle Rock board of directors, a copy of which had been delivered to the directors in advance of the meeting.

The Castle Rock board of directors then unanimously determined that the Merger Agreement and the Merger were in the best interests of Castle Rock and its shareholders, unanimously authorized and approved the Merger Agreement and the Merger, and unanimously recommended to Castle Rock’s shareholders that they approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

On July 18, 2017, the Guaranty board of directors met to review the proposed definitive Merger Agreement. Christian Otteson, of Shapiro Bieging Barber Otteson LLP, counsel to Guaranty, also attended the meeting. The Guaranty board received a report from members of management with regard to their due diligence on Castle Rock. Mr. Otteson summarized with the board its fiduciary duties and reviewed in detail the terms of the Merger Agreement and ancillary documents, copies of which had been delivered to the board members in advance of the meeting. The Guaranty board of directors then unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

On July 18, 2017, the parties executed the Merger Agreement and the ancillary documents and Castle Rock Bank and Guaranty Bank executed the bank merger agreement. The shareholders of Castle Rock that are parties to the Voting Agreement executed the Voting Agreement. The next day, Guaranty issued a press release and filed a Form 8-K announcing the proposed transaction.

Recommendation of the Castle Rock Board of Directors and Reasons for the Merger

After careful consideration, the Castle Rock board of directors, at a special meeting held on July 18, 2017, unanimously determined that the Merger Agreement is advisable and in the best interests of Castle Rock and its shareholders. Accordingly, the Castle Rock board of directors approved the Merger Agreement and unanimously recommends that Castle Rock shareholders vote “FOR” the approval of the Merger Agreement. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve and adopt the Merger Agreement, the Castle Rock board of directors consulted with Castle Rock management, as well as its legal advisors, and considered many factors, including the following:

•                  the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth, helping to further service Castle Rock’s customer base;

•                  the geographic fit and increased customer convenience of the expanded branch network of the continuing company;

•                  the liquidity and historical trading ranges of the Guaranty common stock as listed on NASDAQ, contrasted with the absence of a public market for Castle Rock common stock;

•                  each of Castle Rock’s, Guaranty’s and the combined company’s business, operations, management, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Castle Rock board of directors considered its view that Guaranty’s business and operations complement those of Castle Rock and that the Merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

•                  Guaranty’s reputation in the communities that it serves;

•                  the opportunities for advancement in the combined company for existing Castle Rock employees;

•                  Guaranty’s historical cash dividend payments;

•                  the expectation that Castle Rock shareholders would have the opportunity to participate in future growth of the combined company;

•                  the potential for stock appreciation in the combined company for Castle Rock shareholders;

•                  that Castle Rock is permitted to pay the Closing Distribution to Castle Rock shareholders prior to completing the Merger, as more fully described below in the section entitled “—Closing Distribution”;

•                  its understanding of the current and prospective environment in which Castle Rock and Guaranty operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, continued consolidation in the industry, the competitive environment for financial institutions generally, and the likely effect of these factors on Castle Rock both with and without the proposed transaction;

•                  its review and discussions with Castle Rock’s management concerning the due diligence investigation of Guaranty;

•                  the complementary nature of the credit cultures of the two companies;

•                  the financial and other terms of the Merger Agreement, including the price to be paid for the shares of Castle Rock common stock, and the form of consideration to be received by Castle Rock shareholders;

•                  the expected tax treatment of the Merger Agreement as a tax-free reorganization under the Internal Revenue Code which it reviewed with its outside legal advisors;

•                  the potential risk of diverting management attention and resources from the day-to-day operation of Castle Rock’s business and towards the completion of the Merger;

•                  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Guaranty’s business, operations and workforce with those of Castle Rock;

•                  the regulatory and other approvals required in connection with the Merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•                  the possibility that the Merger might not be consummated and the effect of the resulting public announcement of the termination of the Merger on, among other things, the operations of Castle Rock;

•                  the potential risks associated with the Merger consideration being paid through the issuance of a fixed number of shares of Guaranty common stock and any decrease in the market price of Guaranty common stock will result in a reduction in the aggregate Merger consideration received by Castle Rock shareholders, subject to adjustment as described above in the section entitled “—Merger Consideration”;

•                  the restrictions in the Merger Agreement regarding the operation of Castle Rock’s business through completion of the Merger which may prevent or delay Castle Rock from undertaking business opportunities that may arise prior to completion of the Merger;

•                  that Guaranty has a right to a $1.0 million termination fee plus expenses up to $350,000 if the Merger Agreement is terminated in certain circumstances; and

•                  that Castle Rock shareholders will not necessarily know or be able to calculate the actual value of the Merger consideration which they would receive upon completion of the Merger.

The directors of Castle Rock based their recommendation to shareholders on the totality of the information provided to them and did not assign any relative or specific weights to the factors considered. Individual directors may have given differing weights to different factors.

Certain of Castle Rock’s directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of Castle Rock’s shareholders generally. The Castle Rock board of directors was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to Castle Rock shareholders. For a discussion of these interests, see “Interests of Castle Rock and Castle Rock Bank Directors and Executive Officers in the Merger” on page 34.

This explanation of Castle Rock’s reasons for the Merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

For the reasons set forth above, the Castle Rock board of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal (if necessary or appropriate).

In connection with entering into the Merger Agreement, Guaranty entered into the Voting Agreement. The shareholders that are party to the Voting Agreement beneficially own in the aggregate approximately 93.4% of the outstanding shares of Castle Rock Class A common stock. Therefore, approval of the merger proposal is virtually assured. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Castle Rock Class A common stock in favor of the Merger and against alternative Acquisition Proposals. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms.

Management and Board of Directors of Guaranty and Guaranty Bank After the Merger

Pursuant to the Merger Agreement, Guaranty’s board of directors will be the board of directors of the combined company until the combined company’s next annual meeting of shareholders.

In connection with the execution of the Merger Agreement, Guaranty and Guaranty Bank have entered into an employment agreement with an officer of Castle Rock and Castle Rock Bank, D.J. Tedesco. The effectiveness of the employment agreement is contingent upon the consummation of the Merger. Mr. Tedesco currently serves as the Vice President and Secretary of Castle Rock and as President of Castle Rock Bank. If the Merger Agreement is terminated prior to the consummation of the Merger, the employment agreement will be null and void and will have no force and effect. Assuming that the Merger is consummated, Mr. Tedesco would serve as a Market President of Guaranty Bank.

It is expected that the board of directors of Guaranty Bank after the consummation of the Merger will be the same as the board of directors prior to the Merger.

Interests of Castle Rock and Castle Rock Bank Directors and Executive Officers in the Merger

In considering the recommendation of the Castle Rock board of directors with respect to the Merger, Castle Rock shareholders should be aware that the executive officers and directors of Castle Rock have certain interests in the Merger that may be different from, or in addition to, the interests of Castle Rock shareholders generally. The Castle Rock board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby and making its recommendation that Castle Rock shareholders vote to approve the merger proposal. These interests are described in further detail below.

Employment Agreement

As described above, Guaranty and Guaranty Bank have entered into an employment agreement with D.J. Tedesco, an officer of Castle Rock and Castle Rock Bank, with the effectiveness of the employment agreement being contingent upon consummation of the Merger. The employment agreement provides that if Mr. Tedesco is terminated for cause or due to his death or disability, or if he resigns without good reason, he will receive: (a) any accrued but unpaid base salary through the date of termination; (b) reimbursement for any unreimbursed business expenses properly incurred by the executive in accordance with Guaranty Bank’s policy prior to the date of the executive’s termination; and (c) accrued and vested employee benefits, if any, as to which he may be entitled under the bank’s employee benefit plans ((a) through (c), the “Accrued Obligations”).

The employment agreement further provides that if Mr. Tedesco is terminated without cause or resigns for good reason, he will receive the Accrued Obligations. Subject to Mr. Tedesco’s execution and non-revocation of a release in favor of Guaranty Bank and its related parties, as well as his continued compliance with certain restrictive covenants described below, Guaranty Bank will continue to pay Mr. Tedesco his base salary at the rate in effect at the time of termination for a period (the “Severance Period”) equal to the remainder of the term of employment provided for in the employment agreement. The initial term of the employment agreement is two years.

The employment agreement requires Mr. Tedesco to comply with certain restrictive covenants. These include the continued protection of all confidential information of Guaranty Bank, its subsidiaries and its affiliates. In addition, Mr. Tedesco may not participate in a business that competes with Guaranty Bank while he is employed by Guaranty Bank. This obligation extends after the date of his termination of his employment from Guaranty Bank for a period equal to the longer of 24 months or the Severance Period (the “Restricted Period”).

Mr. Tedesco is also prohibited, for a period equal to the Restricted Period, from: (a) soliciting any client, or interfering with any client relationship, of Guaranty Bank or its related parties; or (b) soliciting any individual who is or was within the 12 months prior to the date of Mr. Tedesco’s termination an employee of Guaranty Bank or its related party. The employment agreement also requires that Mr. Tedesco assign any developments to Guaranty Bank, as well as an ongoing obligation to refrain from disparaging Guaranty Bank or any of its related parties. Under the terms of his employment agreement, Mr. Tedesco is entitled to an annual salary of $130,000 and will receive a one-time grant of $30,000 of restricted stock.

Termination Agreements

Castle Rock Bank is party to phantom stock plans with three current employees, Thomas J. Miller, D.J. Tedesco and Thomas Waymire (collectively, the “Phantom Stock Plans”). Castle Rock Bank is also party to salary continuation agreements with one current employee, Mr. Miller, and two former employees, Paul F. Arvidson and Marsha A. Harrison (collectively, the “Salary Continuation Agreements”). The Merger Agreement provides that Castle Rock will take all commercially reasonable steps to obtain, within 60 days after the date of the Merger Agreement, agreements terminating each of the Phantom Stock Plans and each of the Salary Continuation Agreements, each in form and substance reasonably acceptable to Guaranty (collectively, the “Termination Agreements”). It is a condition to the closing of the Merger that Guaranty have received a duly executed copy of each Termination Agreement, and that each such agreement be in full force and effect as of the Effective Time.

Under each Phantom Stock Plan, each year that the individual that is party to the plan is employed by Castle Rock Bank, Castle Rock Bank credits “phantom shares” of Castle Rock Bank stock based on the individual’s base salary and Castle Rock Bank’s return on assets for the previous year. Each individual is 100% vested in his benefits under his Phantom Stock Plan. Upon the individual’s termination from Castle Rock Bank, the employee would be paid an amount equal to the number of phantom shares credited to the individual’s account multiplied by the book value of Castle Rock Bank common stock, and adjusted based on the percentage of the individual’s benefits that had vested and for distributions previously paid to the individual. The individual has the right to receive his payments either in a single lump-sum payment or in substantially equal payments over a period of up to 15 years. Each Phantom Stock Plan also provides that Castle Rock Bank will not merge with another bank unless the surviving bank agrees to assume the plan. Under their respective Phantom Stock Plans, as of June 30, 2017 Messrs. Miller, Tedesco and Waymire were entitled to receive payments of $178,224.77, $145,779.53 and $61,060.63, respectively.

Pursuant to the Termination Agreements with respect to the Phantom Stock Plans, each Phantom Stock Plan will be terminated effective at the closing of the Merger and each individual that is party to a plan will be paid all amounts due to him under his plan.

Under each Salary Continuation Agreement, the individual that is party to the agreement is entitled to payments upon the individual’s retirement from active service at Castle Rock Bank. Each individual is 100% vested in his or her benefits under his or her Salary Continuation Agreement. Under his Salary Continuation Agreement, Mr. Miller is entitled to receive $4,000 per month for a period of 15 years, payable in 180 equal installments, and his payments began on February 15, 2016. Mr. Arvidson and Ms. Harrison have each retired from Castle Rock Bank. Mr. Arvidson is entitled to receive $1,000 per month for 180 months, and his payments began on January 15, 2009. Ms. Harrison is entitled to receive $2,000 per month for 180 months, and her payments began on September 15, 2013. Under their respective Salary Continuation Agreements, as of June 30, 2017 Messrs. Miller and Arvidson and Ms. Harrison were entitled to receive payments of $378,303.00, $58,891.52 and $169,924.00, respectively.

Pursuant to the Termination Agreements with respect to the Salary Continuation Agreements, each Salary Continuation Agreement will be terminated effective at the closing of the Merger and each individual that is party to an agreement will be paid all amounts due to him or her under his or her agreement.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, for a period of six years after the Effective Time, Guaranty has agreed to indemnify present and former officers and directors of Castle Rock and Castle Rock Bank in connection with any claim arising out of actions or omissions occurring at or before the Effective Time to the fullest extent permitted under Castle Rock’s or Castle Rock Bank’s charter documents and applicable law. In addition, Guaranty will undertake certain insurance-related obligations in this respect. See “The Merger Agreement—Conduct of Business Prior to the Completion of the Merger—Indemnification and Directors’ and Officers’ Insurance.”

Regulatory Approvals Required for the Merger

Completion of the Merger and the bank merger are subject to the receipt of approvals from the Federal Reserve Board and the CDB and any other approval from any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on the combined company, as well as the expiration of any statutory waiting periods in respect of any of the foregoing, in each case subject to the condition that none of the approvals shall contain any “materially burdensome regulatory condition.” The Merger Agreement defines a “materially burdensome regulatory condition” to mean any action, condition or restriction that would: (1) reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by the Merger Agreement to Guaranty or Castle Rock; (2) require any person other than Guaranty to guarantee, support or maintain the capital of Guaranty Bank or the combined company, as applicable, after the Closing Date; (3) require any modification of, or impose any limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of Guaranty Bank, the combined company or any of their affiliates (or any of their respective partners, members or equity holders); (4) cause any person other than the combined company to be deemed to control Guaranty Bank or Castle Rock Bank after the Closing Date; or (5) require any contribution of capital to Castle Rock, Castle Rock Bank or Guaranty Bank at the closing.

Notifications and applications requesting approval have been submitted to various other federal and state regulatory authorities and self-regulatory organizations. Guaranty and Castle Rock have agreed to take all commercially reasonable steps to cooperate and to prepare and file all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and governmental authorities in order to consummate the Merger, the bank merger or any of the other transactions contemplated by the Merger Agreement. Guaranty, Castle Rock and their respective subsidiaries have filed applications and notifications to obtain these regulatory approvals.

Federal Reserve Board

Guaranty is a bank holding company as defined in the BHC Act. The primary regulator of Guaranty is the Federal Reserve Board. In considering the approval of the Merger, the Federal Reserve Board is required by the BHC Act to review, with respect to Guaranty and the companies and insured depository institution to be acquired: (1) financial and managerial resources and the effect of the proposed transaction on these resources, including the management expertise, internal controls and risk management systems, (2) the effect of the proposal on competition and (3) whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices or risk to the stability of the United States banking or financial system. The Federal Reserve Board also reviews the records of the relevant insured depository institutions under the Community Reinvestment Act of 1997 (the “CRA”). In connection with such a review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

In addition, Guaranty Bank is a member of the Federal Reserve System, and therefore the bank merger is also subject to the approval of the Federal Reserve Board pursuant to the Bank Merger Act.

Colorado Division of Banking

The prior approval of the CDB is required under the Colorado Banking Code to merge Castle Rock Bank with and into Guaranty Bank. In reviewing the bank merger, the CDB will take into account competitive considerations, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity. The CDB also will take into account the record of performance of the banks concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. The CDB will take into account CRA ratings when considering approval of the proposed transaction. In considering the bank merger, the Colorado Banking Code also requires the CDB to consider whether the proposed transaction is unfair, unjust or inequitable to the bank being acquired or to its depositors, creditors or shareholders.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval have been submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Accounting Treatment

In accordance with current accounting guidance, the Merger will be accounted for using the acquisition method. The result of this is that (a) the recorded assets and liabilities of Guaranty will be carried forward at their recorded amounts, (b) Guaranty’s historical operating results will be unchanged for the prior periods being reported on and (c) the assets and liabilities of Castle Rock will be adjusted to fair value at the date of the Merger. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of shares of Guaranty common stock to be issued to former Castle Rock shareholders exceeds the fair value of the net assets including identifiable intangibles of Castle Rock at the Closing Date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Castle Rock being included in the operating results of Guaranty beginning from the date of completion of the Merger.

Public Trading Markets

Guaranty common stock is listed on NASDAQ under the symbol “GBNK,” and the Guaranty common stock issuable in the Merger would be listed on NASDAQ.

Exchange of Shares in the Merger

Guaranty’s exchange agent, Computershare Trust Company, N.A. (“Computershare”), will handle the exchange of shares of Castle Rock common stock for cash and shares of Guaranty voting common stock. As soon as practicable after the Closing Date (and in any event within 15 days), Computershare will send to each holder of record of Castle Rock common stock at the Effective Time a letter of transmittal and instructions for effecting the exchange of Castle Rock common stock for the Merger consideration that the holder is entitled to receive under the Merger Agreement. Upon surrender of stock certificates for cancellation along with the executed letter of transmittal and other documents described in the instructions, each Castle Rock shareholder, except for holders of any Dissenting Shares, will receive in exchange for their shares of Castle Rock common stock a number of shares of Guaranty common stock obtained by dividing 840,639, as may be adjusted pursuant to the terms of the Merger Agreement (i.e., the number of shares of Guaranty Stock), by the number of Castle Rock Closing Shares.

Closing Distribution

The Merger Agreement provides that Castle Rock may pay a closing distribution to the Castle Rock shareholders on the Closing Date in an amount equal to the excess of Castle Rock’s Tangible Book Value as of the Calculation Date over $16 million (provided, however, that if the Calculation Date is prior to December 31, 2017, this threshold will be reduced based on the number of days between the Calculation Date and December 31, 2017, and a percentage of Castle Rock’s consolidated net income for 2017 through the Calculation Date, as set forth in the Merger Agreement). Any payment of the closing distribution by Castle Rock is in addition to the Merger consideration to be paid by Guaranty. Castle Rock shareholders are not required to take any action to approve or receive the closing distribution. For a discussion of the calculation of Tangible Book Value, see “The Merger — Terms of the Merger.”

Dissenters’ Rights

Article 113 of the Colorado Business Corporation Act (the “CBCA”) provides that any Castle Rock shareholder may dissent from the Merger and obtain payment of the “fair value” of his, her or its shares as determined in accordance with Article 113 of the CBCA, provided that such shareholder complies with all of the provisions of Article 113.

The following is a brief summary of Article 113 of the CBCA which sets forth the procedures for demanding statutory dissenters’ rights. The full text of Article 113 is attached to this proxy statement/prospectus as Appendix B, which is incorporated into this proxy statement/prospectus by reference.

To be entitled to exercise dissenters’ rights, a Castle Rock shareholder must not vote in favor of the Merger Agreement and must deliver written notice to Castle Rock prior to the special meeting to vote on the Merger Agreement of such shareholder’s intent to demand payment for his, her or its shares if the Merger is effectuated.

If the Merger is approved by holders of Castle Rock Class A common stock, then, within 10 days after the Effective Time, Castle Rock is obligated to deliver to those shareholders who have not voted in favor of the Merger Agreement and have notified Castle Rock of their intent to demand payment a written dissenters’ notice. The notice will state that the Merger was approved and state the effective date or proposed effective date of the Merger; state an address at which Castle Rock will receive payment demands and the address of a place where stock certificates must be deposited; supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made; set the date by which Castle Rock must receive the payment demand and the certificates for the shares, which date shall not be less than 30 days after the written dissenters’ notice is given; and be accompanied by a copy of Article 113 of the CBCA. A dissenting shareholder must, by the date set forth in the dissenters’ notice, demand payment and send his, her or its stock certificates to the address provided in the dissenters’ notice. The dissenting shareholders’ payment demand must certify whether the shareholder acquired beneficial ownership of the shares of capital stock before the date such shareholder was informed of the terms of the Merger.

A shareholder who does not demand payment or deposit his, her or its certificates by the time specified in the dissenters’ notice will not be entitled to payment for his, her or its shares under the dissenters’ rights sections of the CBCA and will instead be entitled to receive the Merger consideration.

Upon the later of completion of the Merger or receipt of the payment demand, Castle Rock will pay each dissenting shareholder who has complied with the procedures described in Article 113 of the CBCA the amount that Castle Rock estimates to be the “fair value” of the dissenting shareholder’s shares of stock, plus accrued interest. The payment must be accompanied by the latest audited annual financial statements of Castle Rock, any interim financial statements of Castle Rock, a statement of Castle Rock’s estimate of the “fair value” of the shares, an explanation of how the interest was calculated, a statement of the dissenting shareholder’s right to demand payment if the dissenting shareholder is dissatisfied with the payment and a copy of Article 113 of the CBCA.

If (i) the dissenting shareholder believes that the amount paid by Castle Rock is less than the “fair value” of his, her or its shares or that the interest due was incorrectly calculated, (ii) Castle Rock fails to make payment within 60 days after the date set in the dissenters’ notice for demanding payment, or (iii) the Merger is not completed and Castle Rock does not return the deposited certificates within 60 days after the date set in the dissenters’ notice for demanding payment, the dissenting shareholder may notify Castle Rock of his, her or its estimate of the “fair value” of his, her or its shares and the amount of interest due and demand payment of his, her or its estimate, less any payment previously received. The dissenting shareholder must notify Castle Rock of his, her or its demand in writing within 30 days after Castle Rock made or offered payment for the dissenting shareholder’s shares.

If within 60 days after receipt by Castle Rock of a demand described in the preceding paragraph, the demand remains unsettled, Castle Rock may bring a special proceeding in Colorado state court and petition the court to determine the “fair value” of the shares and accrued interest. Castle Rock is required to make all dissenting shareholders whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding will be served a copy of the petition filed with the court. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of the “fair value” of the shares. Each dissenting shareholder will be entitled to judgment for the amount, if any, by which the court finds the fair value of his, her or its shares, plus interest, exceeds the amount paid by Castle Rock. If Castle Rock does not bring the special proceeding within such 60-day period, Castle Rock will pay each dissenting shareholder whose claim remains unsettled the amount demanded.

Failure to comply strictly with all of the procedures set forth in Article 113 of the CBCA will result in the loss of a shareholder’s dissenters’ rights. Consequently, any shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise such rights.

Shareholders considering the exercise of dissenters’ rights should be aware that the “fair value” of their shares as determined under Article 113 of the CBCA could be more than, the same as or less than the Merger consideration they would receive under the Merger Agreement if they did not dissent.

One condition to Guaranty’s obligation to complete the Merger is that the total number of dissenting shares cannot be more than 5% of the number of issued and outstanding shares of Castle Rock Class A common stock.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the Merger Agreement. While Guaranty and Castle Rock believe this description covers the material terms of the Merger Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference in its entirety into, and is attached as Appendix A to this document. The parties urge you to read the Merger Agreement in its entirety.

Explanatory Note

The Merger Agreement and the summary of its terms in this document have been included only to provide you with information about the terms and conditions of the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement are made by Guaranty and Castle Rock for purposes of the Merger Agreement as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Guaranty and Castle Rock in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement and not to establish matters as facts. Shareholders of Castle Rock and Guaranty are not third-party beneficiaries under the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the Merger Agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Guaranty or Castle Rock.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Guaranty or Castle Rock or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” in the forepart of this document.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, Castle Rock will merge with and into Guaranty, with Guaranty surviving the Merger. The separate corporate existence of Castle Rock, with all its rights, privileges, immunities, power and franchises will cease. The Merger Agreement also provides that immediately following the Merger, Castle Rock Bank, which is a Colorado state-chartered bank and a wholly owned subsidiary of Castle Rock, will merge with and into Guaranty Bank, which is a Colorado state-chartered bank and wholly owned subsidiary of Guaranty, with Guaranty Bank as the surviving bank.

Effects of the Merger

As a result of the Merger, there will no longer be any shares of Castle Rock common stock. Castle Rock shareholders will only participate in the combined company’s future earnings and potential growth through their ownership of Guaranty common stock. All other incidents of direct ownership of Castle Rock common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Castle Rock, will be extinguished upon completion of the Merger. All of the property, rights, privileges and powers of Guaranty and Castle Rock will vest in the combined company, and all claims, obligations, liabilities, debts and duties of Guaranty and Castle Rock will become the claims, obligations, liabilities, debts and duties of the combined company.

Closing and Effective Time of the Merger

The Merger Agreement provides that the Merger will be consummated no later than the tenth day (or next business day if such day is not a business day) following the last day of the month after the satisfaction or waiver of all the closing conditions, except for those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), including the receipt of all regulatory approvals and shareholder approval and after the expiration of all regulatory waiting periods, unless extended by mutual agreement of Guaranty and Castle Rock. The Merger will be consummated at the time the certificate of merger has been duly filed with the Secretary of State of Delaware and a statement of merger has been duly filed with the Secretary of State of Colorado, or at such later time as may be agreed by the parties and specified in the filings. The parties have sought regulatory approval, and with the satisfaction of this and the other closing conditions and consummation of the Merger to occur as soon as practicable thereafter. However, there can be no assurance as to when or if the Merger will occur.

If the Effective Time has not occurred by 11:59 p.m., Mountain Time, on or before 240 days following the date of the Merger Agreement (i.e., March 15, 2018), or such later date approved in writing by Guaranty’s and Castle Rock’s respective boards of directors, the Merger Agreement may be terminated by either Guaranty or Castle Rock, except to the extent that the failure of the Merger to be consummated by that date arises out of or results from the failure to fulfill any material obligation under the Merger Agreement by the party seeking to terminate.

For a description of the transaction structure and Merger consideration, please see the section entitled “The Merger—Terms of the Merger” beginning on page 30.

Combined Company’s Governing Documents, Officers and Directors

Combined Company’s Governing Documents

At the Effective Time, the certificate of incorporation and bylaws of Guaranty will be the certificate of incorporation and bylaws of the combined company as they exist immediately before the Effective Time, in each case until thereafter changed or amended as provided therein or by applicable law.

Combined Company’s Officers and Directors

Pursuant to the Merger Agreement, Guaranty’s board of directors will be the board of directors of the combined company until the combined company’s next annual meeting of stockholders.

Guaranty and Guaranty Bank have entered into an employment agreement with Mr. Tedesco to be effective upon the consummation of the Merger to provide services following the closing of the Merger. See “Employment Agreement” above.

Merger Consideration

Conversion of Castle Rock Common Stock

At the Effective Time, each share of Castle Rock common stock issued and outstanding immediately prior to the Effective Time, excluding any Dissenting Shares, shall represent the right to receive a number of shares of Guaranty common stock obtained by dividing 840,639, as may be adjusted pursuant to the terms of the Merger Agreement (i.e., the number of shares of Guaranty Stock), by the number of Castle Rock Closing Shares. As of August 25, 2017, there were 11,703 shares of Castle Rock common stock issued and outstanding. If 11,703 shares of Castle Rock common stock are issued and outstanding as of the Effective Time, each shareholder of Castle Rock would receive approximately 71.831 shares of Guaranty voting common stock, plus cash in lieu of fractional shares of Guaranty voting common stock, in exchange for each share of Castle Rock common stock held by such shareholder.

The Aggregate Merger Consideration ($23,000,000) will be reduced on a dollar for dollar basis if Castle Rock’s Tangible Book Value as of the Calculation Date is less than $16 million (provided, however, that if the Calculation Date is prior to December 31, 2017, this threshold will be reduced based on the number of days between the Calculation Date and December 31, 2017, and a percentage of Castle Rock’s consolidated net income for 2017 through the Calculation Date.

Castle Rock has the right to terminate the Merger Agreement upon a significant decrease in the price of Guaranty’s common stock. Castle Rock may terminate the Merger Agreement if, at any time within five business days of the Calculation Date, two conditions are satisfied. First, (i) the sum, for each of the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth day prior to the Calculation Date, of the product of: (A) the closing price of Guaranty common stock as quoted on the NASDAQ for such trading day; multiplied by (B) the trading volume of Guaranty common stock reported on the NASDAQ for such trading day; divided by (ii) the aggregate trading volume over such 15-day period (the “Guaranty Calculation Date Stock Price”) is less than $21.89 per share. Second, the number obtained by dividing the Guaranty Calculation Date Stock Price by $27.36 is less than the number obtained by dividing (A) the average of the daily closing value of the KBW Nasdaq Regional Banking Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth day prior to the Calculation Date by (B) $106.05 and subtracting 0.20 from such quotient; provided that Guaranty may instead agree to increase the Per Share Merger Consideration to an amount equal to: (x) (1) the Per Share Merger Consideration; multiplied by (2) $21.89, divided by (y) the Guaranty Calculation Date Stock Price. Guaranty may also, at its option, elect to retain the original Per Share Merger Consideration, and, in lieu of altering the Per Share Merger Consideration, may pay an amount of cash consideration so that each holder of Castle Rock common stock is entitled to receive the same value as of the Effective Time for each share of Castle Rock common stock as such holder would have received had the original Per Share Merger Consideration been altered in accordance with the preceding sentence.

The effect of Castle Rock’s termination right and Guaranty’s right to increase consideration is to ensure that the total consideration paid to Castle Rock shareholders is at least $18.40 million.

Guaranty Common Stock

Each outstanding share of Guaranty common stock will remain an outstanding share of Guaranty common stock and will not be converted or otherwise affected by the Merger. For more information regarding Guaranty common stock, see “Description of Guaranty Common Stock.”

Rights as Shareholders of Castle Rock

At the Effective Time, holders of Castle Rock common stock will cease to be, and will have no rights as, shareholders of Castle Rock other than the right to receive the Merger consideration.

Exchange Procedures

Promptly after the Closing Date (and in any event with the intent to be within 15 days), Computershare will provide appropriate transmittal materials to holders of record of Castle Rock common stock, advising such holders of the procedure for surrendering their stock to Computershare.

Upon the surrender of the shares of Castle Rock common stock, together with transmittal materials duly completed and executed, the holder will be entitled to receive the Per Share Merger Consideration.

Distributions with Respect to Unexchanged Shares

All shares of Guaranty common stock to be issued pursuant to the Merger will be deemed issued and outstanding as of the Effective Time and if a dividend or other distribution is declared by Guaranty in respect of the Guaranty common stock, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of Guaranty common stock will be paid to any holder of any unsurrendered certificate representing Castle Rock common stock until such certificate (or affidavit of loss in lieu thereof) is surrendered for exchange in accordance with the Merger Agreement. Subject to applicable law, following surrender of any such certificate (or affidavit of loss in lieu thereof as provided), there will be issued and paid to the holder of the certificates representing whole shares of Guaranty common stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Guaranty common stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Guaranty common stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Fractional Shares of Guaranty Common Stock

No fractional shares of Guaranty common stock will be issued to any shareholder of Castle Rock upon completion of the Merger. For each fractional share that would otherwise be issued, Guaranty will pay cash in an amount equal to the fraction of a share of Guaranty common stock which the holder would otherwise be entitled to receive multiplied by $27.36. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Representations and Warranties

The Merger Agreement contains substantially similar representations and warranties on the part of Guaranty and Castle Rock as to, among other things:

•                  corporate existence and power;

•                  corporate authorization;

•                  governmental authorization;

•                  no conflicts and third party consents;

•                  capitalization;

•                  litigation;

•                  financial statements and internal controls;

•                  absence of certain changes;

•                  regulatory filings and approvals;

•                  fees;

•                  supervisory actions;

•                  compliance with applicable law; and

•                  Community Reinvestment Act compliance.

The Merger Agreement also contains representations and warranties on the part of Castle Rock as to, among other things:

•                  ownership of Castle Rock stock;

•                  subsidiaries of Castle Rock, capitalization of Castle Rock Bank, ownership of Castle Rock Bank stock, securities of Castle Rock subsidiaries and ownership of third party interests;

•                  undisclosed liabilities;

•                  material contracts;

•                  origination of mortgage loans;

•                  mortgage loan securities;

•                  real property related matters;

•                  intellectual property;

•                  insurance coverage;

•                  licenses and permits;

•                  deposits;

•                  anti-money laundering requirements compliance;

•                  customer information security;

•                  Castle Rock Bank’s loan portfolio;

•                  risk management instruments;

•                  employees;

•                  labor matters;

•                  employee benefit plans;

•                  environmental matters;

•                  tax matters;

•                  affiliate transactions;

•                  adequacy of Castle Rock Bank’s allowance for loan and lease losses and related practices, policies and methodology;

•                  information provided by Castle Rock and Castle Rock Bank for inclusion in certain transaction-related materials, including in this proxy statement/prospectus;

•                  fiduciary responsibilities;

•                  absence of guaranties;

•                  powers of attorney;

•                  Castle Rock’s knowledge of dissenting shareholders;

•                  takeover statutes; and

•                  full disclosure with respect to Castle Rock’s representations and warranties.

The Merger Agreement also contains representations and warranties on the part of Guaranty as to, among other things:

•                  Guaranty’s compliance with SEC reporting requirements; and

•                  Guaranty’s compliance with NASDAQ rules.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to Guaranty or Castle Rock, as the case may be, means (i) any fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on: (A) the financial position, business, prospects, assets, liabilities, profits or results of operations or financial performance of a person and its subsidiaries, individually or taken as a whole; or (B) the ability of a person to timely perform its obligations under the Merger Agreement or to consummate the Merger and the other transactions contemplated by the Merger Agreement; or (ii) any other fact, effect, event, change, occurrence or circumstance that could materially impair a person’s ability to operate its business in the ordinary course. However, none of the following effects, circumstances, occurrences or changes will be considered when determining if a material adverse effect has occurred:

•                  changes generally affecting the economy, financial or securities markets;

•                  the announcement of the Merger;

•                  any outbreak or escalation of war or hostilities or any act of terrorism;

•                  general conditions in the financial industry, including changes in laws, regulations, rules, GAAP or regulatory accounting requirements; or

•                  with respect to Castle Rock and Castle Rock Bank, any changes made or actions taken or not taken by Castle Rock or Castle Rock Bank at the request or with the consent of Guaranty.

except, with respect to the first, third and fourth bullets above, to the extent that such change disproportionately adversely affects Castle Rock and its subsidiaries or Guaranty and its subsidiaries, as the case may be, compared to other persons in the financial industries in which Castle Rock and Guaranty conduct their businesses, in which case only the disproportionate effect will be taken into account. With respect to Castle Rock and Castle Rock Bank, a “Material Adverse Effect” will also include one or more facts, effects, events, changes, occurrences or circumstances that, individually or in the aggregate, results in: (x) a 15% or greater decrease in Castle Rock Bank’s aggregate loan balance as of July 18, 2017; or (y) a 15% or greater decrease in Castle Rock Bank’s core deposits from the level as of July 18, 2017.

The representations and warranties in the Merger Agreement do not survive the Effective Time and, as described below under the section entitled “—Termination of the Merger Agreement” beginning on page 49, if the Merger Agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of Guaranty or Castle Rock, or otherwise under the Merger Agreement, unless Guaranty or Castle Rock acted fraudulently or willfully and materially breached the Merger Agreement.

Conduct of Business Prior to the Completion of the Merger

Castle Rock has undertaken customary covenants that place restrictions on it and Castle Rock Bank until the completion of the Merger. In general, Castle Rock has agreed that, prior to the Effective Time, except as approved in writing by Guaranty, it will and will cause Castle Rock Bank to conduct their respective businesses in the ordinary course of business consistent with past practices and sound banking principles, comply with applicable laws, perform its material contracts, use its best efforts to maintain intact its business organizations, keep available the services of its officers, directors, key employees and agents and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees and employees and in general, to maintain their properties and maintain the allowance for loan and lease losses consistent with past practices.

In addition to the general covenants above, Castle Rock has agreed that until the Effective Time, except as otherwise expressly required by the Merger Agreement or as required by law, or as Guaranty may approve in writing, subject to certain exceptions, Castle Rock will not and will not permit Castle Rock Bank to:

•                  adjust, split, combine or reclassify any of the common stock of Castle Rock;

•                  extend credit or enter into any contracts binding Castle Rock Bank to extend credit except in a manner consistent with past practice and in accordance with its lending policies and not extend new loans in an amount in excess of $250,000 with respect to any single loan or contract or less in certain circumstances; make any marijuana-related loans; or sell, assign or otherwise transfer any participation in any loan;

•                  issue, sell, authorize or obligate itself to issue or sell any shares of its or any of its subsidiaries’ securities;

•                  grant any stock appreciation rights, stock appreciation units, restricted stock, stock options, “phantom” stock awards or other similar form of incentive compensation;

•                  permit the commencement of any construction of new structures upon, or purchase or lease or sublease any real property in respect of any branch office or other facility, or acquire or sell or agree to acquire or sell, any deposit liabilities, and shall otherwise consult with and seek the advice of Guaranty with respect to basic policies relating to branching, site location and relocation;

•                  enter into, amend or terminate certain agreements specified in the Merger Agreement or any material contract, or waive, release or assign any rights or claims thereunder, subject to certain specified exceptions;

•                  sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests (whether as lessor or lessee) or other assets, including any capital stock of any of its subsidiaries or any “other real estate owned” of Castle Rock Bank to any person other than a direct or indirect wholly owned subsidiary, except in the ordinary course of business consistent with safe and sound banking practices or as otherwise specified;

•                  subject to certain specified exceptions, grant any retirement, severance, termination, bonus or similar payment to, or enter into or amend any employment, consulting, non-competition, retirement, parachute, severance (including change in control agreements) or indemnification agreement with, any officer or director of Castle Rock or Castle Rock Bank, either individually or as part of a class of similarly situated persons;

•                  subject to certain specified exceptions, with respect to any officer or director of Castle Rock or Castle Rock Bank, make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) or pay any bonuses or grant any other benefit, pay any perquisite such as automobile allowance, club membership or dues or other similar benefits, or institute any employee welfare, retirement or similar plan or arrangement or amend or change in any way its vacation or similar such policy;

•                  subject to certain specified exceptions, adopt, enter into or amend any employee plan;

•                  except for cash distributions necessary for the payment of Taxes resulting from the ownership of Castle Rock common stock in amounts computed, and at times that are, consistent with past practice; and the Closing Distribution, if any, make, declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Castle Rock common stock;

•                  purchase, redeem or otherwise acquire any shares of Castle Rock common stock or any other Castle Rock or Castle Rock Bank securities;

•                  increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Castle Rock Bank’s past practices and safe and sound banking practices;

•                  (A) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices; (B) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks; (C) fail to use reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk; or (D) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, except as required by any applicable law or a government authority;

•                  book or accept any brokered deposits;

•                  charge-off any loan or other extension of credit having an outstanding principal amount greater than $100,000 prior to consulting with Guaranty as to the amount of such charge-off;

•                  establish any new subsidiary or affiliate or enter into any new line of business;

•                  materially deviate from policies and procedures existing as of the date of the Merger Agreement with respect to: (A) classification of assets; and (B) accrual of interest on assets, except as otherwise required by the provisions of the Merger Agreement, applicable law or regulation or any governmental authority;

•                  reduce the allowance for loan and lease losses through negative provisions;

•                  make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•                  foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $50,000 prior to consulting with Guaranty, and if requested by Guaranty, obtaining a recent Phase I environmental review thereof;

•                  amend or change any provision of the organizational documents or any other governing documents of Castle Rock or Castle Rock Bank;

•                  (A) excluding deposits, incur or modify any indebtedness for borrowed money; or (B) assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other person, except in the case of this clause (B), in connection with the presentation of items for collection in the ordinary course of business;

•                  make any capital expenditure in excess of $25,000 in the aggregate, without consulting with Guaranty, except pursuant to commitments made prior to the date of the Merger Agreement or as set forth in the schedules to the Merger Agreement;

•                  prepay any indebtedness or other similar arrangements so as to cause Castle Rock Bank or Castle Rock to incur any prepayment penalty thereunder;

•                  except pursuant to contracts or agreements in force at the date of or permitted by the Merger Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other person;

•                  (A) pay, discharge, settle, or satisfy any material claim or legal action of any amount exceeding $25,000 individually or $50,000 in the aggregate or that would impose any material restriction on the business of Castle Rock or any of its subsidiaries or create precedent for claims that are reasonably likely to be material to Castle Rock or any of its subsidiaries; (B) waive, release, grant, or transfer any right of material value; (C) commence any legal action, except in the ordinary course of business; or (D) agree or consent to the issuance of any order restricting or otherwise affecting its business in any material respect;

•                  make any changes to its investment securities portfolio or its interest rate risk position from that as of July 18, 2017, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except if (A) Castle Rock Bank’s total investment securities portfolio is equal to or less than the portfolio total as of July 18, 2017; or (B) to reinvest proceeds of maturing, called or redeemed securities where the periodic principal payment is less than the amount set forth in (A); provided, however, that in the event that Castle Rock Bank desires to make any changes to its investment securities portfolio in excess of the amounts set forth in (A) and (B) or not in compliance with its existing policies, it shall so advise Guaranty in writing. Guaranty shall notify Castle Rock Bank in writing within one business day of receipt of such notice whether Guaranty consents to such action, provided that if Guaranty fails to notify Castle Rock Bank within such time frame, Guaranty shall be deemed to have consented to such action;

•                  fail to maintain in full force and effect any insurance policy, in each case on substantially the same terms as in effect on the date of the Merger Agreement;

•                  (A) make, change or revoke any tax election; (B) change any material method of tax accounting; (C) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to taxes; (D) file any amended tax return; (E) prepare any tax return in a manner materially inconsistent with the past practices of Castle Rock with respect to treatment of items on such tax returns; or (F) take any action which would materially adversely affect the tax position of the combined company, Castle Rock Bank or Guaranty Bank after the Merger;

•                  make or commit to make any loan to, or enter into any transaction with, a director, officer, employee or any affiliate of Castle Rock or any of its subsidiaries;

•                  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business);

•                  take any action or omit to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•                  adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•                  take any action that is intended to or would reasonably be likely to result in: (A) any of the conditions to the Merger in the Merger Agreement not being satisfied; or (B) a material violation of any provision of the Merger Agreement; or

•                  authorize, commit, resolve or agree to do any of the foregoing actions.

Regulatory Matters

Guaranty and Castle Rock have agreed to prepare and file this document, and Guaranty has agreed to prepare and file with the SEC the registration statement on Form S-4 in connection with the issuance of shares of Guaranty common stock in the Merger, of which this document is a part, within 75 days after the date of the Merger Agreement. Guaranty has agreed to take all commercially reasonable steps to have the S-4 registration statement declared effective under the Securities Act.

Guaranty and Castle Rock have agreed to cooperate and use their respective reasonable best efforts to prepare and file, all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and to obtain and maintain all approvals, consents, registrations, permits, waivers, authorizations and other confirmations necessary or advisable to be obtained from any third parties and governmental authorities in order to consummate the transactions contemplated by the Merger Agreement.

Nothing contained in the Merger Agreement will be deemed to require Castle Rock or Guaranty to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental authorities that would result in a materially burdensome regulatory condition. For more on what constitutes a materially burdensome regulatory condition, see “The Merger — Regulatory Approvals Required for the Merger.”

Shareholder Approval

Castle Rock has agreed to convene a shareholders’ meeting within 45 days after the S-4 registration statement is declared effective to consider and vote upon the approval and adoption of the Merger, the Merger Agreement and the transactions contemplated therein. Castle Rock has agreed that its board of directors shall recommend to Castle Rock’s shareholders the approval of the Merger, the Merger Agreement and transactions contemplated therein and not to withdraw, amend or modify in any manner adverse to Guaranty such recommendation and to take all commercially reasonable steps to obtain the necessary approvals from its shareholders.

Bank Merger

Guaranty and Castle Rock have agreed that, immediately following the Merger, Castle Rock Bank will merge with and into Guaranty Bank, with Guaranty Bank as the surviving entity.

NASDAQ Listing

Guaranty has agreed to file with NASDAQ all required documents with respect to the shares of Guaranty common stock to be issued pursuant to the Merger Agreement and to take all commercially reasonable steps to effect the listing.

Employee Matters

Guaranty had agreed that the employees of Castle Rock and Castle Rock Bank who continue their employment after the Closing Date will be entitled to participate as newly hired or continuing employees in the employee benefit plans and programs maintained for employees of Guaranty and Guaranty Bank, including any employee plan maintained in existence by Guaranty or Guaranty Bank following the Closing Date, subject to the granting of credit for prior service in accordance with the respective terms of such plans and programs.

To the extent that a Castle Rock employee becomes eligible to participate in an existing employee benefit plan maintained by Guaranty or Guaranty Bank (an “Existing Benefit Plan”), Guaranty shall cause such Existing Benefit Plan to recognize the prior duration of service of such Castle Rock employee with Castle Rock for eligibility, participation and vesting under such Existing Benefit Plan (other than vesting under any stock incentive plan, but including earned but unused vacation days) to the same extent such duration of service was recognized immediately prior to the Effective Time under a comparable employee plan in which such Castle Rock employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of prior service is permitted by the terms of the applicable Existing Benefit Plan and applicable law and shall not operate to duplicate any benefits of a Castle Rock employee with respect to the same period of service.

Guaranty has agreed to take all commercially reasonable steps to waive all limitations as to preexisting conditions, exclusions and waiting periods (to the extent such conditions or waiting periods were covered or satisfied under the applicable plans of Castle Rock) with respect to participation and coverage requirements applicable to the Castle Rock employees under any comparable Castle Rock plan in which such employees participated prior to the Effective Time and provide each Castle Rock employee with credit for any co-payments and deductibles paid in the plan year in which the closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any disability medical, dental or health plans in which employees are eligible to participate after the closing.

Indemnification and Directors’ and Officers’ Insurance

Guaranty has agreed to, for a period of six years from the Effective Time, indemnify present and former directors and officers of Castle Rock and Castle Rock Bank in connection with any losses, claims, damages, costs and expenses (including attorneys’ fees) liabilities or judgments or amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted under Castle Rock or Castle Rock Bank’s organizational documents and applicable law. In addition, Guaranty shall obtain a single-premium prepaid “tail” directors’ and officers’ insurance policy covering the period of six years from the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time.

Acquisition Proposals

Under the terms of the Merger Agreement, Castle Rock has agreed that neither it nor Castle Rock Bank shall, and that Castle Rock shall take all commercially reasonable steps to cause its and Castle Rock Bank’s directors, officers, employees, agents and representatives not to, directly or indirectly:

•                  solicit, encourage, induce or facilitate inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquiries or proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal; or

•                  provide any information to or negotiate with any other person any Acquisition Proposal.

If prior to Castle Rock obtaining shareholder approval, Castle Rock receives an unsolicited Acquisition Proposal from any person that was not the result of a breach of the Merger Agreement and the Castle Rock board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with its directors’ fiduciary duties, then Castle Rock may: (i) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to Castle Rock and its subsidiaries to the person who has made such Acquisition Proposal; provided that Castle Rock shall provide to Guaranty any non-public information concerning Castle Rock or any of its subsidiaries that is provided or made available to such person unless such non-public information has been previously provided to Guaranty; and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal.

Castle Rock has agreed to notify Guaranty of any such Acquisition Proposal within two business days of its receipt, and to provide reasonable detail as to the identity of the proposed acquirer and the material terms and conditions of the transaction proposed by the Acquisition Proposal. Castle Rock has agreed to keep Guaranty informed on a current basis as to the status of such transaction.

The Castle Rock board of directors has further agreed to not: (i) (A) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Guaranty, the recommendation to its shareholders; or (B) adopt, approve or recommend to shareholders of Castle Rock, or publicly propose to adopt, approve or recommend to shareholders of Castle Rock, an Acquisition Proposal; or (ii) authorize, cause or permit Castle Rock or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Acquisition Proposal.

Castle Rock has agreed that if prior to the time the shareholder approval is obtained, but not after, in response to an unsolicited written Acquisition Proposal its board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that: (i) the Acquisition Proposal did not result from a breach of the Merger Agreement; (ii) the Acquisition Proposal constitutes a Superior Proposal; and (iii) the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors’ fiduciary duties under applicable law, the Castle Rock board of directors may, (A) effect a Castle Rock Adverse Recommendation Change (as defined in the Merger Agreement); or (B) terminate the Merger Agreement in order to enter into a definitive agreement relating to such superior proposal upon and subject to paying the $1.0 million termination fee and reimbursing Guaranty’s expenses up to $350,000, each as set forth in the Merger Agreement; provided, however, that prior to so effecting a Castle Rock Adverse Recommendation Change or terminating the Merger Agreement (1) it has given Guaranty at least five business days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Superior Proposal and has contemporaneously provided to Guaranty a copy of the Superior Proposal, a copy of any proposed acquisition agreements and a copy of any financing commitments relating thereto or a summary thereof; (2) Castle Rock has negotiated, and has caused its representatives to negotiate, in good faith with Guaranty during such notice period, to the extent Guaranty wishes to negotiate, to enable Guaranty to propose revisions to the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; (3) upon the end of such notice period, the Castle Rock board of directors shall have considered in good faith any revisions to the terms of the Merger Agreement proposed in writing by Guaranty, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a superior proposal if the revisions proposed by Guaranty were to be given effect and that the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors’ fiduciary duties under applicable law; and (4) in the event of any change to any of the material financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such superior proposal, Castle Rock shall, in each case, have delivered to Guaranty an additional notice and a new notice period shall commence during which time Castle Rock shall be required to comply with these requirements set forth above.

For purposes of the Merger Agreement, “Acquisition Proposal” means any proposal, offer, indication of interest or inquiry from any person or group for, whether in one transaction or a series of related transactions, or relating to any:

•                  merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of Castle Rock;

•                  sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of Castle Rock and its subsidiaries representing 10% or more of the consolidated assets of Castle Rock and its subsidiaries (including equity securities of the subsidiaries), measured either by book value or fair market value;

•                  issuance, sale or other disposition by Castle Rock (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of Castle Rock;

•                  tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding Castle Rock common stock or any class of equity securities of Castle Rock;

•                  recapitalization, liquidation, dissolution or other similar type of transaction with respect to Castle Rock which would result in any person or group acquiring 10% or more of the fair market value of the assets (including capital stock of Castle Rock’s subsidiaries) of Castle Rock and its subsidiaries taken as a whole (including equity securities of Castle Rock’s subsidiaries); or

•                  transaction which is similar in form, substance or purpose to any of the foregoing transactions.

The term “Acquisition Proposal” does not include the Merger.

Further, the Merger Agreement provides that the board of directors of Castle Rock shall not withdraw, amend or modify in any manner adverse to Guaranty its recommendation that Castle Rock’s shareholders approve and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby, and it will use its best efforts to obtain the necessary approvals by Castle Rock’s shareholders of the Merger Agreement and the transactions contemplated thereby.

Conditions to Consummation of the Merger

The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

•                  All actions and approvals by governmental authorities and certain other specified actions and approvals shall have been taken and obtained, in each case in form and substance reasonably satisfactory to Guaranty and without the imposition of any materially burdensome regulatory condition (as defined in the Merger Agreement), and all of the same remain in full force or effect, and all statutory waiting periods in connection therewith shall have expired;

•                  Castle Rock shall have obtained its shareholder approval and no action purporting or attempting to rescind that approval shall have been taken by Castle Rock or its shareholders.

•                  the S-4 registration statement shall have become effective under the Securities Act, and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the Guaranty common stock to be issued in the Merger shall have been received;

•                  the shares of Guaranty common stock to be delivered to the shareholders of Castle Rock pursuant to the Merger Agreement shall have been authorized for listing on NASDAQ; and

•                  no order issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect, and no applicable law or order shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

Castle Rock’s obligation to effect the Merger is also subject to the fulfillment or waiver of the following conditions:

•                  the accuracy of the representations and warranties of Guaranty set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date);

•                  the performance by Guaranty in all material respects of all obligations required to be performed by it under the agreements related to the transaction at or prior to the closing;

•                  no fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on Guaranty or Guaranty Bank;

•                  receipt by Castle Rock of the opinion of its counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•                  receipt by Castle Rock of evidence from Computershare that the Merger consideration has been deposited with Computershare; and

•                  the receipt of a certificate, signed on behalf of Guaranty by its chief executive officer and chief financial officer, stating that certain of the conditions to Castle Rock’s obligation to complete the Merger have been satisfied.

Guaranty’s obligation to effect the Merger is also subject to the satisfaction or waiver of the following conditions:

•                  the accuracy of the representations and warranties of Castle Rock set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date);

•                  the performance by Castle Rock in all material respects of all obligations required to be performed by it under the agreements related to the transaction at or prior to the closing, and shall have obtained and provided to Guaranty copies of all Castle Rock required approvals;

•                  no fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on Castle Rock or Castle Rock Bank;

•                  the receipt of duly executed copies of certain non-competition agreements between each of the directors of Castle Rock and Castle Rock Bank and Guaranty, and each such agreement being in full force and effect as of the Effective Time;

•                  the receipt of a duly executed copy of an employment agreement between D.J. Tedesco and Guaranty Bank, and such agreement being in full force and effect;

•                  the receipt of a duly executed copy of certain termination agreements in a form reasonably acceptable to Guaranty, and such agreements being in full force and effect as of the Effective Time;

•                  a certain shareholder agreement among Castle Rock and certain of its shareholders being terminated;

•                  certain repairs being completed by Castle Rock at certain owned real property;

•                  holders of not more than 5% of the issued and outstanding shares of Castle Rock Class A common stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders;

•                  Castle Rock Bank’s allowance for loan and lease losses being equal to at least $1,464,000;

•                  Castle Rock’s Tangible Book Value being not less than $16 million as of the Calculation Date, provided that if the calculation date is prior to December 31, 2017, this threshold will be reduced based on the number of days between the calculation date and December 31, 2017, and a percentage of Castle Rock’s consolidated net income for 2017 through the Calculation Date (as set forth in the Merger Agreement);

•                  receipt by Guaranty of the opinion of its counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•                  the receipt of a certificate that meets the requirements of Treasury Regulations Section 1.445-2(c)(3) stating that Castle Rock is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code, and a notice to the Internal Revenue Service that meets the requirements of Treasury Regulations Sections 1.897-2(h)(2), in each case dated as of the Closing Date and duly executed by an authorized officer of Castle Rock;

•                  Castle Rock having delivered to Guaranty the closing title commitments for its real property;

•                  the receipt of a certificate, signed on behalf of Castle Rock by its chief executive officer and chief financial officer, stating that certain of the conditions to Guaranty’s obligation to complete the Merger have been satisfied; and

•                  the receipt of all other instruments and documents that Guaranty or its counsel has reasonably requested to effectuate the Merger and the transactions contemplated thereby.

Termination of the Merger Agreement

Guaranty and Castle Rock may mutually agree at any time to terminate the Merger Agreement without completing the Merger. The Merger Agreement may also be terminated by Guaranty or Castle Rock at any time prior to the Effective Time if:

•                  any court of competent jurisdiction or other governmental authority has issued an order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and the order, ruling or other action is final and non-appealable unless the order, ruling or action restraining, enjoining or otherwise prohibiting the Merger is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement;

•                  any approval, consent or waiver of any governmental authority required to permit the consummation of the transactions contemplated by the Merger Agreement has been denied and the denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate the Merger Agreement of any representation, warranty or covenant of such party);

•                  the Effective Time has not occurred on or before 11:59 p.m. Mountain Time on or before 240 days following July 18, 2017, or such later date approved in writing by Guaranty’s and Castle Rock’s respective boards of directors (such date, the “End Date”); provided, however, that the right to terminate shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date;

•                  any of the other party’s representations and warranties have become inaccurate, such that the non-breaching party’s condition to close with respect to such representations and warranties would not be satisfied, and the inaccuracy, if capable of being cured, has not been cured by the breaching party prior to the earlier of the End Date and 30 days after its receipt of notice of the breach; provided, however, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement set forth in the Merger Agreement;

•                  the other party has breached its covenants set forth in the Merger Agreement such that the non-breaching party’s condition to close with respect to the performance of such covenants would not be satisfied, and the breach is incurable or has not been cured within 30 days of the breaching party’s receipt of notice of the breach or the breach by its nature is not capable of being cured prior to the closing; provided, however, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement set forth in the Merger Agreement;

•                  the merger proposal has not been approved by reason of the failure to obtain the required vote at the special meeting, provided that the right to terminate will not be available to Castle Rock where the failure to obtain the approval of shareholders has been caused by its breach of the Merger Agreement; and

•                  by the mutual written consent of Guaranty and Castle Rock.

Further, Guaranty may terminate the Merger Agreement if:

•                  any governmental authority shall have advised Guaranty that any approval, consent or waiver of any governmental authority required to permit the consummation of the transactions contemplated by the Merger Agreement will not be granted or will not be granted without a materially burdensome regulatory condition that Guaranty, in its sole discretion, is unwilling to accept;

•                  an environmental inspection relating to certain parcels of real property owned by Castle Rock identifies violations or potential violations of environmental laws that involve an expenditure reasonably expected to exceed $100,000 or that could reasonably be expected to have a material adverse effect on Castle Rock or Castle Rock Bank;

•                  Castle Rock is unable or unwilling to remove, cure or obtain title insurance with respect to certain title objections relating to certain specified parcels of real property owned by Castle Rock; or

•                  Castle Rock fails to make a Company Recommendation (as defined in the Merger Agreement) or comply with its obligations relating thereto set forth in the Merger Agreement, Castle Rock makes a Company Adverse Recommendation Change (as defined in the Merger Agreement) or fails to reaffirm upon request from Guaranty of the Company Recommendation after public announcement of a third party Acquisition Proposal.

Further, Castle Rock may terminate the Merger Agreement if:

•                  at any time within five business days of the Calculation Date, two conditions are satisfied. First, (i) the sum, for each of the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth day prior to the Calculation Date, of the product of: (A) the closing price of Guaranty common stock as quoted on the NASDAQ for such trading day; multiplied by (B) the trading volume of Guaranty Common Stock reported on the NASDAQ for such trading day; divided by (ii) the aggregate trading volume over such 15-day period (the “Guaranty Calculation Date Stock Price”) is less than $21.89 per share. Second, the number obtained by dividing the Guaranty Calculation Date Stock Price by $27.36 is less than the number obtained by dividing (A) the average of the daily closing value of the KBW Nasdaq Regional Banking Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth day prior to the Calculation Date by (B) $106.05 and subtracting 0.20 from such quotient; provided that Guaranty may instead agree to increase the Per Share Merger Consideration to an amount equal to: (x) (1) the Per Share Merger Consideration; multiplied by (2) $21.89, divided by (y) the Guaranty Calculation Date Stock Price. Guaranty may also, at its option, elect to retain the original Per Share Merger Consideration, and, in lieu of altering the Per Share Merger Consideration, may pay an amount of cash consideration so that each holder of Castle Rock common stock is entitled to receive the same value as of the Effective Time for each share of Castle Rock common stock as such holder would have received had the original Per Share Merger Consideration been altered in accordance with the preceding sentence; or

•                  it receives an Acquisition Proposal not in breach of the Merger Agreement that constitutes a Superior Proposal.

The effect of Castle Rock’s termination right and Guaranty’s right to increase consideration is to ensure that the total consideration paid to Castle Rock shareholders is at least $18.40 million.

Termination Fees

The Merger Agreement also provides that upon termination of the Merger Agreement by Guaranty under certain circumstances, including Castle Rock failing to convene a meeting of its shareholders to consider and approve the Merger, the Merger Agreement and the transactions contemplated therein or breaching the standstill provision (provided that Guaranty is not in material breach of any covenant or obligation under the Merger Agreement), Castle Rock will be obligated to pay Guaranty a termination fee of $1.0 million, plus the aggregate amount of Guaranty’s expenses incurred in connection with the Merger, provided that the aggregate amount of such expenses shall not exceed $350,000. The Merger Agreement provides that upon termination of the Merger Agreement by Castle Rock under certain circumstances, including Guaranty’s uncured breach of a representation, warranty or covenant (provided that Castle Rock is not in material breach of any covenant or obligation under the Merger Agreement), Guaranty will be obligated to pay Castle Rock all expenses incurred by Castle Rock in connection with the Merger, provided that the aggregate amount of such expenses shall not exceed $350,000.

Waiver and Amendment of the Merger Agreement

Prior to the Effective Time, any provision of the Merger Agreement may be: (i) waived in whole or in part by the party benefited by the provision or by both parties; or (ii) amended or modified at any time, by an agreement in writing between the parties executed in the same manner as the Merger Agreement, except that after the special meeting, the Merger Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by Castle Rock shareholders in the Merger without any subsequent approval by such shareholders.

Expenses

Subject to termination of the Merger Agreement for certain specified reasons as described above, the Merger Agreement provides that whether or not the Merger is consummated, each party will pay its respective expenses incurred in connection with the preparation and performance of the Merger Agreement.

Voting Agreement

In connection with entering into the Merger Agreement, Guaranty entered into the Voting Agreement with certain holders of Castle Rock Class A common stock. The shareholders that are party to the Voting Agreement beneficially own in the aggregate approximately 93.4% of the outstanding shares of Castle Rock Class A common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Castle Rock Class A common stock in favor of the Merger and against any (i) Acquisition Proposal or any action or transaction in furtherance thereof; (ii) reorganization, recapitalization, liquidation or winding-up of Castle Rock or any other extraordinary transaction involving Castle Rock; or (iii) corporate action the consummation of which is intended to, or would reasonably be expected to, materially frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement; provided, however, that the shareholder will not be required to vote in favor of the Merger Agreement if, without the written consent of the shareholder, there has been an amendment to the Merger Agreement that reduces the amount of consideration or the form of consideration to be received by such shareholder or adversely affects the tax consequences of such shareholder’s receipt of consideration under the Merger Agreement. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

This section describes the material anticipated U.S. federal income tax consequences of the Merger to U.S. holders of Castle Rock common stock who exchange shares of Castle Rock common stock for shares of Guaranty common stock. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

For purposes of this discussion, a U.S. holder is a beneficial owner of Castle Rock common stock who for United States federal income tax purposes is:

•                  a citizen or resident of the United States;

•                  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•                  an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion addresses only those Castle Rock shareholders that hold their Castle Rock common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular Castle Rock shareholders in light of their individual circumstances or to Castle Rock shareholders that are subject to special rules, such as:

•                  investors in pass-through entities;

•                  insurance companies;

•                  tax-exempt organizations;

•                  dealers in securities;

•                  traders in securities that elect to use a mark to market method of accounting;

•                  persons that hold Castle Rock common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•                  certain expatriates or persons that have a functional currency other than the U.S. dollar;

•                  persons who are not U.S. holders;

•                  shareholders who exercise dissenters’ rights; and

•                  shareholders who acquired their shares of Castle Rock common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder, administrative pronouncements and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretation. Any such change could affect the continuing validity of this discussion.

Guaranty and Castle Rock have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Guaranty to complete the Merger is conditioned upon the receipt of an opinion from Shapiro Bieging Barber Otteson LLP, counsel to Guaranty, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Castle Rock to complete the Merger is conditioned upon the receipt of an opinion from McAfee & Taft A Professional Corporation, counsel to Castle Rock, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the Merger Agreement and in tax representation letters provided by Guaranty and Castle Rock. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions is binding on the Internal Revenue Service or the courts. Guaranty and Castle Rock have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Merger. Accordingly, each Castle Rock shareholder should consult its tax advisor with respect to the particular tax consequences of the Merger to such holder.

Very generally, for the Merger to qualify as tax-free reorganization, numerous requirements, including the “continuity of interest” requirement as described in Treasury Regulations must be satisfied. Under the applicable Treasury Regulations, the “continuity of interest” requirement is satisfied if a proprietary interest in Castle Rock is preserved, which, under regulatory guidance will be the case if Guaranty common stock constitutes at least 40% of the value of the aggregate consideration Castle Rock shareholders receive in the Merger. In determining whether this requirement is satisfied, the cash paid in lieu of issuing fractional shares of Guaranty common stock are considered consideration other than Guaranty common stock that is received by Castle Rock shareholders in the Merger.

Based on the terms of the Merger Agreement and the applicable federal income tax law, whether the Merger satisfies the continuity of interest requirement will be determined based on the market price of Guaranty common stock at the Effective Time, among other factors. A steep decline in the market price of Guaranty common stock or a reduction in the aggregate purchase price could, in an extreme situation, cause the Merger to fail the continuity of interest test. Based on conservative assumptions regarding the items of cash consideration that must be taken into account for purposes of applying the continuity of interest test, the amount of decline in the market price that would cause the Merger to fail the continuity of interest test is so significant that the likelihood of the occurrence appears remote. This occurrence would constitute a material adverse change with respect to Guaranty or Castle Rock, and accordingly neither Guaranty nor Castle Rock would desire to consummate the Merger if it occurred. Accordingly, both Guaranty and Castle Rock have represented to counsel that if the continuity of interest test will not be met based on the facts in existence at the Effective Time, they would jointly terminate the Merger Agreement. Based on this representation, Shapiro Bieging Barber Otteson LLP, tax counsel to Guaranty, and McAfee & Taft A Professional Corporation, tax counsel to Castle Rock, has each rendered its opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that the following discussion constitutes its opinion regarding the material U.S. Federal income tax consequences of the Merger to U.S. Holders of Castle Rock common stock.

Tax Consequences of the Merger Generally to Holders of Castle Rock Common Stock

Accordingly, based on the opinions delivered in connection herewith:

•                  a Castle Rock shareholder whose shares of Castle Rock common stock are exchanged in the Merger solely for shares of Guaranty common stock will not recognize gain or loss, except with respect to cash received in lieu of fractional shares of Guaranty common stock (as discussed below);

•                  a Castle Rock shareholder’s aggregate tax basis in shares of Guaranty common stock received in the Merger (including any fractional shares deemed received and exchanged for cash) will equal the aggregate tax basis in the shares of Castle Rock common stock surrendered in the Merger; and

•                  a Castle Rock shareholder’s holding period for shares of Guaranty common stock received in the Merger will include the holding period of the shares of Castle Rock common stock surrendered.

If U.S. holders of Castle Rock common stock acquired different blocks of shares of Castle Rock common stock at different times or at different prices, such holders’ gain, basis and holding period may be determined with reference to each block of Castle Rock common stock. Any such holders should consult their tax advisors regarding the manner in which Guaranty common stock and cash received in the exchange should be allocated among different blocks of Castle Rock common stock and with respect to identifying the bases or holding periods of the particular shares of Guaranty common stock received in the Merger.

Cash Received In Lieu of a Fractional Share of Guaranty Common Stock

A Castle Rock shareholder who receives cash in lieu of a fractional share of Guaranty common stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by Guaranty. As a result, a Castle Rock shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Treatment if the Merger was Determined not to Qualify as a Reorganization under Section 368(a) of the Internal Revenue Code

If the Merger was determined not to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, a holder of Castle Rock common would generally recognize gain or loss based on the difference between the value of the consideration received (Guaranty common stock and cash) and the holder’s tax basis in the shares of Castle Rock common stock surrendered. Any such gain or loss would be long-term capital gain or loss to the extent that the holder had a holding period in the Castle Rock common stock surrendered of more than one year. In such circumstances, a holder would generally have a fair market value basis in any Guaranty stock received and a holding period in such common stock that commenced on the day after the effective date of the Merger.

Backup Withholding

Backup withholding at the applicable rate may apply with respect to certain payments unless a Castle Rock shareholder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Castle Rock shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided the shareholder furnishes certain required information to the Internal Revenue Service.

Reporting Requirements

A Castle Rock shareholder will be required to retain records pertaining to the Merger and will be required to file with such Castle Rock shareholder’s U.S. federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger. In addition, each holder of Castle Rock common stock who is a “significant holder” that receives Guaranty common stock in the Merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the Castle Rock common stock surrendered and the fair market value of the Guaranty common stock and cash, if any, received in the Merger. A “significant holder” is a holder of Castle Rock common stock who, immediately before the Merger, owned at least one percent of the outstanding stock of Castle Rock or owned Castle Rock securities with an adjusted tax basis of $1,000,000 or more.

TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR CASTLE ROCK SHAREHOLDER WILL DEPEND ON THAT SHAREHOLDER’S PARTICULAR SITUATION. CASTLE ROCK SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

Tax Consequences of Guaranty’s C Corporation Status

Castle Rock is taxed as a Subchapter S corporation pursuant to the Internal Revenue Code. Guaranty is taxed as a C corporation pursuant to the Internal Revenue Code. Below is a summary of certain tax consequences that change as a result of holding stock in a C corporation compared to previously holding stock in a Subchapter S corporation:

Reduction of shareholder tax liability. The income of a Subchapter S corporation is deemed to accrue ratably to Castle Rock shareholders on a daily basis for federal income tax purposes. As a result, shareholders in Castle Rock have been required to include their pro rata portion of Castle Rock’s income on their tax returns and been directly liable for the federal income taxes imposed on their portion of Castle Rock’s income. Castle Rock did not incur any separate federal income tax liability. As a Subchapter S corporation, shareholders in Castle Rock have been liable for this tax liability regardless of whether or not Castle Rock made any distributions to its shareholders to pay these taxes.

As a C corporation, the liability for taxes on income of Guaranty does not accrue to its shareholders, but instead this liability is imposed on and payable by Guaranty at the entity level for federal income tax purposes. Accordingly, shareholders of Guaranty will not recognize taxable income when Guaranty recognizes taxable income but instead will recognize income when they receive a taxable distribution from Guaranty that is treated as a dividend or as a capital gain. Distributions from Guaranty to its shareholders with respect to their Guaranty common stock will be treated first as a dividend to the extent of Guaranty’s current or accumulated undistributed earnings and profits. Any excess will be treated first as a return of that shareholder’s tax basis in their shares of Guaranty common stock and then as capital gain.

Losses, if any, are no longer available to shelter shareholder income. As a Subchapter S corporation, if Castle Rock incurred losses during any taxable year, a pro rata share of such losses was available (subject to certain limitations) to shareholders to offset such shareholder’s taxable income during such year. As a shareholder of Guaranty, which is a C corporation, these losses will remain with Guaranty and this ability to offset taxable income with pass-through losses will no longer be available.

Federal income tax basis in common stock (as an S corporation) will no longer increase by the amount of earnings retained as shareholders’ equity. A shareholder’s federal income tax basis in S corporation stock generally will be increased by the shareholder’s pro rata share of the S corporation’s income retained by Castle Rock as capital (and generally will be decreased by the shareholder’s pro rata share of the S corporation’s losses). Any net increase in tax basis will reduce the amount of gain on the sale of stock by the shareholder; and any net decrease in tax basis will increase the amount of taxable gain on such sale. As a shareholder of Guaranty, which is a C corporation, the earnings or losses of Guaranty will not result in a change in the tax basis of the shareholder’s Guaranty stock.

Passive Investment Income Limitations. As an S corporation, if for any taxable year Castle Rock has passive investment income in excess of 25% of its gross receipts, Castle Rock is subject to a corporate level tax at the highest rate on such excess passive investment income. In addition, if Castle Rock has undistributed C corporation earnings and profits and has passive investment income in excess of 25% of Castle Rock’s gross receipts for three consecutive tax years, then Castle Rock’s election to be taxed as an S corporation for federal income tax purposes would terminate. Guaranty, as a C corporation, is not subject to these limitations on passive investment income.

Elimination of special rules applicable to trusts and exempt organizations. A trust that is a shareholder in an S corporation must pay particular attention to certain provisions of the Internal Revenue Code and rules promulgated by the IRS, including qualifying as an “Electing Small Business Trust,” “Qualified Subchapter S Trust.” As a shareholder of a C corporation, these rules are not applicable. A tax-exempt organization that is a shareholder in an S corporation must also pay particular attention to the application of unrelated business income tax (“UBIT”) to their investment in the S corporation (including the imposition of UBIT on the tax-exempt organization’s allocable portion of the S corporation’s income and on gains from the sale of the stock of the S corporation). The application of the UBIT rules to tax-exempt organizations holding Guaranty common stock will be greatly simplified. In general, tax exempt organizations are not subject to UBIT on the capital gains received from the sales of the stock of a C corporation and dividends received from a C corporation. In addition, the applicability of the S corporation rule excluding individual retirement accounts (“IRAs”) from holding S corporation stock unless the IRA held such stock on October 22, 2004 will no longer apply. This could enable more shareholders to hold their shares of Guaranty common stock through their IRAs.

Tax on Net Investment Income. As an S corporation, the income and loss of Castle Rock that is included in the taxable income of a Castle Rock shareholder for federal income tax purposes is treated as net investment income for purposes of the 3.8% surtax on net investment income. There is an exception to this rule for shareholders that are treated as materially participating in the activities of Castle Rock as determined under the passive loss rules of Section 469 of the Internal Revenue Code. As a C corporation, the taxable income of Guaranty is not included in the taxable income of its shareholders and is not subject to the 3.8% surtax on net investment income. In general, dividends received by Guaranty shareholders and capital gains recognized on the sale of Guaranty common stock will be included as net investment income for purposes of the 3.8% surtax on net investment income and will not be eligible for exception described above regardless of whether or not the shareholder materially participates in the business of Guaranty.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

Castle Rock is incorporated under the laws of the State of Colorado and the rights of Castle Rock shareholders are governed by the laws of the State of Colorado, Castle Rock’s articles of incorporation and Castle Rock’s bylaws. As a result of the Merger, Castle Rock shareholders will receive shares of Guaranty common stock and will become Guaranty stockholders. Guaranty is incorporated under the laws of the State of Delaware and the rights of Guaranty stockholders are governed by the laws of the State of Delaware, Guaranty’s certificate of incorporation and Guaranty’s bylaws. Thus, following the Merger, the rights of Castle Rock shareholders who become Guaranty stockholders in the Merger will no longer be governed by the laws of the State of Colorado and Castle Rock’s articles of incorporation and bylaws, and instead will be governed by the laws of the State of Delaware and Guaranty’s certificate of incorporation and bylaws.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Castle Rock shareholders under Castle Rock’s articles of incorporation and bylaws (left column) and the rights of Guaranty stockholders under Guaranty’s certificate of incorporation and bylaws (right column). While the parties believe that the summary table includes the material differences between the rights of Castle Rock’s shareholders and those of Guaranty’s stockholders, this summary does not include a complete description of all the differences between the rights of the shareholders. Copies of the full text of Guaranty’s certificate of incorporation and bylaws currently in effect, and Castle Rock’s articles of incorporation and bylaws currently in effect, are available, without charge, by following the instructions in the section entitled “Where You Can Find More Information.”

Castle Rock	Guaranty

Authorized Capital Stock

Castle Rock’s articles of incorporation state that the authorized capital stock of Castle Rock shall consist of 50,000 shares of Castle Rock Class A common stock, no par value per share, and 15,000 shares of Castle Rock Class B common stock, no par value per share. As of the record date, there were 11,234 shares of Castle Rock Class A common stock and 469 shares of Castle Rock Class B common stock outstanding.

Guaranty’s certificate of incorporation states that the authorized capital stock of Guaranty consists of 38,750,000 shares of voting common stock, 1,250,000 shares of non-voting common stock and 10,000,000 shares of preferred stock. As of the record date, there were [•] shares of Guaranty voting common stock outstanding, no shares of Guaranty non-voting common stock outstanding and no shares of Guaranty preferred stock outstanding.

Number of Directors

Castle Rock’s bylaws state that the number of directors comprising the board of directors will be not less than three or more than 12. There are currently six members of the Castle Rock board of directors.

Guaranty’s bylaws state that the number of directors comprising the board of directors will be determined from time to time by the Guaranty board of directors. There are currently 10 members of the Guaranty board of directors.

Election of Directors

Castle Rock’s articles of incorporation state that holders of Castle Rock Class A common stock are entitled to one vote per share, but that holders of Castle Rock Class B common stock have no voting rights except as required by the CBCA or applicable law. Castle Rock’s bylaws provide that a majority of the votes entitled to be cast on any matter by the voting group shall constitute a quorum of that voting group and that if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote shall be the act of the shareholders. Castle Rock’s articles of incorporation provide that cumulative voting shall not be permitted in the election of directors.

Guaranty’s certificate of incorporation provides that each holder of voting common stock is entitled to one vote for each share of stock held by such holder. Guaranty’s certificate of incorporation does not provide for cumulative voting in the election of directors by stockholders.

Castle Rock	Guaranty
Classification of Board of Directors

Castle Rock’s articles of incorporation and bylaws do not provide for a classified board of directors; each director serves until his or her successor is elected and qualified, and all directors are up for election annually.

Guaranty’s certificate of incorporation and bylaws do not provide for a classified board of directors; each director serves until his or her successor is elected and qualified, and all directors are up for election annually.

Removal of Directors

Under Castle Rock’s bylaws, any director may be removed from office in the manner provided by the CBCA. The CBCA permits the shareholders to remove any director, with or without cause, provided that a director may only be removed by the shareholders (i) if the number of votes cast in favor of removal exceeds the number of votes cast against removal and (ii) at a meeting called for the purpose of removing the director and where the notice of such meeting states that a purpose of the meeting is removal of the director. The CBCA also permits a court to remove any director in a proceeding commenced by the corporation or shareholders holding at least 10% of the outstanding shares of any class if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the corporation and that removal is in the best interests of the corporation.

Under Guaranty’s certificate of incorporation, any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, considered for that purpose as a single class.

Filling Vacancies on the Board of Directors

Castle Rock’s bylaws provide that vacancies in the Castle Rock board of directors will be filled by the affirmative vote of a majority of the remaining directors though less than a quorum and that any director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor. Castle Rock’s bylaws further provide that any vacancies resulting from any increase in the number of directors will be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual or special meeting of shareholders called for that purpose and that any director elected to fill such a vacancy will hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Guaranty’s certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, though less than a quorum. Any director elected or appointed to fill a vacancy will hold office until the next election of directors, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Nomination of Director Candidates by Shareholders

Castle Rock’s articles of incorporation and bylaws do not provide a procedure for shareholders to nominate a director for election.

Guaranty’s bylaws permit stockholders who are entitled to vote in the meeting of stockholders and who are stockholders of record at the time notice is delivered to the corporate secretary of Guaranty to nominate a director for election if notice is delivered to the corporate secretary not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws. Stockholders must deliver certain information regarding such nominee to Guaranty along with the notice.

Shareholder Proposals

Castle Rock’s articles of incorporation and bylaws do not provide a procedure for shareholders to make proposals at annual	Guaranty’s bylaws provide that in order for a proposal to be brought before an annual meeting by a stockholder, the

Castle Rock	Guaranty

or special meetings of shareholders. Written notice stating the place, date and hour, but not necessarily the purpose, of an annual meeting of shareholders must be given no fewer than 10 nor more than 60 days before the date of the special meeting. Written notice stating the place, date, hour and purpose of a special meeting of shareholders must be given no fewer than 10 nor more than 60 days before the date of the special meeting. See “Comparison of Shareholders’ Rights —Special Meetings of Shareholders.”

stockholder must give notice of the proposal to the secretary not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.

Shareholder Action Without a Meeting

According to Castle Rock’s bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to a vote with respect to such action and delivered to Castle Rock’s secretary for inclusion in the minutes or for filing with the corporate records.

Pursuant to Guaranty’s certificate of incorporation, any action required to be taken or which may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that any action required or permitted to be taken by the holders of Guaranty common stock may be taken by written consent or consents but only if such consent or consents are signed by all holders of Guaranty common stock entitled to vote thereon.

Special Meetings of Shareholders

Castle Rock’s bylaws provide that a special meeting of shareholders, for any purpose, may be called by the Castle Rock board of directors, president or secretary acting under instructions of the Castle Rock board of directors and shall be called by Castle Rock’s secretary at the written request of holders of at least 10% of the shares entitled to vote on any issue proposed to be considered at the meeting. Written notice stating the place, date, hour and purpose of the special meeting must be given no fewer than 10 nor more than 60 days before the date of the special meeting.

According to Guaranty’s bylaws, a special meeting of Guaranty stockholders may be called at any time by Guaranty’s board of directors, by the Chairman of the Board or upon the written request, stating the purpose of the meeting, of stockholders who together own of record 25% of the outstanding shares of each class of stock entitled to vote at the meeting.

Indemnification of Directors and Officers

Castle Rock’s articles of incorporation provide that the personal liability of a director to Castle Rock and its shareholders shall be limited to the fullest extent permissible by the CBCA. The CBCA permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty except for liability for a breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, voting for or assenting to unlawful distributions, or any transaction from which the director directly or indirectly derived an improper personal benefit. The CBCA also provides that no director or officer shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the litigation or such director or officer committed a criminal offense in connection with such situation.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to Guaranty or Guaranty Bank. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Guaranty’s certificate of incorporation provides that a director of Guaranty shall not be liable to Guaranty or its stockholders for monetary damages for breach of fiduciary duty as a director,

Castle Rock	Guaranty

Castle Rock’s articles of incorporation provide that, except as otherwise provided by applicable law, Castle Rock shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he or she was a director or officer of Castle Rock or is or was serving at the request of Castle Rock as a director, officer, partner, trustee, employee or agent of any foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against expenses (including attorneys’ fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him or her in connection with such action, suit, or proceeding if (i) the directors, by a majority vote of a quorum, which quorum shall consist of directors not parties to the proceeding, (ii) or, if a quorum cannot be obtained, a committee of directors, by a majority vote, which committee shall be designated by the Castle Rock board of directors and consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee, (iii) or, if a quorum cannot be obtained and a committee cannot be established, or even if such quorum can be obtained or committee can be established but such quorum or committee so directs, by independent legal counsel selected by (A) a vote of the Castle Rock board of directors or a committee thereof, or (B) if a quorum cannot be obtained or a committee cannot be established, by the full Castle Rock board of directors (including directors who are parties to the proceeding) or by a vote of the shareholders, determines (I) that such person’s conduct was in good faith, (II) that such person reasonably believed that, in the case of conduct in his or her official capacity with Castle Rock, that such conduct was in Castle Rock’s best interests, and in all other cases, that such conduct was at least not opposed to Castle Rock’s best interests, and (III) in the case of any criminal proceeding, such person had no reasonable cause to believe that such conduct was unlawful, provided that Castle Rock shall indemnify such person, notwithstanding any such determination, if (1) such person has been wholly successful, on the merits or otherwise, in defense of any such proceeding, against expenses (including attorneys’ fees) reasonably incurred by such person in connection with the proceeding, or (2) ordered by a court.

Castle Rock shall not indemnify any person with respect to any claim in connection with any proceeding charging improper personal benefit to such person in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.

Any indemnification in connection with a proceeding brought by or in the right of Castle Rock shall be limited to reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding.

The termination of any proceeding by judgment, order,

except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law.

Guaranty’s bylaws also provide that Guaranty will indemnify any person who is or was or has agreed to become a director or officer of Guaranty who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become a director or officer of Guaranty, or is or was serving or has agreed to serve at the request of Guaranty as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that such person is or was or has agreed to become an employee or agent of Guaranty, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Guaranty, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of Guaranty to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Guaranty unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of Guaranty has been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Unless Guaranty’s board of directors otherwise determines in a specific case, expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by Guaranty in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Guaranty.

Castle Rock	Guaranty

settlement, or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person seeking indemnification did not meet the requisite standards of conduct to entitle such person to indemnification.

Castle Rock may pay expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding to a person in advance of the final disposition of such action, suit or proceeding upon receipt of (x) a written affirmation of such person’s good faith belief that he or she has met the requisite standards of conduct, (y) a written undertaking to repay such advances if it is ultimately determined that such person did not meet the requisite standards of conduct, and (z) a group listed in (i), (ii) or (iii) above determines that the facts known to such group would not preclude indemnification.

Amendments to Certificate of Incorporation and Bylaws

Castle Rock’s articles of incorporation may be amended in any manner allowed under the CBCA.

Castle Rock’s bylaws may be amended by the Castle Rock board of directors (unless the shareholders, in making, amending or repealing a particular bylaw, provide expressly that the directors may not amend or repeal such bylaw) or by the shareholders.

Guaranty’s certificate of incorporation may be amended in any manner allowed under Delaware law.

Guaranty’s bylaws may be amended by the board of directors, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them at any special meeting of stockholders called for such purpose.

Anti-Takeover Provisions

The CBCA has no express anti-takeover provisions.

Guaranty, in its certificate of incorporation, has opted out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a “business combination” (as defined under Delaware law) with a person, together with affiliates and associates, who owns or did own 15% or more of the corporation’s voting stock for three years following the time that a person becomes a 15% stockholder, with certain exceptions.

INFORMATION ABOUT GUARANTY

Guaranty is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As of June 30, 2017, Guaranty had consolidated total assets of $3.40 billion, total loans and leases, net of deferred fees and costs of $2.58 billion, deposits of $2.76 billion and stockholders’ equity of $367.5 million.

Guaranty Bank provides comprehensive banking and other financial services including commercial and industrial, real estate, construction, consumer and agriculture loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. In addition to loans and depository services, the bank also provides wealth management solutions, including trust and investment management services. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from business operations. There are no significant concentrations of loans to any one industry or borrower. The borrowers’ ability to repay their loans is generally dependent on the real estate market and general economic conditions prevailing in Colorado, among other factors.

Guaranty common stock is listed on the NASDAQ Global Select Market under the symbol “GBNK.” See “Summary—Stock Price and Dividend Information.”

Guaranty’s principal executive offices are located at 1331 Seventeenth Street, Suite 200, Denver, Colorado 80202. Guaranty’s telephone number is (303) 675-1194 and its website is www.gbnk.com. The information on Guaranty’s website is not a part of this proxy statement/prospectus and the reference to Guaranty’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about Guaranty is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT CASTLE ROCK

General

Castle Rock is a registered bank holding company for its wholly owned subsidiary, Castle Rock Bank. Castle Rock Industrial Bank opened in 1974 to fulfill a vision of a financial institution where local management and ownership could use their first-hand knowledge of the community in order to provide personalized and customized banking services. Castle Rock Industrial Bank’s founders wanted a friendly bank that placed value on relationships, not just transactions; where customers could sit down to discuss their needs with local decision-makers and know that they would be valued as individuals not just account numbers. On July 20, 1992, Castle Rock Industrial Bank changed its name to Castle Rock Bank. It has grown in asset size, deposit base, and number of locations; its products and services have grown to keep pace with technological advances and the needs in the community.

Stock Ownership of Officers and Directors

The following table shows as of August 21, 2017, the shares of Castle Rock common stock beneficially owned by Castle Rock’s directors, executive officers and owners of more than 5% of the issued and outstanding shares of Castle Rock common stock. Unless otherwise indicated, each director, executive officer or 5% shareholder has sole voting power (or shares such power with his or her spouse or child) with respect to the shares set forth in the following table. The source of information provided in the table is Castle Rock’s shareholders records and inquiries to its directors and officers.

Name and address of Director or Executive Officer	Amount and Nature of Beneficial Ownership of Common Stock	Ownership as % of Common Stock(1)

Thomas J. Miller(1)	3,500	29.91%

D.J. Tedesco(2)	175	1.50%

Donna M. Scott(3)	247	2.11%

Mary D. Martin(4)	355	3.03%

Dennis E. Pottenger(5)	1,725	14.74%

Andrew J. Robinson(6)	1,901	16.24%

Narvel C. Martinez	0	*

Terry K. Hostetler	0	*

Thomas D. Waymire	0	*

Directors and Executive Officers as a Group (9 persons)	7,903	67.53%

Name and address of 5% Shareholder

Thomas J. Miller(1)	3,500	29.91%

Andrew J. Robinson(6)	1,901	16.24%

Darlene J. Hankison Estate(7)	1,777	15.18%

Kent C. Miller(8)	1,021	8.72%

Dennis E. Pottenger(5)	1,725	14.74%

Notes:

*                 Indicates beneficial ownership of less than 1%.

(1)         Consists of 3,500 shares of Castle Rock Class A common stock and no shares of Castle Rock Class B common stock and includes shares held of record by Thomas J. Miller Revocable Living Trust and Victoria A. Miller Revocable Living Trust.

(2)         Consists of 77 shares of Castle Rock Class A common stock and 98 shares of Castle Rock Class B common stock and includes shares held of record by D.J. and Sarah Tedesco and Donald J. and Sarah T. Tedesco.

(3)         Consists of 139 shares of Castle Rock Class A common stock and 108 shares of Castle Rock Class B common stock and includes shares held of record by William S. and Donna M. Scott.

(4)         Consists of 355 shares of Castle Rock Class A common stock and no shares of Castle Rock Class B common stock and includes shares held of record by Larry D. and Mary Dunckel Martin.

(5)         Consists of 1,725 shares of Castle Rock Class A common stock and no shares of Castle Rock Class B common stock and includes shares held of record by Dennis E. and Linda L. Pottenger.

(6)         Consists of 1,901 shares of Castle Rock Class A common stock and no shares of Castle Rock Class B common stock and includes shares held of record by Andrew J. and Judith A. Robinson.

(7)         Consists of 1,777 shares of Castle Rock Class A common stock and no shares of Castle Rock Class B common stock.

(8)         Consists of 1,021 shares of Castle Rock Class A common stock and no shares of Castle Rock Class B common stock.

DESCRIPTION OF GUARANTY CAPITAL STOCK

Authorized, Issued and Outstanding Shares of Capital Stock

Guaranty’s certificate of incorporation provides that Guaranty is authorized to issue, without stockholder action, a total of 50,000,000 shares of capital stock, consisting of 38,750,000 shares of voting common stock, par value $0.001 per share, 1,250,000 shares of non-voting common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock may be issued in one or more series and with such terms and conditions, at such times and for such consideration, as Guaranty’s board of directors may determine.

As of the record date: (i) [•] shares of voting common stock were issued and outstanding, including [•] shares of unvested stock awards; (ii) [•] shares of voting common stock were reserved for issuance under Guaranty’s 2015 Long-Term Incentive Plan; (iii) no shares of non-voting common stock were issued and outstanding; and (iv) no preferred stock was issued or outstanding.

Common Stock

The following description of Guaranty’s common stock summarizes the material terms and provisions of Guaranty’s voting common stock and non-voting common stock. References herein to “common stock” shall be deemed to include a reference to both Guaranty’s voting common stock and non-voting common stock, collectively.

Non-Voting Common Stock

The shares of non-voting common stock have rights identical to the voting common stock except that the non-voting common stock has no voting power and is not entitled to vote on any matter, other than to vote in the following circumstances: (i) if any proposed amendment, alteration or repeal of any provision of Guaranty’s certificate of incorporation would adversely affect the powers, preferences or rights of the non-voting common stock in a manner that would be materially adverse from the effect of any such amendment, alteration or repeal on the voting common stock, then the affirmative vote of a majority of the outstanding shares of non-voting common stock, voting separately as a class, will be required to authorize such amendment, alteration or repeal; and (ii) if otherwise required by law.

Subject to the additional restrictions described in the immediately following paragraph, any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of voting common stock at any time, but only if any required regulatory approvals have been received and there are a sufficient number of authorized but unissued shares of voting common stock to permit such conversion.

Notwithstanding the prior paragraph, the shares of non-voting common stock received in connection with a conversion of voting common stock or preferred stock are only convertible into shares of voting common stock by a holder who receives such shares by means of: (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of Guaranty; or (iii) a transfer to a transferee that would control more than 50% of the voting securities of Guaranty without any transfer from such transferor or its affiliates, as applicable (each of (i) - (iii), a “Widely Dispersed Offering”); provided, further, that in addition to being non-voting while held by any such holder or its affiliates, such shares of non-voting common stock will remain non-voting while held by any holder who receives such shares by means other than a Widely Dispersed Offering.

If Guaranty ceases to be a bank holding company, then all shares of non-voting common stock will automatically be converted in shares of voting common stock.

Any holder of voting common stock may elect to convert any number of shares of voting common stock into an equal number of shares of non-voting common stock with the prior approval of Guaranty’s board of directors acting in it is sole and absolute discretion or pursuant to a written agreement with Guaranty expressly providing for such conversion.

Voting Rights

Each share of voting common stock entitles the holder thereof to one vote on each matter for which stockholders are entitled to vote.

The holders of a majority in number of the total outstanding shares of stock of Guaranty entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. Matters are generally decided by the affirmative vote of a majority of the votes cast at any meeting of stockholders —the number of votes cast “FOR” the matter must exceed the number of votes cast “AGAINST” the matter. Guaranty’s board of directors is elected by a majority voting standard—each director nominee must receive a majority of votes cast to be elected (i.e., the number of votes cast for the director nominee must exceed the number of votes cast against that nominee). In a contested election, the standard for election of directors would be a plurality of the votes cast. Cumulative voting is not allowed.

Dividends

Holders of Guaranty common stock are entitled to dividends out of funds legally available for such dividends when, if and as declared by Guaranty’s board of directors. Beginning in May, 2013, Guaranty paid cash dividends of 2.5 cents per share to stockholders on a quarterly basis through November of 2013. Beginning February 25, 2014, Guaranty increased the quarterly cash dividend to 5 cents per share and has paid quarterly stockholder dividends at this level through the fourth quarter 2014. Beginning February 10, 2015 Guaranty’s board of directors increased the quarterly dividend to 10 cents per share. Beginning February 2, 2016, Guaranty’s board of directors increased the quarterly dividend to 11.5 cents per share. Beginning February 7, 2017, Guaranty’s board of directors increased the quarterly dividend to 12.5 cents per share.

Guaranty’s ability to pay dividends is subject to the restrictions of the DGCL. Because Guaranty is a bank holding company with no significant assets other than its bank subsidiary, Guaranty Bank, it currently depends upon dividends from its bank subsidiary for the majority of its revenues. Various banking laws applicable to Guaranty Bank limit the payment of dividends, management fees and other distributions by the bank to Guaranty, and may therefore limit Guaranty’s ability to pay dividends on its common stock.

Under the terms of Guaranty’s trust preferred securities, including the related subordinated debentures, issued on June 30, 2003 and April 8, 2004, Guaranty cannot declare or pay any dividends or distributions (other than stock dividends) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of Guaranty capital stock if: (i) an event of default under any of the subordinated debenture agreements has occurred and is continuing; or (ii) Guaranty defers payment of interest on the trust preferred securities (for a period of up to 60 consecutive months as long as Guaranty is in compliance with all covenants of the agreement).

Any future determination relating to dividend policy will be made at the discretion of Guaranty’s board of directors and will depend on a number of factors, including general business conditions, Guaranty’s financial results, future business prospects and capital requirements, contractual, legal, and regulatory restrictions on the payment of dividends by Guaranty to its shareholders or by the Guaranty Bank to Guaranty, and such other factors as Guaranty’s board of directors may deem relevant.

Liquidation; Dissolution

In event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of Guaranty, holders of Guaranty common stock have the right to receive ratably all of the assets remaining after payment of all of Guaranty’s debts and liabilities and liquidation preferences of any preferred stock then outstanding.

Registration Rights

Pursuant to the Investment Agreement, dated as of May 6, 2009, as amended, by and among Guaranty and the investors named therein (the “Investment Agreement”), Guaranty agreed to prepare and file a shelf registration statement with the SEC covering all shares of voting common stock issuable upon the conversion of Guaranty’s Series A Convertible Preferred Stock, including shares of voting common stock issuable upon the conversion or exchange of shares of non-voting common stock issued upon the conversion of Guaranty’s Series A Convertible Preferred Stock. Guaranty currently has a registration statement and prospectus on file with the SEC that address this obligation. Such investors also have customary demand and piggyback registration rights.

Board Representation

Pursuant to the Investment Agreement, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P., together, have the right to appoint one member or one observer to the board of directors of each of Guaranty and Guaranty Bank.

Other Terms

Shares of Guaranty common stock are not liable to assessment or further call. The common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

At the direction of Guaranty’s board of directors, Guaranty may issue shares of preferred stock from time to time. The board may, without any action by the holders of Guaranty common stock:

•                  adopt resolutions to issue preferred stock in one or more classes or series;

•                  fix or change the number of shares constituting any class or series of preferred stock; and

•                  establish or change the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•                  general or special voting rights;

•                  preferential liquidation or preemptive rights;

•                  preferential cumulative or noncumulative dividend rights;

•                  redemption or put rights; and

•                  conversion or exchange rights.

Guaranty may issue shares of, or rights to purchase, preferred stock the terms of which might:

•                  adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, Guaranty common stock;

•                  discourage an unsolicited proposal to acquire Guaranty; or

•                  facilitate a particular business combination involving Guaranty.

Any of these actions could discourage a transaction that some or a majority of Guaranty’s stockholders might believe to be in their best interests or in which Guaranty’s stockholders might receive a premium for their stock over its then market price.

As of the date of this proxy statement/prospectus, no series of preferred stock is issued or outstanding.

Certain Anti-Takeover Provisions

Guaranty’s certificate of incorporation and bylaws contain a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of Guaranty, including provisions: (i) providing Guaranty’s board of directors with the power to fix from time to time the size of the board; (ii) providing the board with the exclusive power to fill vacancies on the board; (iii) providing that stockholders may act without a meeting only if a consent in writing is signed by all holders of Guaranty stock entitled to vote thereon; (iv) providing that special meetings of stockholders may be called only by the board, the Chairman of the Board or by stockholders who together own of record 25% or more of the outstanding shares of each class of stock entitled to vote at the meeting; (v) providing that stockholders must provide Guaranty with advance notice of stockholder nominees for director and other stockholder proposals in order for such matters to be considered at a stockholder meeting; and (vi) providing that the board may adopt, amend or repeal Guaranty’s bylaws by the affirmative vote of a majority of the directors. The foregoing provisions could impede a change of control.

However, as permitted by the DGCL, Guaranty’s certificate of incorporation provides that Guaranty has expressly elected not to be governed by Section 203 of the DGCL, which restricts business combinations with interested stockholders.

Restrictions on Ownership

The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Guaranty. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of Guaranty’s voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Guaranty, could constitute acquisition of control of the bank holding company.

Transfer Agent and Registrar

The transfer agent and registrar for Guaranty’s voting common stock is Computershare Trust Company, N.A.

NASDAQ Global Select Market Listing

As of the date of this proxy statement/prospectus, Guaranty’s voting common stock is quoted on the NASDAQ Global Select Market under the symbol “GBNK.”

EXPERTS

The consolidated financial statements of Guaranty as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and the effectiveness of Guaranty’s internal control over financial reporting as of December 31, 2016 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in Guaranty’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Shapiro Bieging Barber Otteson LLP, Denver, Colorado, and McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma, have delivered their opinions to Guaranty and Castle Rock, respectively, as to certain United States federal income tax consequences of the Merger. Please see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 51. The validity of the Guaranty common stock to be issued in connection with the Merger will be passed upon for Guaranty by Shapiro Bieging Barber Otteson LLP, Denver, Colorado.

OTHER MATTERS

As of the date of this document, the Castle Rock board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Guaranty to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This proxy statement/prospectus incorporates by reference the documents set forth below that Guaranty has previously filed with the SEC (File No. 000-51556) and all documents filed by Guaranty with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting (other than, in each case, documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):

•                  Annual Report on Form 10-K for the year ended December 31, 2016;

•                  Definitive Proxy Statement for Guaranty’s annual meeting of stockholders filed on March 24, 2017;

•                  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017; and

•                  Current Reports on Form 8-K filed January 5, 2017, January 25, 2017, January 31, 2017, February 8, 2017, February 17, 2017, April 19, 2017, May 2, 2017, May 9, 2017, July 3, 2017, July 19, 2017, July 31, 2017 and August 9, 2017.

Guaranty files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Guaranty files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document.

Neither Guaranty nor Castle Rock has authorized anyone to give any information or make any representation about the Merger or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

by and between

GUARANTY BANCORP

and

CASTLE ROCK BANK HOLDING COMPANY

Dated as of July 18, 2017

i

(continued)

(continued)

(continued)

Exhibit A:                   Form of Voting Agreement

Exhibit B:                   Form of Merger Agreement by and between Guaranty Bank and Trust Company and Castle Rock Bank

Company Schedule 1.1(a)	Change in Control Payments
Company Schedule 1.1(b)	Future Benefit Payments
Guaranty Schedule 1.1(c)	Required Owned Real Property
Company Schedule 3.2(b)	Termination of Material Contracts
Company Schedule 4.1(b)	Company Business and Assets
Company Schedule 4.3(b)	Company Required Approvals
Company Schedule 4.4	Third Party Consents
Company Schedule 4.5(c)	Company Securities
Company Schedule 4.6	Shareholders
Company Schedule 4.7(a)	Subsidiaries and Jurisdictions
Company Schedule 4.7(c)	Subsidiary Securities
Company Schedule 4.7(e)	Third Party Interests
Company Schedule 4.8(d)	Certain Changes
Company Schedule 4.8(e)	Controls on Systems
Company Schedule 4.11	Material Contracts
Company Schedule 4.14	Litigation
Company Schedule 4.16(a)	Owned Real Property
Company Schedule 4.16(b)	Leased Real Property
Company Schedule 4.18	Insurance Coverage
Company Schedule 4.19	Permits
Company Schedule 4.26(a)(i)	Loans
Company Schedule 4.26(a)(ii)	Bank OREO
Company Schedule 4.26(a)(iii)	Criticized Assets
Company Schedule 4.26(b)	Watch List
Company Schedule 4.28	Employees
Company Schedule 4.30(a)	Employee Plans
Company Schedule 4.30(h)	Insider Loans
Company Schedule 4.30(i)	Certain Payments
Company Schedule 4.32(d)	Tax Return Jurisdictions
Company Schedule 4.33	Affiliate Transactions
Company Schedule 4.37	Guaranties
Guaranty Schedule 5.6	Litigation
Company Schedule 6.2(b)(vii)	Property Sale
Company Schedule 6.2(b)(viii)	Employee Agreements
Company Schedule 6.2(b)(ix)	Employee 2016 Compensation
Company Schedule 6.2(b)(x)	Employee Plan Amendments
Company Schedule 6.2(b)(xxiv)	Excepted Capital Expenditures
Company Schedule 6.14(a)	Owned Real Property Insurance Amounts
Company Schedule 6.15(b)	Termination Agreements
Company Schedule 6.15(c)	Repairs
Company Schedule 13.15(a)	Shareholders’ Representative

v

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) dated as of July 18, 2017, is by and between Guaranty Bancorp (“Guaranty”), a Delaware corporation and bank holding company registered under the Bank Holding Company Act of 1956 (“BHC Act”), and Castle Rock Bank Holding Company (the “Company”), a Colorado corporation and bank holding company registered under the BHC Act.

WHEREAS, Guaranty desires to affiliate with the Company and the Company desires to affiliate with Guaranty by merging the Company with and into Guaranty, with Guaranty as the surviving entity (the “Merger”); and

WHEREAS, the board of directors of Guaranty (the “Guaranty Board”) and the board of directors of the Company (the “Company Board”) each believe that the Merger in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits and schedules hereto and the other transactions contemplated by this Agreement are advisable and in the best interests of their stockholders and shareholders, respectively; and

WHEREAS, for federal income Tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations; and

WHEREAS, the Guaranty Board and the Company Board have each approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Guaranty’s willingness to enter into this Agreement, each of the members of the Company Board and of the board of directors of Bank and each of their respective immediate family members has entered into an agreement dated as of the date hereof pursuant to which such Person will vote all of the shares of Class A common stock of the Company, no par value per share (“Company Class A Stock”), beneficially owned by such Person in favor of this Agreement and the transactions contemplated hereby, in substantially the form attached hereto as Exhibit A (the “Voting Agreement”); and

WHEREAS, this Agreement provides for the Merger, and in connection therewith, all of the issued and outstanding shares of Company Stock shall be exchanged for consideration as set forth in this Agreement; and

WHEREAS, it is contemplated that immediately following the Merger, and pursuant to a separate agreement in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”), Guaranty Bank and Trust Company, a Colorado state banking corporation and wholly-owned subsidiary of Guaranty (“Guaranty Bank”), and Castle Rock Bank, a Colorado state banking corporation and wholly-owned subsidiary of the Company (“Bank”), shall be combined through a merger, with Guaranty Bank as the surviving entity (the “Bank Merger”).

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

I.         DEFINITIONS

Section 1.1                    Definitions.  As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those applicable to Guaranty that are contained in the Non-Disclosure Agreement.

“Acquisition Proposal” means any proposal, offer, indication of interest or inquiry from any Person or group for, whether in one transaction or a series of related transactions, or relating to any: (i) merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of the Company; (ii) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company and its Subsidiaries representing 10% or more of the consolidated assets of the Company and its Subsidiaries (including equity securities of the Subsidiaries), measured either by book value or fair market value; (iii) issuance, sale or other disposition by the Company (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of the Company; (iv) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding Company Stock or any class of equity securities of the Company; (v) recapitalization, liquidation, dissolution or other similar type of transaction with respect to the Company which would result in any Person or group acquiring 10% or more of the fair market value of the assets (including capital stock of the Subsidiaries) of the Company and its Subsidiaries taken as a whole (including equity securities of the Subsidiaries); or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger. For the avoidance of doubt, if any material change is made to any Acquisition Proposal, such altered Acquisition Proposal shall be considered a separate and distinct Acquisition Proposal.

“Affiliate” means any natural corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“After-Tax” means subtracting an estimated deduction at an effective 38% tax rate.

“Aggregate Loan Balance” means, as of a specified date, the aggregate amount of principal and accrued interest with respect to all Loans.

“Aggregate Merger Consideration” means $23,000,000, as may be adjusted pursuant to Section 3.2.

“Aggregate Stock Consideration” means a number of shares of Guaranty Common Stock equal to the quotient, rounded to the nearest hundred thousandth, obtained by dividing the Aggregate Merger Consideration by the Guaranty Valuation Price, as such number may be adjusted pursuant to Section 9.1(g).

“ALLL” means Bank’s allowance for loan and lease losses.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, county, national, foreign, international or multinational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Requirements” means and includes, as of the time of reference, with respect to Bank’s origination, servicing, insuring, purchase, sale or filing of claims in connection with Mortgage Loans, all contractual, legal and other obligations of Bank (including any contained in a Mortgage Loan document or any Governmental Authority guides, rules or procedures, including guides, rules and procedures relating to the origination, purchase, sale, securitization and servicing of Mortgage Loans).

“Average Daily Earnings Rate” shall mean the consolidated net income of the Company for the period commencing on January 1, 2017 and ending on the Calculation Date multiplied by 0.60 and divided by the number of days elapsed from and including January 1, 2017 to and including the Calculation Date.

“Balance Sheet Date” means December 31, 2016.

“Bank Executive Officers” means Thomas J. Miller and D.J. Tedesco.

“Best Efforts” means the taking of all commercially reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business Person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition, but excludes the initiation of legal proceedings.

“Brokered Deposit” shall have the meaning set forth in 12 C.F.R. 337.6(a)(2).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Denver, Colorado are authorized or required by Applicable Law or any Governmental Authority to close.

“Calculation Date” means the last day of the month immediately preceding the month in which the Effective Time occurs.

“CBCA” means the Colorado Business Corporations Act.

“Change in Control Payments” means payments owed pursuant to any contract, understanding, instrument, arrangement, commitment or undertaking of any nature, any amount paid, payable or reasonably expected to become payable by the Company or any of its Subsidiaries as of, prior to or as a result of the Effective Time resulting from a change in control as defined therein pursuant to the terms of any contract, understanding, instrument, arrangement, commitment or undertaking of any nature existing prior to or concurrently with the execution of this Agreement, which are listed on Company Schedule 1.1(a).

“Charter Documents” means a certificate or articles of incorporation (including certificates of designation), bylaws, and other organizational documents, each as amended, and each as currently in effect.

“Closing Distribution” means a distribution payable by Bank on the Closing Date to the Company and by the Company to its shareholders of record on a pro rata basis in an amount equal to the amount by which the Tangible Book Value on the Calculation Date exceeds the Minimum Tangible Book Value.

“Code” means the Internal Revenue Code of 1986.

“Company Class A Stock” means the voting Class A common stock of the Company, no par value per share.

“Company Class B Stock” means the non-voting Class B common stock of the Company, no par value per share.

“Company Financial Statements” means the FR Y-9SP Reports and the Bank Call Reports.

“Company Real Property” means, collectively, all Leased Real Property and Owned Real Property.

“Company Schedule” means the confidential disclosure schedule delivered by the Company to Guaranty concurrently with the execution of this Agreement, which disclosure schedule is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement to which it relates, and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Guaranty. The Company Schedule shall set forth, among other things, items the disclosure of which are necessary or appropriate: (i) in response to an express disclosure requirement contained in a provision of this Agreement; (ii) as an exception to one or more representations and warranties contained in Article IV; or (iii) as an exception to one or more covenants contained in this Agreement.

“Company Stock” means the Company Class A Stock and the Company Class B Stock.

“Core Deposits” means, as of a particular date, a dollar amount equal to all deposit liabilities of Bank, less all Brokered Deposits and all deposits solicited solely via the Internet.

“CRA” means the Community Reinvestment Act.

“DGCL” means the Delaware General Corporation Law.

“Employee Plan” means, whether or not written, any: (i) “employee benefit plan”, as defined in Section 3(3) of ERISA; (ii) any compensation, employment, consultancy, severance, termination protection, change in control, transaction bonus, retention or similar service agreement, plan, arrangement or policy; or (iii) any other plan or arrangement providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements or cafeteria plans), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); in each case: (A) which is sponsored, maintained, administered, contributed to, extended or arranged by the Company or any Affiliate of the Company and covers any current or former employee, officer, director or independent contractor of or consultant to the Company or Bank; or (B) with respect to which the Company or Bank has any direct or indirect liability.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and general principles of equity.

“Environmental Laws” means any Applicable Law, including any applicable and enforceable judicial or administrative Order, relating to the environment or any Hazardous Substance, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq.; the Hazardous Materials Transportation Act,, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excess Bonus Payments” means a dollar amount equal to: (i) the total amount of all bonuses paid or reasonably expected to be paid to all Company and Bank employees, officers and directors for the performance period ending December 31, 2017, plus all payroll, employment and similar Taxes paid or payable in connection with such bonuses; minus (ii) the total amount of all bonuses paid to all Company and Bank employees, officers and directors for the performance period ended December 31, 2016, plus all payroll, employment and similar Taxes paid or payable in connection with such bonuses; provided, however, that in no event shall the Excess Bonus Payments be less than zero.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means Computershare Trust Company, N.A.

“Fannie Mae” means Fannie Mae, formerly known as the Federal National Mortgage Association.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Final Index Price” means the average of the daily closing value of the Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth day prior to the Calculation Date.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“Future Benefit Payments” means payments pursuant to the salary continuation, deferred compensation, severance and other Employee Plans between the Company or Bank and any other Person which are listed on Company Schedule 1.1(b).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any federal, state, local, municipal, county, national, foreign, international or multinational government or governmental or regulatory authority, including any department, court, commission, bureau, board, administrative agency or regulatory body of any of the foregoing or any non-governmental regulatory body that provides standards for certification.

“Guaranty Calculation Date Stock Price” means: (i) the sum, for each of the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth day prior to the Calculation Date, of the product of: (A) the closing price of Guaranty Common Stock as quoted on the NASDAQ for such trading day; multiplied by (B) the trading volume of Guaranty Common Stock reported on the NASDAQ for such trading day; divided by (ii) the aggregate trading volume over such 15-day period.

“Guaranty Common Stock” means the voting common stock of Guaranty, par value $0.001 per share.

“Guaranty Non-Voting Stock” means the non-voting common stock of Guaranty, par value $0.001 per share.

“Guaranty Preferred Stock” means the preferred stock of Guaranty, par value $0.001 per share.

“Guaranty Schedule” means the confidential disclosure schedule delivered by Guaranty to the Company concurrently with the execution of this Agreement, which disclosure schedule is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement to which it relates, and each of which disclosures shall also be deemed to be representations and warranties made by Guaranty to the Company. The Guaranty Schedule shall set forth, among other things, items the disclosure of which are necessary or appropriate: (i) in response to an express disclosure requirement contained in a provision of this Agreement; or (ii) as an exception to one or more representations and warranties contained in Article V.

“Guaranty Valuation Price” means $27.36, which amount is: (i) the sum, for each of the 10 consecutive trading days ending on and including the trading day immediately preceding the date of this Agreement, of the product of: (A) the closing price of Guaranty Common Stock as quoted on the NASDAQ for such trading day; multiplied by (B) the trading volume of Guaranty Common Stock reported on the NASDAQ for such trading day; divided by (ii) the aggregate trading volume over such 10-day period.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, or any substance or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos or asbestos containing material and any substance or material regulated under any Environmental Law, except de minimis amounts of household cleaning and office products used, kept and disposed of in compliance with applicable Environmental Laws.

“Indebtedness” means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business); (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for services and supplies incurred in the ordinary course of business); (vi) all lease obligations of such Person that are required to be or otherwise are capitalized on the books and records of such Person in accordance with GAAP; (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); (ix) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business); and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Index” means the KBW Nasdaq Regional Banking Index (KRX) or, if such index is not available, such substitute or similar index as substantially replicates the KBW Nasdaq Regional Banking Index (KRX).

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including any provider of private Mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan or related mortgaged property.

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in any jurisdiction: (i) inventions and improvements thereto, whether or not patentable, invention disclosures, statutory invention registrations, design rights, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof); (ii) trademarks, service marks, trade dress, logos, domain names, Internet account names (including social networking and media names), rights of publicity, trade names, corporate names and all other source identifiers, and all goodwill associated with any of the foregoing; (iii) copyrights, including all derivative works, moral rights, renewals, extensions, reversions and restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression; (iv) computer software (including source code, object code, firmware, operating systems and specifications), databases and data collections; (v) trade secrets, know-how and confidential business information; (vi) any other type of intellectual property or intellectual property right; (vii) registrations and applications for registration of any of the foregoing; and (viii) rights to sue or recover and retain damages for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Knowledge means: (i) with respect to the Company, the actual knowledge of the Bank Executive Officers; and (ii) with respect to Guaranty, the actual knowledge of Paul Taylor, Michael Hobbs, Christopher Treece or Cathy Goss. For purposes of this definition, a named executive officer shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such executive officer in the course of the management reporting practices of the Company or Guaranty, as applicable.

“Lien” means, with respect to any property or asset, any Mortgage, lien, license, pledge, charge, security interest, encumbrance, covenant, easement, right of way, restriction on disposition or transfer, voting or other similar agreement, or other adverse claim, limitation or restriction of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Marijuana-Related Business Loan” means any Loan to any Person engaged in a business that grows, produces, buys or sells or otherwise distributes marijuana, a business that leases real property or otherwise provides space to a such a business, or a business that leases or otherwise provides equipment which is directly used to grow or produce marijuana.

“Material Adverse Effect” means: (i) any fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on: (A) the financial position, business, assets, liabilities, profits or results of operations or financial performance of a Person and its Subsidiaries, individually or taken as a whole; or (B) the ability of a Person to timely perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; or (ii) any other fact, effect, event, change, occurrence or circumstance that could materially impair a Person’s ability to operate its business in the ordinary course; provided, however, that Material Adverse Effect shall not be deemed to include, either alone or in combination, the impact of: (1) changes generally affecting the economy, financial or securities markets; (2) the announcement of the Merger; (3) any outbreak or escalation of war or hostilities or any act of terrorism; (4) general conditions in the financial industry, including changes in laws, regulations, rules, GAAP or regulatory accounting requirements; or (5) with respect to the Company and Bank, any changes made or actions taken or not taken by the Company or Bank at the request or with the consent of Guaranty; provided further, however, that any effect referred to in clause (1), (3) or (4) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably be expected to occur to the extent that effect has a disproportionate effect on a Person and its Subsidiaries, taken as a whole, compared to other participants in the financial industries in which the Person and its Subsidiaries conduct their businesses. With respect to the Company and Bank, a “Material Adverse Effect” shall include one or more facts, effects, events, changes, occurrences or circumstances that, individually or in the aggregate, results in: (x) a 15% or greater decrease in the Aggregate Loan Balance as of July 18, 2017; or (y) a 15% or greater decrease in Core Deposits from the level as of July 18, 2017.

“Minimum Allowance Amount” means $1,464,000.

“Minimum Tangible Book Value” means $16,000,000; provided in the event the Calculation Date occurs prior to December 31, 2017, Minimum Tangible Book Value shall equal: (i) $16,000,000 minus (ii) the product of (A) the number of days from (but not including) the Calculation Date to and including December 31, 2017 and (B) the Average Daily Earnings Rate.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a Lien on real property.

“Mortgage Loan” means any Loan secured by, or intending to be secured by, a Mortgage or other Lien on real property, whether such Loan is originated, purchased, sold, participated in, serviced or subserviced by the Company, Bank or any Subsidiary of the Company or Bank, as applicable.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered by an arbitrator, in each case having competent jurisdiction to render such.

“Paid Off Loan” means a Mortgage Loan or any other type of Loan that, at any time, has been owned or serviced by Bank and has been paid off, foreclosed, or otherwise liquidated.

“Permitted Encumbrances” means: (i) Liens disclosed in the Company Financial Statements; (ii) Liens for Taxes, assessments or governmental charges or levies not yet due or being contested in good faith and for which adequate accruals or reserves have been established in the Company Financial Statements; (iii) exceptions arising in the ordinary course of business which do not secure any material monetary obligation and do not materially detract from the value or materially interfere with the present use of any such properties or assets; and (iv) with respect to Owned Real Property: (A) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business for amounts which are not yet due; and (B) Liens for zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, and easements, provided, in each case, that such Liens do not materially detract from the value or materially interfere with the present use of the Owned Real Property they encumber.

“Permitted Exceptions” means all Permitted Encumbrances and all exceptions to title set forth in any Title Policy.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Representative” means, with respect to any Person, any of such Person’s shareholders, officers, directors, employees, partners, managers, members, investment bankers, attorneys, financial advisors, accountants, auditors, consultants, advisors and other agents.

“Required Owned Real Property” means any Owned Real Property set forth on Guaranty Schedule 1.1(c).

“SBA” means the United States Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” shall mean, in the case of either Guaranty or the Company, any Person in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest or otherwise has the right to elect or appoint a majority of the directors or other Persons performing similar functions.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal: (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the total voting power of any class of the capital stock of the Company or more than 50% of the consolidated assets of the Company and its Subsidiaries (including equity securities of the Subsidiaries), measured either by book value or fair market value; and (ii) that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, is reasonably likely to be completed on the terms proposed, is not subject to any due diligence investigation or financing condition, and is fully financed with available cash on hand, or is otherwise fully backed by written financing commitments in full force and effect and (taking into account any changes to this Agreement proposed by Guaranty in response to such Acquisition Proposal), is more favorable to the shareholders of Company from a financial point of view than the Merger.

“Tax” means any of the following: (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not, tax, any governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee; (ii) in the case of the Company and Bank, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or Bank to a Governmental Authority is determined or taken into account with reference to the activities of any other Person; and (iii) any liability of the Company or Bank for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Asset” means the expected future Tax amounts recorded on the ledgers of the Company or Bank in accordance with GAAP for the Company’s or Bank’s Temporary Differences, computed using an effective Tax rate of 38% regardless of whether the expected future Tax amounts result in an increase or decrease in expected future Tax.

“Tax Sharing Agreement” means any existing agreement or arrangement (whether or not written) binding the Company or Bank that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Temporary Difference” means any differences between the income Tax basis and the GAAP basis of the Company’s and Bank’s assets and liabilities as recorded for either GAAP or income Tax purposes. Temporary Difference includes any net operating loss, built in loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other Tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Transaction Documents” means this Agreement, the Voting Agreement, the Non-Competition Agreements, the Employment Agreement, the Termination Agreements, the Bank Merger Agreement and any and all other agreements, certificates and documents required to be delivered by either party hereto prior to or at the Closing pursuant to the terms of this Agreement.

“Transaction Expense” means any costs, fees, prepayment fees, expenses or other amounts incurred or otherwise payable by or on behalf of the Company or Bank in connection with the negotiation, execution or performance of this Agreement or otherwise as a result of this Agreement, the other Transaction Documents, the Merger or any of the other transactions contemplated hereby or thereby, including: (i) legal and accounting fees; and (ii) fees and commissions payable to any broker or finder, financial advisor or investment banking firm.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the UST pursuant to and in respect of the provisions of the Code.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56.

“UST” means the United States Department of the Treasury.

Section 1.2                    Table of Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	8.6
Acceptable Confidentiality Agreement	1.1
Acquisition Proposal	1.1
Affiliate	1.1
After-Tax	1.1
Aggregate Loan Balance	1.1
Aggregate Merger Consideration	1.1
Aggregate Stock Consideration	1.1
Agreement	Preamble
ALLL	1.1
Alternative Transaction	9.3(a)
Annual Report	5.7(a)
Applicable Law	1.1
Applicable Requirements	1.1
Average Daily Earnings Rate	1.1
Balance Sheet Date	1.1
Bank	Recitals
Bank Call Reports	4.8(b)
Bank Common Stock	4.7(b)
Bank Executive Officers	1.1
Bank Loan Property	4.26(f)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Bank OREO	4.26(a)
Best Efforts	1.1
BHC Act	Preamble
Brokered Deposit	1.1
Business Day	1.1
Calculation Date	1.1
CBCA	1.1
Certificates	3.5(b)
Change in Control Payments	1.1
Charter Documents	1.1

Term	Section
Claim	7.5(a)
Closing	2.2
Closing Date	2.2
Closing Distribution	1.1
Closing Title Commitment	6.14(c)
COBRA	4.30(m)
Code	1.1
Committee	8.6
Company	Preamble
Company Acquisition Agreement	6.5(d)
Company Adverse Recommendation Change	6.5(d)
Company Board	Recitals
Company Board Approval	4.2(b)
Company Class B Stock	1.1
Company Closing Shares	3.1(a)
Company Employees	8.3(a)
Company Expenses	9.3(c)
Company Financial Statements	4.8(a)
Company Intellectual Property	4.17
Company Meeting	6.1(a)
Company Recommendation	6.1(a)
Company Real Property	1.1
Company Real Property Subject to Environmental Termination	6.13(c)
Company Regulatory Agreement	4.22
Company Required Approvals	4.3
Company Schedule	1.1
Company Securities	4.5(c)
Company Shareholder Approval	6.1(a)
Company Stock	Recitals
Continuing Company	2.1
Core Deposits	1.1
CRA	1.1
Criticized Assets	4.26(a)
Deposited Shares	3.5(a)
DGCL	1.1
DIF	4.20
Dissenting Share	3.4
Effective Time	2.3
Election Notice	6.14(b)
Election Notice Period	6.14(b)
Employee Plan	1.1
Employment Agreement	10.4(b)
End Date	9.1(a)(iii)
Enforceability Exceptions	1.1
Environmental Condition	6.13(c)
Environmental Information	4.31
Environmental Inspections	6.13(a)
Environmental Laws	1.1

Term	Section
ERISA	1.1
ERISA Affiliates	4.30(b)
Excess Bonus Payments	1.1
Exchange Act	1.1
Exchange Agent	1.1
Existing Benefit Plan	8.3(b)
Fannie Mae	1.1
FDIC	1.1
Federal Reserve	1.1
Final Index Price	1.1
FR Y-9SP Reports	4.8(a)
Freddie Mac	1.1
Future Benefit Payments	1.1
GAAP	1.1
Governmental Authority	1.1
Guaranty	Preamble
Guaranty Bank	Recitals
Guaranty Board	Recitals
Guaranty Board Approval	5.2(b)
Guaranty Calculation Date Stock Price	1.1
Guaranty Common Stock	1.1
Guaranty Expenses	9.3(a)
Guaranty Financial Statements	5.7(a)
Guaranty Non-Voting Stock	1.1
Guaranty Preferred Stock	1.1
Guaranty Regulatory Agreement	5.16
Guaranty Required Approvals	5.3
Guaranty Schedule	1.1
Guaranty Valuation Price	1.1
Hazardous Substances	1.1
Indebtedness	1.1
Indemnified Parties	7.5(a)
Index	1.1
Index Ratio	1.1
Initial Index Price	1.1
Insurer	1.1
Intellectual Property	1.1
Interim Financial Statements	6.10(a)
Knowledge	1.1
Leased Real Property	4.16(b)
Liabilities	2.7
Lien	1.1
Loans	4.26(a)
Marijuana-Related Business Loan	1.1
Material Adverse Effect	1.1
Material Contract	4.11(b)
Materially Burdensome Regulatory Condition	8.4
Merger	Recitals
Merger Filings	2.3

Term	Section
Minimum Allowance Amount	1.1
Minimum Tangible Book Value	1.1
Mortgage	1.1
Mortgage Loan	1.1
Mortgage Note	1.1
NASDAQ	1.1
Non-Competition Agreements	10.4(a)
Non-Disclosure Agreement	7.8
Order	1.1
Owned Intellectual Property	4.17
Owned Real Property	4.16(a)
Owned Real Property Write Down	6.14(b)(ii)
Paid Off Loan	1.1
party	13.13(d)
Per Share Merger Consideration	3.1(a)
Permits	4.19
Permitted Encumbrances	1.1
Permitted Exceptions	1.1
Person	1.1
Post-Closing Tax Period	1.1
Pre-Closing Tax Period	1.1
Proxy Statement	7.2
QSub	4.32(k)(i)
QSub Election	4.32(k)(i)
Registration Statement	7.2
Regulatory Reports	4.21
Representative	1.1
Required Owned Real Property	1.1
S Election	4.32(k)(i)
S Period	4.32(k)(i)
SBA	1.1
SEC	1.1
Secondary Investigation	6.13(a)
Securities Act	1.1
Shareholder Agreement	6.15
Shareholders’ Representative	13.15(a)
Short S Corporation Tax Period	7.9
Subject Information	6.15
Subsidiary	1.1
Subsidiary Securities	4.7(d)
Tail Policy	8.8
Takeover Statute	4.41
Tangible Book Value	3.2(b)
Tax	1.1
Tax Asset	1.1
Tax Returns	4.32(a)
Tax Sharing Agreement	1.1
Temporary Difference	1.1
Termination Agreements	6.15(b)

Term	Section
Termination Fee	9.3(a)
Third Party Interests	4.7(e)
Title Commitment	6.14(a)
Title Company	6.14(a)
Title Cure Period	6.14(b)
Title Policy	6.14(a)
Transaction Documents	1.1
Transaction Expense	1.1
Transmittal Materials	3.5(b)
Treasury Regulations	1.1
Treasury Shares	3.1(b)
USA PATRIOT Act	1.1
UST	1.1
Voting Agreement	Recitals
Watch List	4.26(b)

II.       THE MERGER

Section 2.1                    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Guaranty (which, as the surviving corporation, is hereinafter referred to as “Continuing Company” whenever reference is made to it as the surviving or resulting corporation at or after the Effective Time pursuant to the provisions of the DGCL).

Section 2.2                    Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article X, Article XI and Article XII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger (the “Closing”), but subject to the satisfaction or waiver of those conditions, the parties shall cause the filings contemplated by Section 2.3 to be made: (a) no later than the tenth day (or next Business Day if such day is not a Business Day) following the last day of the month after such satisfaction or waiver; or (b) on such other date to which Guaranty and the Company may agree in writing (the “Closing Date”).

Section 2.3                    Effective Time.  Subject to the terms and upon the satisfaction or waiver of all requirements of Applicable Law and the conditions specified in this Agreement, Guaranty and the Company shall, in accordance with the provisions of the DGCL and the CBCA, file with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively, a certificate of merger and articles of merger, as applicable, and such other documents as may be required to effectuate the Merger (collectively, the “Merger Filings”). The Merger shall become effective, and the effective time of the Merger shall occur at the date and time specified in the Merger Filings (the “Effective Time”).

Section 2.4                    Charter Documents and Facilities of Continuing Company.  At the Effective Time and until thereafter amended in accordance with Applicable Law, the Certificate of Incorporation of Continuing Company shall be the Certificate of Incorporation of Guaranty as in effect immediately prior to the Effective Time. Until altered, amended or repealed as therein provided, the Bylaws of Continuing Company shall be the Bylaws of Guaranty as in effect immediately prior to the Effective Time. Unless and until changed by the board of directors of Continuing Company, the main office of Guaranty as of the Effective Time shall become the main office of Continuing Company. Until thereafter changed in accordance with law or the Charter Documents of Continuing Company, all corporate acts, contracts, approvals and authorizations of the Company and Guaranty and their respective shareholders and stockholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon as the same were with respect to the Company and Guaranty, respectively, as of the Effective Time.

Section 2.5                    Board of Directors and Officers of Continuing Company.

(a)           At the Effective Time and until thereafter changed in accordance with Applicable Law or the Charter Documents of Continuing Company, the members of the Guaranty Board at the Effective Time shall be the board of directors of Continuing Company until Continuing Company’s next annual meeting of stockholders.

(b)           At the Effective Time and until thereafter changed in accordance with Applicable Law or the Charter Documents of Continuing Company, the officers of Guaranty immediately prior to the Effective Time shall become the officers of Continuing Company.

Section 2.6                    Effect of Merger.  At the Effective Time, the corporate existence of the Company and Guaranty shall, as provided in the DGCL and CBCA, be merged and continued in Continuing Company, and Continuing Company shall be deemed to be a continuation in entity and identity of the Company and Guaranty. All rights, franchises and interests of the Company and Guaranty, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Company by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing Liens thereon. The Merger shall have all other effects set forth in Section 259 of the DGCL and Article 111 of the CBCA.

Section 2.7                    Liabilities of Continuing Company.  At the Effective Time, Continuing Company shall be liable for any liabilities, Indebtedness, obligations, losses, damages, claims, costs or expenses (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (collectively, “Liabilities”) of the Company and Guaranty. All Liabilities and contracts of the Company and of Guaranty, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Guaranty, as the case may be, shall be those of Continuing Company and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all Liens on property of either the Company or Guaranty shall be preserved unimpaired subsequent to the Merger.

Section 2.8                    Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 2.9                    Possible Alternative Structures.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Guaranty and the Company may mutually agree to revise the structure of effecting the acquisition of the Company, provided, however, that: (a) there are no adverse federal or state income Tax consequences to the Company’s shareholders as a result of the modification (including no impact upon the opinions of counsel related to Tax matters to be delivered pursuant to this Agreement); (b) the Aggregate Merger Consideration and the Closing

Distribution, if any, to be paid to the holders of Company Stock under this Agreement is not thereby changed in kind or value or reduced in amount and the delivery of such consideration will not be delayed; (c) the benefits to be received by the Company’s directors, officers and employees under this Agreement are not diminished; and (d) such modification will not delay materially or jeopardize the receipt of any regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article X, Article XI or Article XII not to be capable of being fulfilled.

Section 2.10                  Additional Actions.  If, at any time after the Effective Time, Continuing Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to: (a) vest, perfect or confirm, of record or otherwise, in Continuing Company its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or any of its Subsidiaries; or (b) otherwise carry out the purposes of this Agreement, Continuing Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Company or its Subsidiaries all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company or its Subsidiaries, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Continuing Company’s right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or its Subsidiaries and otherwise to carry out the purposes of this Agreement.

III.     MERGER CONSIDERATION AND EXCHANGE PROCEDURES

Section 3.1                    Merger Consideration.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Stock issued and outstanding immediately prior to the Effective Time (“Company Closing Shares”) shall, subject to the conditions hereinafter stated, automatically be cancelled and retired and shall cease to exist and, along with any certificate representing such share, shall represent only the right to receive (except any Dissenting Shares, which shall have the rights specified in Section 3.4) a number of shares of Guaranty Common Stock equal to the quotient, rounded to the nearest hundred thousandth, obtained by dividing the Aggregate Stock Consideration by the number of Company Closing Shares (the “Per Share Merger Consideration”), plus cash in lieu of any fractional share of Guaranty Common Stock as determined in accordance with Section 3.1(c).

(b)           Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Bank immediately prior to the Effective Time (other than: (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties; and (ii) shares of Company Stock held in respect of a debt previously contracted) (the “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist without any conversion and no payment or distribution shall be made with respect thereto.

(c)           Notwithstanding anything in this Agreement to the contrary, Guaranty will not issue any fractional shares of Guaranty Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Guaranty shall pay to each former holder of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying: (i) the Guaranty Valuation Price; by (ii) the fraction of a share of Guaranty Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 3.1.

Section 3.2                    Adjustment of Merger Consideration for Tangible Book Value.

(a)           If the Tangible Book Value on the Calculation Date is less than the Minimum Tangible Book Value, the Aggregate Merger Consideration will be reduced by an amount, rounded to the nearest dollar, equal to the difference between the Minimum Tangible Book Value and the Tangible Book Value on the Calculation Date.

(b)           For purposes of this Agreement, “Tangible Book Value” shall equal the sum of the capital stock, capital surplus, retained earnings and current earnings (if not already included in retained earnings) of the Company (excluding accumulated other comprehensive income (loss)), on a consolidated basis, as determined pursuant to GAAP, as of the close of business on the Calculation Date as adjusted to reflect a reasonable projection of the operations of the Company through the Effective Time. For purposes of calculating Tangible Book Value, the Company shall deduct the following amounts to the extent not accrued, or paid and expensed, or otherwise recorded through current earnings by the Company (without duplication), each on or prior to the Calculation Date: (i) the book value of all intangible assets, including goodwill as of the close of business on the Calculation Date; (ii) the estimated 2017 (or 2018, if Closing occurs in 2018) ad valorem and property Taxes of the Company and Bank, allocable (on a per diem basis) to the portion of calendar year 2017 (or 2018, if Closing occurs in 2018) ending on the Calculation Date; (iii) the amount of all Transaction Expenses; (iv) the aggregate After-Tax amount of any Change in Control Payments; (v) the estimated After-Tax amount of any Future Benefit Payments due on or after the Closing Date; (vi) any amount required to be added to the ALLL pursuant to Section 6.9; (vii) the book value of any Company Real Property Subject to Environmental Termination; (viii) any Owned Real Property Write Down; (ix) the After-Tax, estimated amount (as provided in writing by the applicable vendor) of any penalty or liquidated damages associated with the termination of the Material Contracts following the Closing Date identified on Company Schedule 3.2(b); (x) any Excess Bonus Payments; and (xi) such other amounts as are agreed upon by the Company and Guaranty in writing. No deduction shall be made for any vacation time earned during or prior to 2017 but unused as of the Closing Date. For purposes of the foregoing definition, “a reasonable projection of operations” will be based on the average monthly operations of the Company beginning on January 1, 2017 and ending on the Calculation Date. Tangible Book Value shall not be adjusted downward for any adjustment required by Guaranty pursuant to Section 6.7.

Section 3.3                    Dilution.  If Guaranty changes (or the Guaranty Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Guaranty Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Aggregate Stock Consideration (and any other dependent items) will be adjusted proportionately to account for such change to provide to the holders of Company Stock the same economic effect contemplated by this Agreement prior to such change.

Section 3.4                    Dissenting Shares.  Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has properly demanded and perfected such holder’s dissenter’s rights of appraisal in accordance with Section 7-113-101, et seq., of the CBCA, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to this Article III and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the CBCA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by such holder in accordance with the applicable provisions of the CBCA, provided that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the CBCA. If any holder of any Dissenting Shares effectively withdraws or loses such holder’s dissenter’s rights under the applicable provisions of the CBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration without any interest thereon in accordance with the provisions of this Article III. The Company shall give Guaranty: (a) prompt notice of any written demands for fair value, attempted withdrawals of such demands and any other instruments served pursuant to Applicable Law relating to shareholders’ demands for fair value; and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the CBCA or any other Applicable Law. The Company shall not, except with the prior written consent of Guaranty, voluntarily make any payment with respect to any demands for fair value of Dissenting Shares, offer to settle or settle any such demands.

Section 3.5                    Exchange Procedures.

(a)           On the Closing Date, Guaranty shall deposit or cause to be deposited with the Exchange Agent, to be held in trust for the holders of shares of Company Stock book entry shares of Guaranty Common Stock representing the Aggregate Stock Consideration, via the direct registration system (such shares deposited with the Exchange Agent being hereinafter referred to as the “Deposited Shares”). The Deposited Shares shall not be used for any other purpose, except as provided in this Agreement.

(b)           The Exchange Agent, as soon as practicable, but with the intent to be no later than 15 days after the Closing Date, shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented shares of Company Stock (the “Certificates”), a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration into which the shares of Company Stock represented by such Certificates will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). All Transmittal Materials shall be provided to the Company for review and comment no later than 15 days prior to the Closing Date. Upon surrender to and acceptance by the Exchange Agent of a Certificate, together with the Transmittal Materials duly completed and executed, the holder of such Certificate shall be entitled to receive in exchange for each share of Company Stock represented thereby the Per Share Merger Consideration, as may be adjusted pursuant to the adjustment set forth in Section 3.2, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued with respect to the shares of Guaranty Common Stock issuable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 3.5, each Certificate (other than Certificates representing Dissenting Shares or Treasury Shares) shall represent for all purposes only the right to receive the Per Share Merger Consideration with respect to each share of Company Stock evidenced by the Certificate.

(c)           No dividends or other distributions declared after the Effective Time with respect to shares of Guaranty Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly completed and executed Transmittal Materials to the Exchange Agent in accordance with this Section 3.5. After the surrender of a Certificate and duly completed and executed Transmittal Materials in accordance with this Section 3.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Guaranty Common Stock issuable with respect to such Certificate.

(d)           After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock that were outstanding immediately prior to the Effective Time.

(e)           If any outstanding Certificates and duly completed and executed Transmittal Materials related thereto are not surrendered prior to the date on which the Per Share Merger Consideration applicable to such Certificates as a result of the Merger would otherwise escheat to or become the property of any Governmental Authority, the unclaimed Per Share Merger Consideration applicable to such Certificates shall, to the extent permitted by abandoned property and any other Applicable Law, become the property of Continuing Company (and to the extent not in Continuing Company’s possession shall be paid by the Exchange Agent to Continuing Company), free and clear of any and all claims or interest of any Person. Notwithstanding the foregoing, none of Continuing Company, Guaranty, Guaranty Bank, the Exchange Agent or any other Person shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)            If any shares of Guaranty Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Guaranty) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of shares of Guaranty Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g)           If a Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Guaranty and the Exchange Agent, and, if required by Guaranty or the Exchange Agent, the posting by such Person of a bond in such amount as Guaranty or the Exchange Agent may direct as indemnity against any claim that may be made against Continuing Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration with respect to each share of Company Stock formerly evidenced by the Certificate. Guaranty shall use its Best Efforts to resolve lost Certificate issues with Company shareholders to avoid undue expense for shareholders.

(h)           Any portion of the Deposited Shares held by the Exchange Agent in respect of any Dissenting Shares shall be returned to Guaranty upon demand.

Section 3.6                    Tax Withholding.  Notwithstanding anything in this Agreement to the contrary, Continuing Company and the Exchange Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration otherwise payable pursuant to this Agreement such amounts as the applicable withholding agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Stock in respect of which such deduction and withholding was made.

IV.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the Company Schedules referred to in this Article IV, the Company represents and warrants to Guaranty as set forth below.

Section 4.1                    Corporate Existence and Power.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and a bank holding company registered under the BHC Act. The Company has all corporate powers and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own or lease all of its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is qualified to do business in the State of Colorado. Neither the Company nor any of its Subsidiaries has ever had any non-U.S. operations. The Company has prior to the date hereof delivered to Guaranty true and complete copies of its Charter Documents as currently in effect. The Company is not in violation of any of the provisions of its Charter Documents.

(b)           Except as set forth on Company Schedule 4.1(b): (i) the Company does not directly engage in and has not directly engaged in any business or operations; (ii) the Company does not directly own any assets other than the equity interests in Bank; (iii) the Company is not a party to any contract relating to the business of any of its Subsidiaries; and (iv) the Company does not own or have any right to use any asset or property (whether real, personal, tangible, intangible or otherwise) used or held for use in, or related to, the business of any of its Subsidiaries.

Section 4.2                    Corporate Authorization.

(a)           The execution, delivery and performance by the Company and Bank, as applicable, of this Agreement and each other Transaction Document to which the Company or Bank is a party and the consummation of the transactions contemplated hereby and thereby are within their corporate powers, and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company and Bank. Other than the Company Shareholder Approval, no other votes, approvals or consents of the holders of any of the Company’s capital stock are necessary in connection with the consummation of the Merger or any other transaction contemplated by a Transaction Document. Assuming due authorization, execution and delivery by the other parties hereto and thereto, each of this Agreement and the other Transaction Documents to which the Company or Bank is a party constitutes a valid and binding agreement of the Company and Bank, as applicable, and is enforceable against the Company and Bank, as applicable, in accordance with its terms, except to the extent that enforceability may be limited by any Enforceability Exceptions.

(b)           At a meeting duly called and held, the Company Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the shareholders of the Company; (ii) approved this Agreement; (iii) adopted and recommended this Agreement to the shareholders of the Company; and (iv) determined to submit this Agreement to the shareholders of the Company for approval without any condition ((i) through (iv) collectively, the “Company Board Approval”), and no other corporate actions or proceedings on the part of the Company Board are necessary in connection with the authorization, execution and delivery by the Company of this Agreement and the Transaction Documents to which the Company is or will be a party and the performance by the Company of the Merger and the other transactions contemplated hereby and thereby. The Company has delivered to Guaranty a certified copy of the Company Board Approval which has not been, and at the Closing will not have been, revoked, rescinded or amended.

Section 4.3                    Governmental Authorization.  Assuming the Guaranty Required Approvals are duly obtained and that the Merger Filings are properly filed with the Secretary of State of Delaware and the Secretary of State of Colorado, as applicable, the execution, delivery and performance by the Company and Bank, as applicable, of this Agreement and each other Transaction Document to which the Company or Bank is a party and the consummation of the transactions contemplated hereby and thereby by the Company and Bank, as applicable, require no action by or in respect of, or filing with, any Governmental Authority by the Company or Bank, other than: (a) the Company Shareholder Approval; (b) those approvals and consents set forth on Company Schedule 4.3(b); and (c) any other actions or filings the failure of which to take, make or obtain would not, individually or in the aggregate, reasonably be expected to be material, in each case in a form reasonably acceptable to Guaranty (the “Company Required Approvals”).

Section 4.4                    Noncontravention.  The execution, delivery and performance of this Agreement by the Company and Bank and each other Transaction Document to which the Company or Bank is a party and the consummation of the transactions contemplated hereby and thereby by the Company and Bank, as applicable, do not and will not: (a) contravene, conflict with, or result in any violation or breach of any provision of the Charter Documents of the Company or any of its Subsidiaries; (b) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in a violation or breach of any material provision of any Applicable Law; (c) except as set forth on Company Schedule 4.4, require any consent or other action by any Person that is a party to a Material Contract, constitute a breach or default, or event that, with or without notice, lapse of time, or both, would constitute a default under, or give rise to any right of termination, cancellation, acceleration or other change of any right or obligation of the Company or any of the Company’s Subsidiaries or to a loss of any benefit to which the Company or any of the Company’s Subsidiaries is entitled under any provision of such Material Contract binding upon the Company or Bank or any of their respective properties, assets or governmental authorizations; or (d) result in the creation or imposition of any Lien on any asset of the Company or any of the Company’s Subsidiaries, except with respect to (c) and (d) where such action would not be reasonably be expected to have a Material Adverse Effect.

Section 4.5                    Capitalization.

(a)           The authorized capital stock of the Company consists of: (i) 50,000 shares of Company Class A Stock; and (ii) 15,000 shares of Company Class B Stock.

(b)           There are: (i) 11,234 shares of Company Class A Stock outstanding; and (ii) 469 shares of Company Class B Stock outstanding. The Company holds 1,732 shares of Class A Stock and 657 shares of Class B Stock as treasury shares.  There are no declared or accrued unpaid dividends with respect to any shares of Company Stock.

(c)           Except as set forth in Section 4.5(b) or Company Schedule 4.5(c), there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) options, warrants, units or other securities or rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other securities of, or ownership interests in, the

Company ((i), (ii), (iii) and (iv) collectively, “Company Securities”). Except as set forth on Company Schedule 4.5(c), there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any the Company Securities.

Section 4.6                    Ownership of Company Stock.  A true, correct and complete list dated as of June 30, 2017, of all of the outstanding shares of Company Stock, all of which are owned of record by shareholders of the Company, with the domicile addresses and in the respective amounts, is set forth in Company Schedule 4.6 and will be updated and certified by the Company on the Closing Date. Except for the Voting Agreement and as set forth in Company Schedule 4.6, there are no shareholder agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among the Company and one or more of such shareholders with respect to the voting, disposition or other incidents of ownership of any shares of Company Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Company Stock, including any restriction on the right of a shareholder to vote, sell or otherwise dispose of such Company Stock. To the Company’s Knowledge there are no shareholder agreements, voting agreements, proxies, voting trusts or other understandings agreements or commitments between or among one or more of such shareholders to which the Company is not a party with respect to the voting, disposition or other incidents of ownership of any shares of Company Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Company Stock, including any restriction on the right of a shareholder to vote, sell or otherwise dispose of such Company Stock.

Section 4.7                    Company Subsidiaries; Securities.

(a)           Company Schedule 4.7(a) lists each Subsidiary of the Company and each jurisdiction in which the Subsidiary is qualified to do business. Bank is a Colorado state banking corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Each Subsidiary of the Company (other than Bank) is duly organized, validly existing and in good standing under the laws in which it was formed. Bank is approved by the FDIC to engage in commercial banking. Each Subsidiary of the Company has all organizational powers and authority and all licenses, authorizations, permits, consents and approvals required to own or lease all of its properties and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business in Colorado and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. The Company has prior to the date hereof delivered or made available to Guaranty true and complete copies of the Charter Documents of each Subsidiary of the Company, in each case as amended and in effect on the date hereof. No Subsidiary of the Company is in violation of any of the provisions of its Charter Documents.

(b)           The authorized capital stock or equity interests, as applicable, of Bank consists of 1,000 shares of common stock, par value $100.00 per share (“Bank Common Stock”). There are 1,000 shares of Bank Common Stock outstanding. All outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no declared or accrued unpaid dividends or distributions with respect to any shares of Bank Common Stock.

(c)           Except as set forth on Company Schedule 4.7(c), the Company owns, either directly or indirectly, all of the Bank Common Stock and all other issued and outstanding capital stock and other securities of its Subsidiaries free and clear of any Liens. The Bank Common Stock and other outstanding capital stock and other securities of the Company’s Subsidiaries are, as applicable: (i) duly authorized, validly issued, fully paid and nonassessable; and (ii) free and clear of any Liens.

(d)           There are no issued, reserved for issuance or outstanding: (i) shares of capital stock, voting securities, or other equity interests of any Subsidiary of the Company; (ii) securities of a Subsidiary of the Company convertible into, or exchangeable for, shares of capital stock or other voting securities of, or other ownership interests in, the Subsidiary; (iii) warrants, calls, options or other rights to acquire from any Subsidiary of the Company, or other obligations of a Subsidiary to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or membership units or ownership interests in, a Subsidiary of the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of the Subsidiary Securities.

(e)           Except as set forth on Company Schedule 4.7(e), neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any shares of capital stock, other securities, membership units, trust units or ownership interests, or investments in, or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests, membership units, trust units or investments in, any other Person (collectively, “Third Party Interests”). Neither the Company nor any of its Subsidiaries has any right to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests.

Section 4.8                    Financial Statements and Internal Controls.

(a)           The Company has furnished Guaranty with true and complete copies of its parent company financial statements as filed on Form FR Y-9SP for the 12-month periods ended December 31, 2014, 2015 and 2016, together with the memoranda items and notes thereto (the “FR Y-9SP Reports”).  The FR Y-9SP Reports are true, complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Company and the results of its operations, on a parent company basis, at the date and for the period indicated in that FR Y-9SP Report in conformity with the instructions to the Form FR Y-9SP. The FR Y-9SP Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Company’s and each of the Company’s Subsidiaries’ books and records have been, and are being, maintained in accordance with Applicable Law and GAAP and reflect the substance of events and transactions that should be included therein. There are no material inaccuracies or material discrepancies contained or reflected therein.

(b)           The Company has furnished Guaranty with true and complete copies of the Bank’s Reports of Condition and Income as of December 31, 2014, 2015 and 2016 and March 31, 2017, together with the memoranda items and notes thereto (the “Bank Call Reports”). The Call Reports are true, complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the periods indicated therein in conformity with the instructions to the Call Reports. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(c)           As of the dates of the Company Financial Statements, neither the Company nor any of its Subsidiaries had incurred any material liability (whether or not accrued, fixed, contingent or otherwise and whether or not required to be disclosed), except as set forth or provided for in the Company Financial Statements. The Company Financial Statements have been examined by the Company Board.

(d)           Except as set forth on Company Schedule 4.8(d), since the Balance Sheet Date, there has not been: (i) any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance which has not been remediated; (ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company or any of its Subsidiaries; (iii) any material change by the Company or any of its Subsidiaries in its accounting principles, practices, procedures or methods for GAAP purposes; or (iv) any material increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees or any amendment of any Employee Plan other than increases or amendments in the ordinary course of business.

(e)           Except as set forth on Company Schedule 4.8(e), the records, systems, controls, data and information of the Company and each of its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of the Company or a Subsidiary of the Company or their accountants (including all means of access thereto and therefrom) in all material respects.

(f)            The Company and each of its Subsidiaries has implemented and maintains internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and includes policies and procedures for its own purposes that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, as applicable; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. Since January 1, 2013, the Company has not experienced or effected any material change in internal control over financial reporting.

(g)           Since January 1, 2013, neither the Company nor any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries has received or has otherwise had or obtained, to the Company’s Knowledge, any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(h)           To the Knowledge of the Company: (i) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) since January 1, 2013, there is no fraud whether or not material that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Guaranty a summary of any such disclosure made by management to the Company Board since January 1, 2013.

(i)            Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or agreement (including any contract or agreement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (for reference, as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such contract or agreement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements.

Section 4.9                    Absence of Certain Changes.  Since the Balance Sheet Date, the businesses of the Company and each of the Company’s Subsidiaries have been conducted in the ordinary course consistent with safe and, with respect to the Bank, sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and there has not been: (a) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect; or (b) any action taken by the Company, any of the Company’s Subsidiaries or any of their respective Representatives that, if taken without Guaranty’s consent (and during the period from the date of this Agreement through the Effective Time), would constitute a breach of Section 6.2.

Section 4.10                  No Undisclosed Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

(a)           liabilities or obligations provided for in the Company Financial Statements;

(b)           liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date in amounts consistent with past practices; and

(c)           liabilities or obligations which, individually or in the aggregate, could not reasonably be expected to be material.

Section 4.11                  Material Contracts.

(a)           Except as set forth on Company Schedule 4.11, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)            (A) any lease or sublease: (1) of personal property providing for aggregate rentals of $25,000 or more annually; or (2) of real property; or (B) any contract or option to purchase or sell any real or personal property;

(ii)           any agreement or series of related agreements for the purchase, sale, receipt, lease or use of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by or to the Company or any of its Subsidiaries of $25,000 or more;

(iii)          any partnership, joint venture, limited liability company, operating, shareholder, investor rights or other similar agreement or arrangement;

(iv)          any agreement or series of related agreements relating to the acquisition or disposition of the securities of any Person, any business or any material amount of assets except in the ordinary course of business consistent with past practice (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(v)           any contract with a Governmental Authority;

(vi)          any contract pursuant to which the Company or any of its Subsidiaries grants or makes available, or is granted or receives, any license, covenant not to be sued under or other right with respect to any material Intellectual Property (other than non-exclusive licenses to commercially available software on non-discriminatory pricing terms);

(vii)         any agreement relating to Indebtedness of the Company or any of its Subsidiaries (other than deposit agreements: (A) entered into in the ordinary course of business consistent with safe and sound banking practices and on the same terms as those contained in Bank’s standard deposit agreement; and (B) evidencing deposit liabilities of Bank);

(viii)        any agreement relating to any interest rate, currency or commodity derivatives or hedging transaction;

(ix)          any participation, loan purchase or similar agreement pursuant to which the Company or any of its Subsidiaries has: (A) acquired an interest in the Indebtedness of any third party; or (B) sold an interest in the Indebtedness of any third party;

(x)           any agreement (including any keepwell agreement) under which: (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries; or (B) the Company or any of its Subsidiaries has, directly or indirectly, guaranteed any liabilities or obligations of any other Person (other than letters of credit entered into in the ordinary course of business with the same terms as those set forth in Bank’s standard loan agreement);

(xi)          any agreement that: (A) limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom (including the ability to solicit customers, or the manner or localities in which business can be conducted) of Continuing Company, Bank, Guaranty Bank or any of their Affiliates after the Effective Time; (B) contains exclusivity or “most favored nation” or other similar obligations or restrictions binding on the Company or Bank or that would be binding on Continuing Company, Bank, Guaranty Bank or any of their Affiliates after the Effective Time; or (C) contains a right of first refusal, a right of first offer or a similar obligation or restriction binding on the Company or Bank or that would be binding on Continuing Company, Bank, Guaranty Bank or any of their Affiliates after the Effective Time;

(xii)         any agreement with an Affiliate of the Company or of any of its Subsidiaries;

(xiii)        (A) any employment, consultancy, deferred compensation, loan, retention, bonus, severance, retirement or other similar agreement or arrangement (including any amendment to any such existing agreement or arrangement); or (B) any agreement relating to bank-owned life insurance, in each case with any director, officer, employee or independent contractor of or consultant to, or shareholder of, the Company or any of its Subsidiaries (other than any Employee Plan disclosed on Company Schedule 4.30(a));

(xiv)        any agreement, commitment or arrangement the costs of which are Transaction Expenses;

(xv)         any collective bargaining agreement with any labor union;

(xvi)        any contract related to the borrowing of money by the Company or any of its Subsidiaries;

(xvii)       any data processing services contract (other than shrink-wrap or similar form software license agreements with respect to off-the-shelf computer software) that may not be terminated without payment or penalty upon notice of 30 days or less; or

(xviii)      any other contract that is: (A) not made in the ordinary course of business; or (B) material to the Company or any of its Subsidiaries.

(b)           Each contract disclosed or required to be disclosed pursuant to this Section 4.11 is referred to as a “Material Contract”. Each Material Contract is: (i) a valid and binding agreement of the Company or its Subsidiary and, to the Company’s Knowledge, of each other party thereto; and (ii) in full force and effect. With respect to each Material Contract, no notice to terminate, in whole or part, has been served (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served). The Company and each of its Subsidiaries have performed all obligations required to be performed by it to date under each Material Contract; none of the Company, any of the Company’s Subsidiaries or, to the Company’s Knowledge, any other party thereto is in default or breach under the terms of any such Material Contract; and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. The Company has provided Guaranty with true and complete copies of each Material Contract (including all modifications and amendments thereto).

Section 4.12                  Origination Matters.

(a)           Since January 1, 2013, Bank has been in material compliance with all Applicable Requirements governing it, its assets and its conduct of business with respect to Mortgage Loans. Bank has timely filed all material reports that any third party requires that it file with respect to its business with respect to Mortgage Loans, and each such report was true and correct. Bank has not done or caused to be done, or failed or omitted to do any act, the effect of which would invalidate or impair: (i) any private Mortgage insurance or commitment to insure by any private Insurer; (ii) any title insurance policy; (iii) any hazard insurance policy; (iv) any flood insurance policy; (v) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by a private Insurer; or (vi) any surety or guaranty agreement, in each case applicable to Mortgage Loans.

(b)           Each Mortgage Loan was underwritten in accordance with all Applicable Requirements and the transactions herein contemplated are in material compliance with all Applicable Requirements. Each Mortgage Note and the related Mortgage are in material compliance with all Applicable Requirements.

(c)           Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid first Lien or subordinated Lien on the related Bank Loan Property, in each case, on such forms and with such terms as comply with all Applicable Requirements. Since January 1, 2013, no Mortgage Loan (including any Paid Off Loan) has been subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by Bank, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto. For purposes of this Section 4.12(c), references to Mortgage Notes shall be deemed to include Mortgage Notes in respect of Paid Off Loans.

(d)           With respect to each Mortgage Loan, the related original Mortgage has been recorded or is in the process of being recorded in the appropriate jurisdictions wherein such recordation is required to perfect the Lien thereof.

(e)           There has been no fraudulent action or omission on the part of the originator of any Mortgage Loan or parties acting on behalf of such originator in connection with the origination of any Mortgage Loan or the application of any insurance proceeds with respect to a Mortgage Loan or Bank Loan Property for which Bank is responsible to the applicable Insurer or otherwise bears the risk of loss.

(f)            Except for customary industry standards for indemnification and repurchase remedies in connection with agreements for the sale or servicing of Mortgage Loans, Bank is not now, nor has it been since January 1, 2013, subject to any material fine, suspension, settlement or other agreement or administrative agreement or sanction by, or any obligation to indemnify, a Governmental Authority or an Insurer relating to the origination or servicing of Mortgage Loans.

Section 4.13                  Mortgage Loan Securities.  None of the Company or any of its Subsidiaries is now or, since January 1, 2009, has ever been approved by any federal or state agency, government-sponsored enterprise or other Governmental Authority to originate, sell, service or issue securities relating to, Mortgage Loans or consumer Loans in connection with any agency Loan guarantee, purchase or similar program, or has originated, sold, serviced or issued securities relating to, Mortgage Loans or consumer Loans in connection with any such program.

Section 4.14                  Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, any basis therefor or any action, suit, investigation or proceeding threatened against or affecting the Company or any of its Subsidiaries or any present or former officer, director, employee or consultant of the Company or any of its Subsidiaries (relating to their capacity as such) or any Person for whom the Company or any of its Subsidiaries may be liable or to which any of its properties or assets may be subject before or by any Governmental Authority or arbitrator which could reasonably be expected to result in any liability (whether or not accrued, fixed contingent or otherwise and whether or not required to be disclosed) except as fully set forth or provided for in the Company Financial Statements, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or any other Transaction Document. Company Schedule 4.14 lists each action, suit, investigation or proceeding which is pending on the date of this Agreement, or that has been settled in the past three years in an amount exceeding $100,000, against the Company or any of its Subsidiaries, any present or former officer, director, employee or consultant of the Company or any of its Subsidiaries (relating to their capacity as such) or any Person for whom the Company or any of its Subsidiaries may be liable or to which any of their respective properties or assets may be subject.

Section 4.15                  Compliance with Laws and Court Orders.

(a)           Since January 1, 2013: (i) neither the Company nor any of its Subsidiaries is in material violation of, nor has it materially violated, nor is it under investigation with respect to, or has been threatened to be charged with or given notice of any violation of, any Applicable Law or Governmental Authority guidelines, including the Electronic Fund Transfer Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008 and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention and all Governmental Authority requirements relating to the origination, sale and servicing of Mortgage Loans; (ii) the Company and Bank have each timely and properly filed and maintained, in all material respects, all requisite Currency Transaction Reports and Suspicious Activity Reports and have properly monitored transaction activity (including wire transfers); and (iii) neither the Company nor any of its Subsidiaries is subject to any Order of any arbitrator or Governmental Authority.

(b)           None of the Company, any of the Company’s Subsidiaries or, to the Company’s Knowledge, any of their respective Representatives has, directly or indirectly: (i) used any funds of the Company or any of the Company’s Subsidiaries for any unlawful contribution, unlawful gift or unlawful entertainment or other expense relating to political activity; (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign from funds of the Company or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its Subsidiaries or any of their Affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the UST.

Section 4.16                  Properties.

(a)           Company Schedule 4.16(a) sets forth a true, correct and complete list and description of each parcel of real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). The Company has delivered or made available to Guaranty, prior to the date hereof, true, correct and complete copies of all title insurance policies, title insurance commitments, title reports and surveys in its possession for the Owned Real Property. Except as set forth on Company Schedule 4.16(a), neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. There are no developments affecting the Owned Real Property pending or, to the Company’s Knowledge, threatened which could reasonably be expected to materially detract from the value, interfere with the present or intended use or materially and adversely affect the marketability of any of the Owned Real Property. The buildings, structures and equipment included in the Owned Real Property: (i) have no material defects that would reasonably be expected to interfere with the present use of Owned Real Property and all Owned Real Property; (ii) are in satisfactory operating condition and repair and have been maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted); and (iii) are suitable for their present and intended uses. The Company or the Company’s Subsidiaries, as applicable, has fee simple title to each parcel of Owned Real Property subject only to the Permitted Exceptions. None of such Owned Real Property is subject to any Lien or other exception, except for the Permitted Exceptions. All representations and warranties in this Section 4.16(a) relating to any Bank OREO are made solely to the Company’s Knowledge.

(b)           Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property except as set forth on Company Schedule 4.16(b) (collectively, the “Leased Real Property”). To the Company’s Knowledge, there are no developments affecting the Leased Real Property pending or threatened, which could reasonably be expected to interfere with the present use of any of the Leased Real Property. The buildings, structures and equipment included in the Leased Real Property, to the Company’s Knowledge, have no material defects, are in satisfactory operating condition and repair and have been maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are suitable for their present uses.

(c)                                  The Owned Real Property and the Leased Real Property constitute all of the real property used or held for use in connection with the current business of the Company and its Subsidiaries, and are adequate to conduct such business as currently conducted.

Section 4.17                                                     Intellectual Property.  The Company or its Subsidiary, as applicable, is the sole and exclusive owner of all Intellectual Property owned or purported to be owned by it (collectively, the “Owned Intellectual Property”) and holds all of its right, title and interest in and to all Owned Intellectual Property and all Intellectual Property licensed by it from third parties (together with the Owned Intellectual Property, the “Company Intellectual Property”) free and clear of any Liens other than Permitted Encumbrances. Neither the Company nor any of its Subsidiaries nor the conduct of their businesses has infringed, misappropriated, used without authorization or otherwise violated the Intellectual Property rights of any Person. The Company and its Subsidiaries each own, or otherwise have valid and sufficient rights to use, all Intellectual Property used or held for use in, or necessary for, its business as such business is currently conducted. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Company Intellectual Property, the value of which is contingent upon maintaining the confidentiality thereof. No Person is infringing, misappropriating or otherwise violating any Company Intellectual Property, except where such infringement, misappropriation or other violation would not have any adverse impact on the Company or the Company’s Subsidiary. No charges, claims or litigation have been asserted or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries: (a) contesting the Company’s or its Subsidiary’s right to use, or the validity of, any the Company Intellectual Property; (b) challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof; or (c) claiming that the Company or its Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and no valid basis exists for the assertion of any such charge, claim or litigation.

Section 4.18                                                     Insurance Coverage.  Company Schedule 4.18 sets forth a true and complete list of, and the Company has furnished to Guaranty prior to the date hereof true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and each of its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since at least January 1, 2013, and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to that of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any Knowledge of any actual or threatened termination of or failure to renew, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The aggregate annual premium paid by the Company and its Subsidiaries under its directors’ and officers’ liability insurance policies currently in effect (correct and complete copies of which were delivered to Guaranty prior to the date hereof) was $3,100.

Section 4.19                                                     Licenses and Permits.  The Company and each of its Subsidiaries have complied, and each is in compliance, in all material respects, with all material licenses, franchises, permits, certificates, approvals or other similar authorizations required to carry on its business as now conducted (the “Permits”). Company Schedule 4.19 lists each Permit together with the name of the Governmental Authority issuing such Permit unless the omission of such Permit would not cause a Material Adverse Effect. To the Company’s Knowledge, the Permits are valid and in full force and effect. Neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both could reasonably be expected to constitute a default under, any of the Permits. No notice of breach or default in respect of any Permit has been received by the Company or any of its Subsidiaries, and there are no proceedings in progress, pending or threatened which would reasonably be expected to result in the cancellation, revocation, suspension or adverse alteration of any of them. Neither the Company nor any of its Subsidiaries has any Knowledge of any existing matters or state of facts which could reasonably be expected to give rise to any such notice or proceeding, and none of the Permits will be terminated or impaired or become terminable, or cease to be applicable to the Company or its Subsidiary, in whole or in part, as a result of the transactions contemplated hereby, except for termination of Bank’s charter upon the Bank Merger or in each case as could not reasonably be expected to have a Material Adverse Effect.

Section 4.20                                                     Deposits. All of the deposits held by Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all: (a) applicable policies, practices and procedures of Bank; and (b) Applicable Law, including anti-money laundering, anti-terrorism, and embargoed Persons requirements. No deposit of Bank is a Brokered Deposit or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights escrow limitations and similar actions taken in the ordinary course of business). All of the deposit accounts of Bank are insured up to the applicable limits (or fully insured if there is no limit) through the Deposit Insurance Fund (“DIF”) as administered by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or to the Knowledge of the Company, has any such termination or revocation been threatened.

Section 4.21                                                     Regulatory Filings.  The Company and each of its Subsidiaries have filed or furnished, as applicable, in a timely manner with the applicable Governmental Authorities all forms, filings, registrations, submissions, statements, certifications, reports and documents, together with any amendments required to be made with respect thereto, that it has been required to file or furnish, including any report or statement required to be filed or furnished pursuant to Applicable Law (“Regulatory Reports”), and has paid all fees and assessments due and payable in connection therewith. All such Regulatory Reports that have been filed with or furnished to the applicable Governmental Authorities were complete and accurate in all material respects and complied in all material respects with Applicable Law, including the Reports of Condition and Income required to be filed under the Federal Deposit Insurance Act). The Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 4.22                                                     Supervisory Actions.  Neither the Company nor Bank is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, troubled condition letter, supervisory letter or similar undertaking to, is subject to any Order or directive by, or has been since January 1, 2013, a recipient of any supervisory letter from, has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application (each, whether or not set forth in the Company Schedules, a “Company Regulatory Agreement”). Since January 1, 2013, neither the Company nor Bank has been advised by any Governmental Authority that the Governmental Authority is considering issuing, initiating, ordering or requesting any Company Regulatory Agreement or any investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. The Company and Bank are each in compliance in all respects with each Company Regulatory Agreement to which it is a party or subject, and since January 1, 2013, neither the Company nor Bank has received any notice from any Governmental Authority indicating that it is not in compliance in any respect with any such Company Regulatory Agreement. Each of the Company and Bank is and, at all times since January 1, 2013, has been “well capitalized” and “well managed” as such terms are defined or used in the FDIC’s capital maintenance rules and regulations codified in 12 C.F.R. Part 325. There has not been any event or occurrence that could reasonably be expected to result in a determination that either the Company or Bank is not “well capitalized” or “well managed.”

Section 4.23                                                     Community Reinvestment Act.  Bank had a rating of “satisfactory” or better as of its most recent CRA examination, and the Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that could reasonably be expected to cause it or Bank to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”.

Section 4.24                                                     Anti-money Laundering.  The Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that could reasonably be expected to cause it or Bank to be deemed to be operating in violation in any respect of the Bank Secrecy Act, the USA PATRIOT Act, any Order issued with respect to anti-money laundering by the UST’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation or any license, Order or regulation issued with respect to economic sanctions programs by the UST’s Office of Foreign Assets Control. The Company Board and Bank’s board of directors have each adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that comply with Section 326 of the USA PATRIOT Act, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Section 352 of the USA PATRIOT Act.

Section 4.25                                                     Customer Information Security.  Since January 1, 2013, there has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer in the possession of the Company or Bank that could result in substantial harm or inconvenience to such customer. The Company has no Knowledge of, nor has it been advised of or has any reason to believe that any facts or circumstances exist that would cause the Company or Bank to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999, as well as the provisions of the information security program adopted by the Company and Bank pursuant to Appendix B to 12 C.F.R. Part 364.

Section 4.26                                                     Loan Portfolio.

(a)                                 Company Schedule 4.26(a)(i) sets forth: (i) the aggregate outstanding principal amount, as of the date hereof, of all loan agreements, notes or borrowing arrangements payable to Bank, including leases, credit enhancements and participations (referred to together with all outstanding loans payable to Bank, whether now existing or arising prior to the Effective Time, as the “Loans”), other than

“non-accrual” Loans; and (ii) separately, the aggregate outstanding principal amount, as of the date hereof, of all “non-accrual” Loans. Except as set forth on Company Schedule 4.26(a)(ii), Bank has no outstanding Loan or asset classified as “Other Real Estate Owned” (collectively, “Bank OREO”) or that was designated by Bank as “special mention,” “substandard,” “doubtful,” “loss” or words of similar import (any of the foregoing Loans or assets, “Criticized Assets”). Company Schedule 4.26(a)(iii) sets forth: (A) a summary of Criticized Assets as of the date hereof, by category of Loan (e.g., commercial and consumer), together with the aggregate principal amount of such Loans by category; and (B) each asset of Bank that, as of the date hereof, is so classified. No borrower with respect to a Loan has: (1) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (2) made an assignment for the benefit of its creditors; (3) consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property; (4) been adjudicated insolvent; or (5) taken action for the purpose of authorizing any of the foregoing. The information (including electronic information and information contained on tapes and computer disks and the information set forth on the Company Schedules referenced in this Section 4.26(a)) with respect to the Loans and Criticized Assets made available to Guaranty is, as of the respective dates indicated therein, true, accurate and complete.

(b)                                 Company Schedule 4.26(b) contains the “watch list” of Loans (the “Watch List”). There is no other Loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with Bank’s ordinary course of business, consistent with safe and sound banking practices.

(c)                                  Each Loan: (i) is evidenced by notes, agreements or other evidences of Indebtedness which are true, genuine and what they purport to be; (ii) to the extent purported to be secured, has been secured by valid Liens and security interests which have been perfected; and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by any Enforceability Exceptions). All Loans originated by Bank, and all such Loans purchased, administered or serviced by Bank, were made or purchased and are administered or serviced, as applicable, in accordance with Bank’s customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Bank has complied, and on the Closing Date will have complied, with all of its applicable loan policies and procedures and Applicable Law relating to such Loans, including any Applicable Law with respect to documentation in connection with the origination, processing, underwriting (including credit approval), purchase and servicing of Mortgage Loans, real estate settlement procedures, consumer protection, truth in lending, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate Mortgages, and the terms and provisions of any Mortgage or other collateral documents and other loan documents with respect to such Loans.

(d)                                 Bank has not at any time purchased or sold any Loans or advances or any participations therein. Bank has not at any time sold any of its assets with recourse of any kind to Bank, nor entered into any agreement providing for the sale or servicing of any Loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Authority. Bank has not received any request to repurchase any Loan or advance or participation therein, or any other asset, sold to a third party, nor has the Company or Bank been advised by any third party purchaser of any Loan or advance or participation therein, or any other asset, that such purchaser intends to request that Bank repurchase such Loan or advance or participation therein or other asset.

(e)                                  Neither the Company nor Bank is, or has been since January 1, 2013, subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Governmental Authority relating to the origination or servicing of Mortgage Loans or consumer Loans. Neither the Company nor Bank has received any notice that any Governmental Authority proposes to limit or terminate the underwriting authority of Bank or to increase the guarantee fees payable to any such Governmental Authority.

(f)                                   There is no pending or, to the Company’s Knowledge, threatened litigation with respect to any Loan which could reasonably be expected to adversely affect the rights of Continuing Company, Bank or Guaranty Bank to enforce such Loan or any related property in which Bank holds or has held a Lien or with respect to which the Company or Bank holds or has held a fiduciary or management role (collectively, “Bank Loan Property”).

(g)                                  Prior to the Closing, the Company shall update all Company Schedules prepared and delivered to Guaranty pursuant to this Section 4.26 to reflect all Loans, Loan information and disclosures as of the Calculation Date. Solely for the purposes of any update to the Company Schedules pursuant this Section 4.26(g): (i) the term “Loans” shall include all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and participations) payable to Bank as of the Calculation Date; and (ii) the words “as of the date hereof” or words of similar effect shall mean the Calculation Date.

(h)                                 Bank has not originated, modified or serviced any SBA Loan that was either not qualified to be guaranteed by the SBA or otherwise not originated in accordance with SBA rules and regulations.

(i)                                     To the Knowledge of the Company, Bank has no outstanding Marijuana-Related Business Loans.

Section 4.27                                                     Risk Management Instruments.  Bank has no derivative instruments, including swaps, caps, floors or option agreements, whether entered into for Bank’s own account or for the account of Bank’s customers.

Section 4.28                                                     Employees.  Company Schedule 4.28 sets forth a true and complete list as of the date hereof of the names, titles, hire dates, locations, whether full- or part-time, whether active or on leave, annual salaries or wage rates and other compensation, including most recent annual bonus received and current annual bonus opportunity, of all employees and officers of the Company and its Subsidiaries. None of such individuals has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. All employees and independent contractors of and consultants to the Company and its Subsidiaries are employed or provide services solely within the United States. Five days prior to the Closing Date, the Company will provide Guaranty with an updated Company Schedule 4.28, as of the Calculation Date.

Section 4.29                                                     Labor Matters.

(a)                                 The Company and each of its Subsidiaries have complied in all material respects with all Applicable Law relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans.

(b)                                 Neither the Company nor any of its Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization. No employee of the Company or any of its Subsidiaries is represented by a labor union, and, to the Knowledge of the Company, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any director, officer, employee, independent contractor of or consultant to the Company or any of its Subsidiaries.

(c)                                  There are no, and since January 1, 2013, there have not been any strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(d)                                 All Persons providing services to the Company or any of its Subsidiaries have been properly classified as either employees or independent contractors in accordance with Applicable Law (including the Code) and the terms of all applicable Employee Plans and have been treated accordingly under Applicable Law and such Employee Plans.

Section 4.30                                                     Employee Benefit Plans.

(a)                                 Company Schedule 4.30(a) contains a true and complete list of each Employee Plan. Prior to the date hereof, the Company has made available to Guaranty correct and complete copies of: (i) each Employee Plan, including all amendments thereto (or, in the case of any Employee Plan that is unwritten, a complete and accurate description thereof); (ii) the most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Employee Plan (if any such report was required) and summary annual reports; (iii) the most recent summary plan description for each Employee Plan for which a summary plan description is required; (iv) each trust agreement and insurance or group annuity contract relating to any Employee Plan; (v) each group health plan’s privacy notice, privacy policies and procedures, and business associate agreements for the plan’s vendors; and (vi) each employee handbook or other policy delivered or made available to any of the Company’s or any of its Subsidiaries’ employees or other service providers.

(b)                                 Neither the Company nor any of its Subsidiaries nor any other entity that, together with the Company or its Subsidiary, would be treated as a single employer under Section 414 of the Code (collectively, “ERISA Affiliates”) (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA. No direct, contingent or secondary liability to the Company or any of its ERISA Affiliates has been incurred or could reasonably be expected to be incurred by the Company, any of the Company’s ERISA Affiliates or their ERISA Affiliates under Title IV of ERISA.

(c)                                  With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or could reasonably be expected to cause the Company or any of its ERISA Affiliates to incur any liability under ERISA or the Code. All contributions, premiums or other payments required by Applicable Law or by any Employee Plan have been made by the due date thereof.

(d)                                 (i) Each Employee Plan has been established and administered in compliance with its terms, except where noncompliance would not result in a Material Adverse Effect, and the applicable provisions of ERISA, the Code and other Applicable Law; (ii) with respect to each Employee Plan, any related trust is exempt from federal income Tax under Section 501(a) of the Code and no event has occurred that reasonably could result in the loss of such Tax exemption or to liability for any Tax under Section 511 of the Code; and (iii) each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code either: (A) has received a favorable determination letter from the

Internal Revenue Service that covers all existing amendments up to and including all changes required by the most recent Internal Revenue Service Cumulative List of Changes applicable to the Employee Plan, a copy of which has been provided to Guaranty and which is in force as of the Effective Time; or (B) is subject to an opinion letter with respect to a preapproved document which is in force and upon which such plan may rely and nothing has occurred that could reasonably be expected to cause the loss of such qualification. The Company has provided to Guaranty a copy of all favorable determination letters concerning each Employee Plan that is represented to be qualified under Section 401(a) of the Code and all communications concerning the qualified status of any Employee Plan.

(e)                                  With respect to each Employee Plan: (i) there are no actions, suits, investigations, audits or proceedings (other than routine claims for benefits in the ordinary course of the business) that are pending or, to the Knowledge of the Company, threatened; and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such action, suit, investigation, audit or proceeding.

(f)                                   Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former director, officer, employee, independent contractor of or consultant to the Company or any of its Subsidiaries (other than coverage mandated under Section 4980B of the Code or other Applicable Law requiring continuation of health care coverage for terminated employees).

(g)                                  There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan that could reasonably be expected to increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h)                                 Except as set forth on Company Schedule 4.30(h), there are no outstanding Loans or other extensions of credit made by the Company or Bank to any of the Company’s or Bank’s current or former directors, officers, or employees other than expense advances to employees in the ordinary course of business.

(i)                                     Except as set forth on Company Schedule 4.30(i), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will: (i) entitle any current or former employee, officer, director, independent contractor of or consultant to the Company or any of its Subsidiaries to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan; or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Continuing Company, Bank or Guaranty Bank, to merge, amend or terminate any Employee Plan.

(j)                                    No Employee Plan, individually or collectively, could reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.

(k)                                 Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and each of its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(l)                                     Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, officer, director, independent contractor of or consultant to the Company or any of its Subsidiaries for any Tax incurred by such individual, including under Section 409A or Section 4999 of the Code.

(m)                             Except as required by the continuation coverage requirements of Section 601, et seq. of ERISA and Section 4980B of the Code (“COBRA”) or similar state law, the cost of which is borne by the insured individuals, neither the Company nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any service provider or former service provider of the Company or any of its Subsidiaries. There does not exist, nor, to the Knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, liability to the Company or any of its Subsidiaries as a result of a failure to comply with COBRA or similar state law.

(n)                                 The amount of all Future Benefit Payments owed on behalf of each participant in an Employee Plan that includes any deferred compensation or salary continuation arrangement as of the date hereof have been, and as of the Calculation Date, will be, accrued for in accordance with GAAP in the Company Financial Statements and fully paid for and released pursuant to a Termination Agreement.

Section 4.31                                                     Environmental Matters.  There is no complaint, demand, summons, Order, claim, action, suit, investigation, review, proceeding or penalty pending, or to the Knowledge of the Company, threatened against or affecting, the Company, any of the Company’s Subsidiaries, any of their respective assets or any Company Real Property or Bank Loan Property (except with respect to any period prior to which it was Bank Loan Property, which shall be to the Company’s Knowledge), which alleges or relates to a violation of, or liability under, any Environmental Law. The Company and each of its Subsidiaries are and at all times have been in compliance with applicable Environmental Laws and have obtained and are in compliance with all environmental Permits. There has been no release, spill, emission, leaking, dumping, injection, pouring, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture of any Hazardous Substance which could reasonably be expected to result in any investigation, remediation or corrective action of any property or asset of, or form the basis of any claim against or liability of, the Company or any of its Subsidiaries, including with respect to any Company Real Property and Bank Loan Property (except with respect to any period prior to which it was Bank Loan Property, which shall be to the Company’s Knowledge). Neither the Company nor any of its Subsidiaries is, nor will it be, deemed the owner or operator under any Environmental Law of any Bank Loan Property that is or has been contaminated with, or has or has had any release of, any Hazardous Substance. There are no liabilities or obligations of or relating to the Company or any of its Subsidiaries, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation resulting in a Material Adverse Effect. All written environmental or health and safety audits, reports, assessments or tests in the possession or control of the Company and its Subsidiaries, and all written, environmental or health and safety audits, reports, assessments or tests regarding the Company, any of the Company’s Subsidiaries or any Company Real Property, Bank Loan Property (if in the possession of the Company or any of its Subsidiaries) or any property formerly owned, leased or operated by the Company or any of its Subsidiaries, have been furnished to Guaranty prior to the date hereof (collectively, the “Environmental Information”).

Section 4.32                                                     Tax Matters.

(a)                                 (i) All returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedules or attachments thereto, and including any amendments thereof (collectively, “Tax Returns”) required to be filed by or on behalf of the Company or any of its Subsidiaries have been filed when due and in accordance with all Applicable Law; (ii) as of the time of filing, such Tax Returns were true and complete; and (iii) all Taxes due and payable by the Company or any of its Subsidiaries have been timely paid, or withheld and remitted to the appropriate Governmental Authority.

(b)                                 (i) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company’s and its Subsidiaries’ books (excluding any Tax Assets) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and, as adjusted for the passage of time through the Calculation Date in accordance with the Company’s and its Subsidiaries’ past customs and practices, are adequate to cover all Tax liabilities as of such time; (ii) since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business consistent with safe and sound banking practices that would materially impact any Tax Assets, Tax accruals or Tax reserves of the Company or any of its Subsidiaries; and (iii) all information set forth in the Company Financial Statements (including the notes thereto) relating to Tax matters is true and complete.

(c)                                  (i) There are no Liens for Taxes, other than Permitted Encumbrances, upon any of the Company’s or any of its Subsidiaries’ assets; (ii) neither the Company nor any of its Subsidiaries has been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; (iii) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset; (iv) no adjustment that would increase the Tax liability, or reduce any Tax Asset, of the Company or any of its Subsidiaries has been made, proposed or threatened by a Governmental Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Tax period; (v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any of its Subsidiaries and any Governmental Authority, and neither the Company nor any of its Subsidiaries has received any rulings or determinations from any Governmental Authority; (vi) since January 1, 2013, neither the Company nor any of its Subsidiaries has made or changed any Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting (to the extent that any such action may affect the Company or any of its Subsidiaries), nor has it filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability; and (vii) all Tax Returns with respect to the Company and its Subsidiaries required to be filed with respect to any Tax year ending on or before December 31, 2013 have been examined and closed or are Tax Returns with returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)                                 Company Schedule 4.32(d) contains a list of all jurisdictions in which the Company or any of its Subsidiaries is required to file Tax Returns. Neither the Company nor any of its Subsidiaries has ever received a claim or notice from an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)                                  (i) Neither the Company nor any of its Subsidiaries is, nor has it ever been, a member of an affiliated, consolidated, combined or unitary group; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; and (iii) neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Governmental Authority affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(f)                                   (i) Neither the Company nor any of its Subsidiaries is a direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction relating to it; (ii) neither the Company nor any of its Subsidiaries is party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code and has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 and, if it has participated in such a “reportable transaction,” it has properly disclosed the transaction in accordance with Applicable Law; (iii) neither the Company nor any of its Subsidiaries has been required to disclose on any Tax Returns any position that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (iv) neither the Company nor any of its Subsidiaries has been at any time a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and (v) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(g)                                  (i) Neither the Company nor any of its Subsidiaries nor any other Person will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period unless the Company’s automatic consent change for loan origination costs is denied; (ii) neither the Company nor any of its Subsidiaries nor any other Person will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code); (iii) no election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat either the Company or any of its Subsidiaries as an association, corporation or partnership; and (iv) no Tax Asset of the Company or any of its Subsidiaries is currently subject to a limitation under Section 382 or Section 383 of the Code.

(h)                                 None of Continuing Company, Bank, Guaranty Bank or any of their Affiliates will be required to include any item of income in, nor will Continuing Company, Bank, Guaranty Bank or any of their Affiliates be required to exclude any item of deduction from, taxable income for any taxable period or portion thereof ending on or after the Calculation Date as a result of any: (i) intercompany transaction or excess loss account under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (ii) installment sale or open transaction disposition made on or prior to the Calculation Date; or (iii) prepaid amount received on or prior to the Calculation Date.

(i)                                     Neither the Company nor any of its Subsidiaries owns any interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the direct or indirect transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(j)                                    The Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, consultant, creditor, shareholder or other third party.

(k)                                 S Corporation Election.

(i)                                     During the period commencing on January 1, 2006, and ending at the close of business on the Closing Date (the “S Period”): (A) the Company has been an “S corporation” within the meaning of Section 1361(a) of the Code; (B) a valid election under Section 1362 of the Code (“S Election”) has been in effect with respect to the Company at all times for the S Period; (C) a valid S Election or similar election has been in effect with respect to the Company during the S Period in all relevant state and local jurisdictions in which the Company is subject to Tax and in which such election is required; (D); each Subsidiary of the Company is and has been a qualified subchapter S subsidiary (“QSub”), and a valid election under Section 1361(b)(3)(B) of the Code (“QSub Election”) has been in effect with respect to each Subsidiary at all times for such period; and (E) a valid QSub Election or similar election has been in effect with respect to each Subsidiary of the Company during such period in all relevant state and local jurisdictions in which the Company or such Subsidiary is subject to Tax and in which such election is required.

(ii)                                  The aggregate amount of U.S. federal income Tax liability of the Company and its Subsidiaries arising as a result of the Merger (including any “built in gain” within the meaning of Section 1374 of the Code) will not exceed $0.

(iii)                               Since January 1, 2006, the Company has filed its Tax Returns in a manner consistent with its S Election and QSub Election, and neither the Company nor any Subsidiary, nor any of their Representatives, has taken or agreed to take any action or failed to take any action that could reasonably be expected to have the effect of revoking, terminating or otherwise inhibiting the S Election or the QSub Election.

(iv)                              Each of the Company’s current shareholders is, and at all times during the S Period each of its current and former shareholders has been, a Person described in Section 1361(b)(1)(B) of the Code at all times that such Person held shares of Company Stock, and at no time during the S Period did the Company exceed the maximum number of shareholders permissible to maintain the S Election, nor was any shareholder of the Company a non-resident alien.

(l)                                     Neither the Company nor any of its Subsidiaries is, nor has it ever been, a “United States real property holding corporation” as defined in Section 897 of the Code.

(m)                             Neither the Company nor any of its Subsidiaries has any United States federal net operating and capital loss carryforwards (including any limitations of such net operating or capital loss carryforwards under Section 382, 383 or 384 of the Code or the Treasury Regulations), as of December 31, 2016, or any Code Section 382 ownership change starting January 1, 2013.

(n)                                 Neither the Company nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.33                                                     Affiliate Transactions.

(a)                                 Except as set forth on Company Schedule 4.33 or as part of the normal and customary terms of an individual’s employment or service as a director, neither the Company nor any of its Subsidiaries is now, nor has it been since January 1, 2013, involved, directly or indirectly, in any business arrangement or other relationship exceeding $50,000 in the aggregate (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other transaction or agreement with: (i)

any director or Bank Executive Officer of the Company or any of its Subsidiaries or any of their respective Affiliates, any shareholder owning 5% or more of the outstanding shares of Company Stock or any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 promulgated under the Exchange Act) of any such director, officer or shareholder; or (ii) other than credit and consumer banking transactions in the ordinary course of business, any employee of the Company or any of its Subsidiaries or any of their respective Affiliates who is not an officer, or any Affiliate, or “associate” or member of the “immediate family” of any such employee. No director or officer of the Company or any of its Subsidiaries or of any of their respective Affiliates, or any shareholder owning 5% or more of the outstanding shares of Company Stock, or any Affiliate, “associate” or member of the “immediate family” of any such Affiliate, director, officer or shareholder directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries.

(b)                                 The Company and Bank are each in compliance with Sections 23A and 23B of the Federal Reserve Act and its implementing regulations, and all extensions of credit by Bank to any “executive officer,” director or “principal shareholder” (as such terms are defined in the Federal Reserve’s Regulation O) of the Company or Bank have been made in compliance with the Federal Reserve’s Regulation O.

Section 4.34                                                     Allowance for Loan Losses.  The ALLL is, and at all times hereafter, including as of the Effective Time, shall be, in compliance with Bank’s existing methodology for determining the adequacy of the ALLL, as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all standards. Neither Bank nor any of its Subsidiaries has been notified by any Governmental Authority or by Company’s or Bank’s independent auditor, in writing or otherwise, that: (a) such allowances are inadequate; (b) the practices and policies of Bank or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inadequate or inconsistent with the historical loss experience of Bank or its Subsidiaries.

Section 4.35                                                     Disclosure Documents.  The information supplied by the Company and Bank for inclusion in the Registration Statement, the Proxy Statement or any other application, filing, statement or document or any amendment or supplement thereto, except for financial projections, shall be true and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.35 will not apply to statements or omissions included in Registration Statement or the Proxy Statement based upon information supplied by Guaranty or any of its Representatives in writing specifically for use therein.

Section 4.36                                                     Fiduciary Responsibilities. To the extent applicable, Bank is empowered and authorized under Applicable Law to exercise all trust powers necessary to conduct its business and has conducted such business in accordance with Applicable Law. Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, escrow agent, conservator or investment advisor, in accordance with the terms of the applicable governing documents and contracts and Applicable Law (including ERISA). Neither Bank nor any of its current or former directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

Section 4.37                                                     No Guaranties.  Except as described on Company Schedule 4.37, no obligation or liability of the Company or any of its Subsidiaries is guaranteed by any other Person, nor has the Company or any of its Subsidiaries guaranteed the obligations or liabilities of any other Person.

Section 4.38                                                     Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

Section 4.39                                                     Dissenting Shareholders.  The Company has no Knowledge of any plan or intention on the part of any Company shareholder to make written demand for payment of the fair value of such shareholder’s shares of Company Stock as described in Section 3.4.

Section 4.40                                                     Financial Advisor Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, any of its Subsidiaries or any Company shareholder who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.41                                                     Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Charter Documents is applicable to this Agreement or the transactions contemplated hereby, including the Merger, with respect to the Company or any of its Subsidiaries except for the super-majority voting requirement in the Company’s articles of incorporation. Neither the Company nor any of its Subsidiaries has any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

Section 4.42                                                     Full Disclosure.  No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading.

V.                      REPRESENTATIONS AND WARRANTIES OF GUARANTY

Subject to the Guaranty Schedules referred to in this Article V, Guaranty represents and warrants to the Company as set forth below.

Section 5.1                                                            Corporate Existence and Power.

(a)                                 Guaranty is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and a bank holding company registered under the BHC Act. Guaranty has all corporate powers and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own or lease all of its properties and carry on its business as now conducted.

(b)                                 Guaranty Bank is a Colorado-chartered bank duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all corporate powers and all material governmental licenses, authorization, permits, consents and approvals required to carry on its business as now conducted. The deposits of Guaranty Bank are insured up to the applicable limits (or fully insured if there is no limit) through the DIF as administered by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or to the Knowledge of Guaranty, has any such termination or revocation been threatened.

(c)                                  Guaranty has delivered or made available to the Company a correct and complete copy of the Charter Documents, as amended and currently in effect, of Guaranty and Guaranty Bank. Neither Guaranty nor Guaranty Bank is in violation of any of the provisions of its Charter Documents.

Section 5.2                                                            Corporate Authorization.

(a)                                 The execution, delivery and performance by Guaranty and Guaranty Bank, as applicable, of this Agreement and each other Transaction Document to which Guaranty or Guaranty Bank is a party and the consummation of the transactions contemplated hereby and thereby are within their corporate powers and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and each of the other Transaction Documents to which Guaranty or Guaranty Bank is a party constitutes a valid and binding agreement of Guaranty or Guaranty Bank, as applicable, and is enforceable against Guaranty and Guaranty Bank, as applicable, in accordance with its terms, except to the extent that enforceability may be limited by any Enforceability Exceptions. Except for any votes, approvals and consents obtained prior to the date hereof, no votes, approvals or consents of the holders of any of Guaranty’s capital stock are necessary in connection with the consummation of the Merger or any other transaction contemplated by a Transaction Document.

(b)                                 At a meeting duly called and held, the Guaranty Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the stockholders of Guaranty; and (ii) adopted and approved this Agreement; ((i) and (ii) together, the “Guaranty Board Approval”), and no other corporate actions or proceedings on the part of the Guaranty Board are necessary in connection with the authorization, execution and delivery by Guaranty of this Agreement and the Transaction Documents to which Guaranty is or will be a party and the performance by Guaranty of the Merger and the other transactions contemplated hereby and thereby. Guaranty has delivered to the Company a certified copy of the Guaranty Board Approval which has not been, and at the Closing will not have been, revoked, rescinded or amended.

Section 5.3                                                            Governmental Authorization.  Assuming that the Company Required Approvals are duly obtained, the execution, delivery and performance by Guaranty and Guaranty Bank, as applicable, of this Agreement and each other Transaction Document to which Guaranty or Guaranty Bank is a party and the consummation of the transactions contemplated hereby and thereby by Guaranty and Guaranty Bank, as applicable, require no material action by or in respect of, or material filing with, any Governmental Authority in respect of Guaranty, other than: (a) the Merger Filings with the Secretary of State of Delaware and the Secretary of State of Colorado, as applicable; (b) the filing of an application or waiver request by Guaranty with the Federal Reserve pursuant to Section 3 of the BHC Act and approval of such application or request; (c) the filing of an application by Guaranty with the Colorado Department of Regulatory Agencies, Division of Banking and the FDIC and approval by such Governmental Authorities of such application; and (d) any other actions or filings the failure of which to take, make or obtain would not reasonably be expected to be material (the matters identified in clauses (a) through (d), the “Guaranty Required Approvals”).

Section 5.4                                                            Noncontravention.  The execution, delivery and performance by Guaranty of this Agreement and each other Transaction Document to which Guaranty and Guaranty Bank is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) contravene, conflict with, or result in any violation or breach of any provision of the Charter Documents of Guaranty or Guaranty Bank; (b) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any Applicable Law; (c) require any consent or other action by any Person, constitute a breach or default, or event that, with or without notice, lapse of time, or both, would constitute a default under, or give rise to any right of termination, cancellation, acceleration or other change of any right or obligation of Guaranty or to a loss of any benefit to which Guaranty or Guaranty Bank is entitled under any provision of any agreement or other instrument binding upon Guaranty or Guaranty Bank or any of their respective properties, assets or governmental authorizations; or (d) result in the creation or imposition of any Lien on any asset of Guaranty or Guaranty Bank except, with respect to clauses (c) and (d) only, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5                                                            Capitalization.

(a)                                 The authorized capital stock of Guaranty consists of 50,000,000 shares of capital stock, of which 38,750,000 are designated as Guaranty Common Stock, 1,250,000 are designated as Guaranty Non-Voting Stock, and 10,000,000 are designated as Guaranty Preferred Stock.

(b)                                 There are 28,406,655 shares of Guaranty Common Stock (including 487,663 unvested shares of restricted stock), no shares of Guaranty Non-Voting Stock and no shares of Guaranty Preferred Stock outstanding. There are 615,095 shares of Guaranty Common Stock reserved for issuance pursuant to: (i) the conversion or exchange of shares of capital stock or other voting securities of, or other ownership interests in, Guaranty; (ii) warrants, calls, options or other rights to acquire Guaranty Common Stock; or (iii) pursuant to plans allowing for the grant of restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units.

Section 5.6                                                            Litigation.  Except as set forth on Guaranty Schedule 5.6, there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of Guaranty, any basis therefor or any action, suit, investigation or proceeding threatened against or affecting, Guaranty or Guaranty Bank, any present or former officer, director, employee or consultant of Guaranty or Guaranty Bank (relating to their capacity as such) or any Person for whom Guaranty or Guaranty Bank may be liable or to which any of its properties or assets may be subject before or by any Governmental Authority or arbitrator which, individually or in the aggregate, would reasonably be expected to result in any material liability (whether or not accrued, fixed, contingent or otherwise and whether or not required to be disclosed) or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.7                                                            Financial Statements and Internal Controls.

(a)                                 Guaranty has furnished or made available to the Company a true and complete copy of its Annual Report on Form 10-K for the year ended December 31, 2016 (“Annual Report”), as filed with the SEC, which contains Guaranty’s audited balance sheet as of December 31, 2016 and 2015, and the related statements of income and statements of changes in shareholders’ equity and cash flow for the years ended December 31, 2016, 2015 and 2014. The financial statements referred to above and included in the Annual Report are collectively referred to herein as the “Guaranty Financial Statements.”

(b)                                 The Guaranty Financial Statements fairly present the financial position and results of operation of Guaranty at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c)                                  As of the dates of the Guaranty Financial Statements, Guaranty did not have any obligations or liabilities (whether or not accrued, fixed, contingent or otherwise and whether or not required to be disclosed), which are material and are not fully shown or provided for in the Guaranty Financial Statements or otherwise disclosed in this Agreement.

(d)                                 Guaranty has implemented and maintains internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and includes policies and procedures for its own purposes that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Guaranty and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Guaranty and its Subsidiaries are being made only in accordance with authorizations of management and directors of Guaranty and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Guaranty’s assets that could have a material effect on its financial statements. Since January 1, 2013, Guaranty has not experienced or effected any material change in internal control over financial reporting.

(e)                                  Since January 1, 2013, neither Guaranty nor any of its Subsidiaries or, to the Knowledge of Guaranty, any Representative of Guaranty or any of its Subsidiaries has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Guaranty or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that Guaranty or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(f)                                   To the Knowledge of Guaranty: (i) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect Guaranty’s ability to record, process, summarize and report financial information; and (ii) since January 1, 2013, there is no fraud whether or not material that involves management or other employees who have a significant role in Guaranty’s internal control over financial reporting.

Section 5.8                                                            Absence of Certain Changes.  Since December 31, 2016: (i) Guaranty and its Subsidiaries have conducted their respective businesses in the ordinary course of business (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that has had or is reasonably likely to have a Material Adverse Effect on Guaranty or any of its Subsidiaries.

Section 5.9                                                            SEC Reporting Obligations.  Guaranty has for the past three years filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act. As of their respective dates, each of such reports and statements (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.10                                                     NASDAQ.  Guaranty is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

Section 5.11                                                     Regulatory Approvals.

(a)                                 There are no pending or, to the Knowledge of Guaranty, threatened disputes or controversies between Guaranty or Guaranty Bank and any Governmental Authority that: (i) would reasonably be expected to prevent or delay Guaranty or Guaranty Bank from being able to perform its obligations under this Agreement; or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. Guaranty has not received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby and has no reason to believe that, if requested, any Governmental Authority required to approve the transactions contemplated hereby would oppose or not promptly grant or issue its consent or approval.

(b)                                 Neither Guaranty nor Guaranty Bank is, directly or indirectly, a party to or subject to any Order, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority. Guaranty has not been advised by, and does not have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding, commitment letter, extraordinary supervisory letter or similar submission. Guaranty and Guaranty Bank are, and on a pro forma basis giving effect to the Agreement, will be, as of the Closing Date: (i) at least “well capitalized”; and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Guaranty or Guaranty Bank.

Section 5.12                                                     Community Reinvestment Act.  Guaranty Bank had a rating of “satisfactory” or better as of its most recent CRA examination, and Guaranty has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that could reasonably be expected to cause it or Guaranty Bank to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory.”

Section 5.13                                                     Laws and Regulatory Filings.  Guaranty and its Subsidiaries are in material compliance with all Applicable Law. Guaranty and each of its Subsidiaries have filed or furnished, as applicable, in a timely manner with all applicable Governmental Authorities all Regulatory Reports and has paid all fees and assessments due and payable in connection therewith. All such Regulatory Reports that have been filed with or furnished to the applicable Governmental Authorities were complete and accurate in all respects and complied in all respects with Applicable Law, including the Reports of Condition and Income required to be filed under the Federal Deposit Insurance Act. The Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 5.14                                                     Financial Advisor Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Guaranty, any of its Subsidiaries or any Guaranty stockholder who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.15                                                     Supervisory Actions.  Neither Guaranty nor Guaranty Bank is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, troubled condition letter, supervisory letter or similar undertaking to, is subject to any Order or directive by, or has been since January 1, 2013, a recipient of any supervisory letter from, has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application (each, whether or not set forth in the Guaranty Schedules, a “Guaranty Regulatory Agreement”). Since January 1, 2013, neither Guaranty nor Guaranty Bank has been advised by any Governmental Authority that such Governmental Authority is considering issuing, initiating, ordering or requesting any Guaranty Regulatory Agreement or any investigation into the business, disclosures or operations of Guaranty or any of its Subsidiaries. Guaranty and Guaranty Bank are each in compliance in all respects with each Guaranty Regulatory Agreement to which it is a party or subject, and since January 1, 2013, neither Guaranty nor Guaranty Bank has received any notice from any Governmental Authority indicating that it is not in compliance in any respect with any such Guaranty Regulatory Agreement. Each of Guaranty and Guaranty Bank is and, at all times since January 1, 2013, has been “well capitalized” and “well managed” as such terms are defined or used in the FDIC’s capital maintenance rules and regulations codified in 12 C.F.R. Part 325. There has not been any event or occurrence that could reasonably be expected to result in a determination that either Guaranty or Bank is not “well capitalized” or “well managed.”

VI.                 COVENANTS OF THE COMPANY

The Company covenants and agrees with Guaranty as follows:

Section 6.1                                                            Shareholder Approval and Best Efforts.

(a)                                 The Company will, within 45 days after the date that the Registration Statement is declared effective, take all steps under Applicable Law and its Charter Documents to duly call, give notice of, convene and hold a meeting of its shareholders to consider the Merger, this Agreement and the transactions contemplated hereby (the “Company Meeting”) at such time as may be mutually agreed to by the parties for the purpose of: (i) voting upon the adoption and approval of this Agreement and the transactions contemplated hereby; and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “Company Shareholder Approval”). The Company Board shall recommend to the Company’s shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby (the “Company Recommendation”). The Company Board shall not withdraw, amend or modify in any manner adverse to Guaranty its recommendation and will use its Best Efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b)                                 Subject to the terms and conditions of this Agreement, the Company shall take all reasonable actions to aid and assist in the consummation of the Merger, and will use its Best Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as necessary, proper or advisable in connection with assisting Guaranty in filing applications and registration statements with, or obtaining approvals from, all Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 6.2                                                            Activities of the Company Pending Closing.

(a)                                 From the date hereof to and including the Closing Date, or the earlier termination of this Agreement in accordance with Article IX (except with the prior written consent of Guaranty which shall not be unreasonably withheld or delayed), the Company shall, and shall cause Bank to:

(i)                                     conduct its business (including the making of or agreeing to make any Loans or other extensions of credit) only in the ordinary course of business consistent with safe and sound banking principles;

(ii)                                  comply in all material respects with all Applicable Law;

(iii)                               perform under each of the Material Contracts set forth on Company Schedule 4.11;

(iv)                              use its Best Efforts to maintain intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with the Company or any of its Subsidiaries;

(v)                                 maintain and keep their properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear;

(vi)                              maintain the ALLL in accordance with past practices and methodologies existing as of the date hereof, and GAAP (provided, however, that any changes in practices or methodology shall be attributable solely to changes in GAAP or as directed by a Governmental Authority);

(vii)                           promptly give written notice to Guaranty of: (A) any material change in its business, operations or prospects; (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority having jurisdiction over the Company or Bank; (C) the institution or threat of any litigation against the Company or Bank; or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause: (1) a breach of any covenant, condition or agreement contained herein; (2) any of the representations or warranties of the Company contained in this Agreement to be untrue or inaccurate; or (3) a Material Adverse Effect on the Company or Bank;

(viii)                        take all actions necessary to cause the Company to maintain in effect its S Election and to maintain in effect the QSub Election with respect to any Subsidiary, including Bank, that, as of the date hereof, is a QSub; and

(ix)                              except as required by Applicable Law or expressly permitted by this Agreement, take no action which could reasonably be expected to adversely affect or delay the ability of Guaranty or the Company to obtain any approvals from any Governmental Authority or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)                                 From the date hereof to and including the Effective Time, except: (i) as expressly required by this Agreement; (ii) as required by Applicable Law; or (iii) to the extent Guaranty consents in writing which consent shall not be unreasonably withheld or delayed, the Company shall not, and shall not permit Bank to:

(i)                                     adjust, split, combine or reclassify any of the Company Stock;

(ii)                                  Except for Loans, commitments for Loans or other transactions that have been approved by Bank prior to the date hereof: (A) extend credit or enter into any contracts binding Bank to extend credit except in a manner consistent with past practice and in accordance with the lending policies of Bank as disclosed to Guaranty, and Bank will not extend new Loans in an amount in excess of $250,000 with respect to any single Loan or contract (or, in the case of borrowers with loans listed on the Watch List, to extend any additional credit to such borrowers other than overdrafts in an amount not to exceed $5,000, consistent with past practice), without first providing Guaranty (at least three Business Days prior to extending such credit or entering into any contract binding Bank to do so) with a copy of the loan underwriting analysis and credit memorandum of Bank and the basis of the credit decision of Bank; (B) make any Marijuana-Related Business Loans, except in the ordinary course of business in accordance with the lending policies of Bank as disclosed to Guaranty (in which case such Marijuana-Related Business Loans will be disclosed in writing by the Company to Guaranty); or (C) sell, assign or otherwise transfer any participation in any Loan;

(iii)                               issue, sell, authorize or obligate itself to issue or sell any Company Securities or Subsidiary Securities;

(iv)                              grant any stock appreciation rights, stock appreciation units, restricted stock, stock options, “phantom” stock awards or other form of incentive compensation;

(v)                                 permit the commencement of any construction of new structures or facilities upon, or purchase or lease or sublease any real property in respect of any branch office or other facility, or acquire or sell or agree to acquire or sell any deposit liabilities, and shall otherwise consult with and seek the advice of Guaranty with respect to basic policies relating to branching, site location and relocation;

(vi)                              (A) enter into, amend or terminate any agreement that is or that would be required to be disclosed in Company Schedule 4.11 as a Material Contract; or (B) waive, release or assign any rights or claims thereunder;

(vii)                           sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests (whether as lessor or lessee) or other assets, including any capital stock of any of its Subsidiaries or any Bank OREO to any Person other than a direct or indirect wholly owned Subsidiary, except in the ordinary course of business consistent with safe and sound banking practices or as listed on Company Schedule 6.2(b)(vii);

(viii)                        except as set forth in Company Schedule 6.2(b)(viii), grant any retirement, severance, termination, bonus or similar payment to, or enter into or amend any employment, consulting, non-competition, retirement, parachute, severance (including change in control agreements) or indemnification agreement with, any officer or director of the Company or Bank, either individually or as part of a class of similarly situated Persons;

(ix)                              except as set forth in Company Schedule 6.2(b)(ix), with respect to any officer or director of the Company or Bank, make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) or pay any bonuses or grant any other benefit, pay any prerequisite such as automobile allowance, club membership or dues or other similar benefits, institute any employee welfare, retirement or similar plan or arrangement or amend or change in any way its vacation or similar such policy;

(x)                                 except as set forth in Company Schedule 6.2(b)(x), adopt, enter into or amend any Employee Plan;

(xi)                              except for: (A) cash distributions necessary for the payment of Taxes resulting from the ownership of Company Common Stock by the Company’s shareholders in amounts computed, and at times that are, consistent with past practice; and (B) the Closing Distribution, if any, make, declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Stock;

(xii)                           directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock or any other Company Securities or Subsidiary Securities;

(xiii)                        increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xiv)                       (A) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices; (B) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks; (C) fail to use reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk; or (D) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, except in each cause (A) through (D) as required by any Applicable Law or a Governmental Authority;

(xv)                          book or accept any Brokered Deposits;

(xvi)                       charge-off any Loan or other extension of credit having an outstanding principal amount greater than $100,000 prior to consulting with Guaranty as to the amount of such charge-off;

(xvii)                    establish any new Subsidiary or Affiliate or enter into any new line of business;

(xviii)                 materially deviate from policies and procedures existing as of the date of this Agreement with respect to: (A) classification of assets; and (B) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, Applicable Law or any Governmental Authority;

(xix)                       reduce the ALLL through negative provisions;

(xx)                          make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Authority;

(xxi)                       foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $50,000 prior to consulting with Guaranty and, if requested by Guaranty, obtaining a recent Phase I environmental review thereof;

(xxii)                    amend or change any provision of the Charter Documents or any other governing documents of the Company or Bank;

(xxiii)                 (A) excluding deposits, incur or modify any Indebtedness for borrowed money; or (B) assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, except in the case of this clause (B), in connection with the presentation of items for collection in the ordinary course of business;

(xxiv)                make any capital expenditure in excess of $25,000 in the aggregate without consulting with Guaranty, except pursuant to commitments made prior to the date of this Agreement or as set forth in Company Schedule 6.2(b)(xxiv);

(xxv)                   prepay any Indebtedness or other similar arrangements so as to cause Bank or the Company to incur any prepayment penalty thereunder;

(xxvi)                except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;

(xxvii)             (A) pay, discharge, settle, or satisfy any material claim or legal action exceeding $25,000 individually or $50,000 in the aggregate or that would impose any material restriction on the business of the Company or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company or any of its Subsidiaries; (B) waive, release, grant, or transfer any right of material value; (C) commence any legal action, except in the ordinary course of business; or (D) agree or consent to the issuance of any Order restricting or otherwise affecting its business in any material respect;

(xxviii)          make any changes to its investment securities portfolio or its interest rate risk position from that as of the date of this Agreement, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except if: (A) Bank’s total investment securities portfolio is equal to or less than the portfolio total as of the date of this Agreement; or (B) to reinvest proceeds of maturing, called or redeemed securities where the periodic principal payment is less than the amount set forth in (A); provided, however, that in the event that Bank desires to make any changes to its investment securities portfolio in excess of the amounts set forth in (A) and (B) or not in compliance with its existing policies, it shall so advise Guaranty in writing. Guaranty shall notify Bank in writing within one Business Day of receipt of such notice whether Guaranty consents to such action, provided that if Guaranty fails to notify Bank within such time frame, Guaranty shall be deemed to have consented to such action.

(xxix)                fail to maintain in full force and effect any insurance policy, in each case on substantially the same terms as in effect on the date hereof;

(xxx)                   (A) make, change or revoke any Tax election; (B) change any material method of Tax accounting; (C) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to Taxes; (D) file any amended Tax Return; (E) prepare any Tax Return in a manner materially inconsistent with the past practices of the Company with respect to treatment of items on such Tax Returns; or (F) take any action which would materially adversely affect the Tax position of Continuing Company, Bank or Guaranty Bank after the Merger;

(xxxi)                make or commit to make any Loan to, or enter into any transaction with, a director, officer, employee, or any Affiliate of the Company or any of its Subsidiaries;

(xxxii)             make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business);

(xxxiii)          take any action or omit to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xxxiv)         adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(xxxv)            take any action that is intended or is reasonably likely to result in: (A) any of the conditions to the Merger set forth in this Agreement not being satisfied; or (B) a material violation of any provision of this Agreement; or

(xxxvi)         authorize, commit, resolve or agree to do any of the foregoing actions.

Section 6.3                                                            Access to Properties and Records.

(a)                                 To the extent permitted by Applicable Law, the Company shall, and shall cause Bank to: (i) afford the authorized Representatives (including legal counsel, accountants and consultants) of Guaranty reasonable access upon reasonable notice to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, Tax Returns, contracts and documents and all other documents and data of the Company and Bank that Guaranty may from time to time reasonably request in order and where disclosure is not prohibited by Applicable Law that Guaranty may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and Bank and to conduct the environmental investigations provided in Section 6.13; and (ii) furnish Guaranty with such additional financial and operating data and other information as to the business and properties of the Company and Bank as Guaranty shall, from time to time, reasonably request. The Company further agrees to continue to reasonably respond to and reasonably cooperate with Guaranty and its Representatives with respect to the due diligence requests of Guaranty. The Company and Bank shall permit Guaranty and its Representatives to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of the Company and Bank with such Representatives, including its directors, officers, employees, accountants, counsel and creditors, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of the Company and Bank, obtaining any necessary Orders, consents or approvals of the Merger or Bank Merger by any Governmental Authority and conducting an evaluation of the assets and liabilities of the Company and Bank to the extent allowable by Applicable Law. Upon reasonable request by Guaranty, the Company shall make its President and Vice President reasonably available to discuss with Guaranty and its Representatives Guaranty’s ongoing due diligence of the Company and Bank’s operations. The Company will cause its independent outside auditors to make available to Guaranty and its Representatives, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of the Company and Bank as may be requested by Guaranty in connection with its review of the foregoing matters. Notwithstanding anything in this Agreement to the contrary, neither the Company nor Bank shall be required to provide access to or disclose information to Guaranty where such access or disclosure would violate Applicable Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b)                                 As soon as practicable after they become available, the Company will deliver or make available to Guaranty all unaudited monthly and quarterly financial information prepared for the internal use of management of the Company or Bank and all Regulatory Reports filed by Bank with the appropriate Governmental Authority after the date of this Agreement. All such financial information will be prepared from the books and records of the Company and Bank and will fairly present the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company at the dates and for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may be subject to normal year-end audit adjustments required by GAAP. The Regulatory Reports filed by Bank subsequent to the date hereof will fairly present the financial position of Bank and the results of its operations at the dates and for the periods indicated in compliance with Applicable Law.

Section 6.4                                                            Information for Regulatory Applications and SEC Filings. To the extent permitted by Applicable Law, the Company will promptly, following Guaranty’s request, furnish Guaranty with all information concerning the Company, Bank and the holders of Company Stock required for inclusion in: (i) any application, filing, statement or document to be made or filed by Guaranty with any Governmental Authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement; and (ii) any filings with the SEC, including the Registration Statement and the Proxy Statement, and any applicable state securities authorities, including the opinion of counsel as to Tax matters required to be filed as an exhibit to the Registration Statement. The Company shall respond promptly to Guaranty to any comments relating to the Company or Bank from the SEC or its staff. The Company will cooperate reasonably with Guaranty in the filing of any applications or other documents necessary to complete the Merger and the transactions contemplated hereby. The Company agrees to, upon the reasonable request of Guaranty, furnish to Guaranty a written letter or statement confirming the accuracy of the information with respect to the Company or Bank contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company or Bank contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

Section 6.5                                                            Standstill Provision.

(a)                                 Subject to the provisions of this Section 6.5, so long as this Agreement is in effect, neither the Company nor Bank shall, and the Company agrees to use its Best Efforts to cause its and Bank’s directors, officers, employees, agents and Representatives not to directly or indirectly: (i) solicit, encourage, induce or facilitate inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquiries or proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal; or (ii) provide any information to or negotiate with any other Person any Acquisition Proposal.

(b)                                 Notwithstanding anything to the contrary contained in Section 6.5(a), if at any time after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives receives a bona fide, unsolicited written Acquisition Proposal from any Person that did not result from the Company’s, its Affiliates’ or their respective Representatives’ breach of Section 6.5, and if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company and its Representatives may: (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person who has made such Acquisition Proposal and its Representatives; provided that the Company shall concurrently with the delivery to such Person provide to Guaranty any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Guaranty; and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) notify Guaranty if the Company furnishes non-public information or enters into discussions or negotiations as provided in this Section 6.5(b).

(c)                                  The Company shall promptly (and in no event later than two Business Days after receipt) notify Guaranty in writing in the event that the Company or any of its Representatives receives an Acquisition Proposal or a request for information relating to the Company or its Subsidiaries that is reasonably likely to lead to or that contemplates an Acquisition Proposal, including the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including an unredacted copy of such Acquisition Proposal or, where such Acquisition Proposal is not in writing, a description of the terms thereof). The Company shall keep Guaranty reasonably informed, on a current basis, as to the status of (including any developments, discussions or negotiations) such Acquisition Proposal (including by promptly, and in no event later than two Business Days after receipt, providing to Guaranty copies of any written correspondence, proposals, indications of interest, and draft agreements relating to such Acquisition Proposal). The Company agrees that it and its Affiliates will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Guaranty in accordance with, or otherwise complying with, this Section 6.5.

(d)                                 Except as expressly permitted by Section 6.5(e), the Company Board shall not: (i) (A) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Guaranty, the Company Recommendation; or (B) adopt, approve or recommend to shareholders of the Company, or publicly propose to adopt, approve or recommend to shareholders of the Company, an Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”); or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5(b)) (a “Company Acquisition Agreement”).

(e)                                  Notwithstanding anything to the contrary set forth in the preceding Section 6.5(d), if prior to the time the Company Shareholder Approval is obtained, but not after, in response to the receipt of a bona fide, unsolicited written Acquisition Proposal subsequent to the date of this Agreement, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that: (i) the Acquisition Proposal did not result from a breach of Section 6.5; (ii) the Acquisition Proposal constitutes a Superior Proposal; and (iii) the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors’ fiduciary duties under Applicable Law, the Company Board may, subject to compliance with this Section 6.5: (A) effect a Company Adverse Recommendation Change; or (B) terminate this Agreement in order to enter into a definitive agreement relating to such Superior Proposal upon (and subject to) paying the Termination Fee in accordance with Section 9.3; provided, however, that prior to so effecting a Company Adverse Recommendation Change or terminating this Agreement pursuant to this Section 6.5(e): (1) the Company has given Guaranty at least five Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including the terms and conditions of, and the identity of the Person making, any such Superior Proposal and has contemporaneously provided to Guaranty a copy of the Superior Proposal, a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof); (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Guaranty during such notice period, to the extent Guaranty wishes to negotiate, to enable Guaranty to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; (3) upon the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Guaranty, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Guaranty were to be given effect and that the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors’ fiduciary duties under Applicable Law; and (4) in the event of any change to any of the material financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Guaranty an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 6.5(e) anew with respect to such additional notice, including clauses (1) through (4) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under this Section 6.5. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

Section 6.6                                                            Transition.

(a)                                 Commencing following the date of this Agreement, and in all cases subject to Applicable Law, the Company shall and shall cause each of its Subsidiaries to reasonably cooperate with Guaranty and Guaranty Bank to facilitate the integration of the parties and their respective businesses. Without limiting the generality of the foregoing, prior to the Closing and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, the Company shall cause the employees and officers of the Company and its Subsidiaries to reasonably cooperate with Guaranty and Guaranty Bank in performing tasks reasonably required in connection with such integration, including requesting reasonable support from its outside contractors and vendors. The Company shall and shall cause its Subsidiaries to reasonably cooperate with Guaranty and Guaranty Bank in minimizing the extent to which any contracts designated by Guaranty continue in effect following the Effective Time.

(b)                                 Without limiting the generality of Section 6.6(a), the Company shall and shall cause its Subsidiaries to use Best Efforts to provide data processing, item processing and other processing support or outside contractors to assist Guaranty and Guaranty Bank performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company and its Subsidiaries to the production environment of Guaranty and Guaranty Bank, when reasonably requested by Guaranty and use its Best Efforts to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by Guaranty; provided, however, that if requested by Guaranty, the Company shall take all steps reasonably necessary to allow Guaranty and Guaranty Bank to convert to the Company’s existing production environment. Among other things, the Company shall cause its Subsidiaries to: (i) reasonably cooperate with Guaranty and Guaranty Bank to establish a mutually agreeable project plan to effectuate the conversion; (ii) use its Best Efforts to have the Company’s and its Subsidiaries’ outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established; (iii) reasonably provide, or use its Best Efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Guaranty or Guaranty Bank for use in planning the conversion, as soon as reasonably practicable; (iv) provide reasonable access to the personnel and facilities of the Company and its Subsidiaries as set forth in Section 6.3 and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to reasonably enable the conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.6, of the contracts of outside data, item and other processing contractors or other third party vendors when directed to do so by Guaranty provided any such termination will not be effective until at or after the Effective Time. Guaranty agrees that all actions taken pursuant to this Section 6.6 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and its Subsidiaries.

Section 6.7                                                            Conforming Accounting Adjustments. If requested by Guaranty, the Company shall, and shall cause Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Guaranty may reasonably request in order to conform the accounting records of the Company and Bank to the accounting policies and practices of Guaranty. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or Bank: (a) of any adverse circumstances for purposes of determining whether the conditions to Guaranty’s obligations under this Agreement have been satisfied; (b) that such adjustment is required for purposes of determining satisfaction of the condition to Guaranty’s obligations under this Agreement set forth in Section 10.3; or (c) that such adjustment has any bearing on the Aggregate Merger Consideration or Closing Distribution, if any. No adjustment required by Guaranty shall: (i) require any prior filing with any Governmental Authority; or (ii) violate any Applicable Law.

Section 6.8                                                            Takeover Statutes.  At all times prior to the Effective Time, the Company shall: (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger; and (b) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated hereby, including the Merger, or if necessary, to challenge the validity or applicability of any Takeover Statute as now or hereinafter in effect.

Section 6.9                                                            Allowance for Loan Losses. If the ALLL is less than the Minimum Allowance Amount on the Calculation Date, the Company shall take or cause to be taken all action necessary to increase the ALLL as of the Closing Date to an amount equal to the Minimum Allowance Amount.

Section 6.10                                                     Interim Financial Statements.

(a)                                 On or before the fifth day following the Calculation Date, the Company shall provide Guaranty with the Company’s and the Bank’s financial statements, each on a stand-alone basis, presenting the financial condition of the Company and Bank as of the Calculation Date and the Company’s and the Bank’s results of operations and changes in shareholders’ equity for the period from January 1, 2017 through the Calculation Date (the “Interim Financial Statements”). The Interim Financial Statements shall: (i) fairly present in all material respects the assets, liabilities and Tangible Book Value of the Company and its Subsidiaries as of the dates of the Interim Financial Statements; and (ii) be prepared in a manner consistent with the Company Financial Statements, in accordance with GAAP and Applicable Law, and reflect all period-end accruals and other adjustments. The Interim Financial Statements shall be accompanied by a certificate of the Company’s President or Vice President, dated as of the Closing Date, to the effect that such financial statements continue to reflect accurately, as of the Calculation Date, the financial condition of the Company and the Bank and that they meet the requirements of this Section 6.10(a). The Interim Financial Statements shall also reflect accruals for all fees incurred or expected to be incurred in connection with the Merger and all amounts owed under any Company or Bank phantom stock, salary continuation or deferred compensation plan through the Closing Date (whether or not doing so is in accordance with GAAP).

(b)                                 Each day between the Calculation Date and the Closing Date, the Company shall provide Guaranty with daily updated financial information of the Company and Bank consisting of general ledger updates and such other information as Guaranty shall reasonably request.

Section 6.11                                                     Third Party Consents. The Company will use its Best Efforts, and Guaranty shall reasonably cooperate with the Company at the Company’s request, to obtain all Company

Required Approvals and such other waivers or consents as otherwise required to be obtained from any Person in connection with the Merger and the transactions contemplated hereby, including such consents set forth in Company Schedule 4.4, and such waivers and consents shall be in such form and content as is approved by Guaranty and the Company.

Section 6.12                                                     Bank Merger. Prior to the Effective Time, the Company shall cause Bank to reasonably cooperate with Guaranty and Guaranty Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time. In furtherance of the foregoing, to the extent not previously approved, the Company shall work with the board of directors of Bank to approve the Bank Merger and the related Bank Merger Agreement in connection with the execution of this Agreement, and shall vote all of the shares of Bank voting stock held by the Company for the Bank Merger. For the avoidance of doubt, the Bank Merger shall occur after the Merger, and shall be conditioned upon regulatory approval and the Company Shareholder Approval.

Section 6.13                                                     Environmental Investigation.

(a)                                 Guaranty and its consultants, agents and Representatives shall have the right, upon execution of a mutually agreeable site access agreement, to enter the Company Real Property (at Guaranty’s sole cost and expense), but not the obligation or responsibility, to inspect any Company Real Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) on or prior to 45 days after the date of this Agreement, but such 45-day period shall be extended to 60 days with respect to any property for which the Company had not delivered or made available the Environmental Information prior to the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (a “Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by Guaranty, Guaranty shall: (i) notify the Company of any Company Real Property for which it seeks to conduct such a Secondary Investigation and the reasons for such Secondary Investigation; (ii) submit a work plan to the Company for such Secondary Investigation, for which Guaranty agrees to afford the Company the ability to comment on and Guaranty agrees to reasonably consider all such comments (and negotiate in good faith any such comments); and (iii) conclude such Secondary Investigation, on or prior to 60 days after the date of receipt of the Company’s comments. Guaranty shall give reasonable notice to the Company of such Environmental Inspections and Secondary Investigations, and the Company may place reasonable restrictions on the time and place at which such Environmental Inspections and Secondary Investigations may be carried out.

(b)                                 Guaranty shall not have any liability to the Company or Bank or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey, except to the extent that Guaranty, its consultants, agents or representatives cause any environmental liability. Guaranty promptly shall deliver to the Company copies of any final environmental report, engineering report, or property condition report prepared by Guaranty or any third party pursuant to this Section 6.13. Any results or findings of any Environmental Inspections will not be disclosed by Guaranty to any third party not affiliated with Guaranty, unless Guaranty is required by Applicable Law to disclose such information or the Company provides written consent to disclose such information (which shall not be unreasonably conditioned, withheld or delayed). If this Agreement is terminated, then except as otherwise required by Applicable Law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Guaranty. Guaranty shall make no such report prior to Closing unless required to do so by Applicable Law, and in such case will give the Company reasonable prior notice to enable the

Company to review and comment on such proposed report and to make such report on behalf of the Company, at Company’s sole discretion.

(c)                                  If: (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by Guaranty because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could reasonably be expected to have a Material Adverse Effect on the Company or Bank; or (ii) any past or present events, conditions or circumstances require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected to exceed $100,000 or that could reasonably be expected to have a Material Adverse Effect on the Company or Bank (together, the “Environmental Condition”), then Guaranty may terminate this Agreement with respect to such parcel of Company Real Property subject to the Environmental Condition (the “Company Real Property Subject to Environmental Termination”), but not as to any other Company Real Property or any other matter in this Agreement, in which event this Agreement shall continue in full force and effect with respect to all other matters in this Agreement (including all other Company Real Property except the Company Real Property Subject to Environmental Termination), and this Agreement shall be deemed to be modified as necessary to reflect the change in the Company Real Property to be acquired by Guaranty and Guaranty and the Company shall remove such Company Real Property Subject to Environmental Termination from the assets of the Company prior to the Calculation Date. In the event that Guaranty elects to terminate this Agreement with respect to a Company Real Property Subject to Environmental Termination, the Company may elect to terminate this Agreement. Notwithstanding anything else provided herein, if such Company Real Property Subject to Environmental Termination is a Required Owned Real Property, Guaranty may elect to terminate this Agreement.

(d)                                 The Company agrees to make available upon request to Guaranty and its consultants, agents and Representatives all documents and other materials relating to environmental conditions of any Company Real Property, including the results of other environmental inspections and surveys to the extent such documents are in the possession or reasonable control of the Company. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Guaranty and, at Guaranty’s cost and expense, shall be entitled to certify the same in favor of Guaranty and its consultants, agents and Representatives and make all other data available to Guaranty and its consultants, agents and Representatives.

Section 6.14                                                     Title Insurance.

(a)                                 In preparation for the Closing, as soon as reasonably practicable and in no event later than 10 Business Days following the date of this Agreement, the Company will request, with respect to each parcel of Owned Real Property that is not Bank OREO, a title commitment on the ALTA Form 2006 Owner’s Policy of Title Insurance (each a “Title Commitment,” collectively, the “Title Commitments”) issued by Canyon Title (“Title Company”), committing to insure Guaranty’s title in such parcel of Owned Real Property for the amount listed on Company Schedule 6.14(a). The Company will request on each Title Commitment that the so-called “standard printed exceptions” are deleted from the Title Commitment so that Guaranty will have extended coverage. The Company will deliver or cause the Title Company to deliver to Guaranty, promptly after the Closing Date, an owners title insurance policy issued by the Title Company insuring Guaranty’s title to each Parcel of Owned Real Property consistent with the applicable Closing Title Commitment (as defined below) (each a “Title Policy,” collectively, the “Title Policies”), subject only to the Permitted Exceptions. Guaranty will pay the premium for each owner’s standard policy at Closing together with the costs associated with deletion of the standard printed exceptions or any endorsements to the standard Title Policy required by Guaranty.

(b)                                 Guaranty shall review the Title Commitments and if: (i) any Title Commitment discloses that any party other than the Company or Bank has title to any of the Owned Real Property; or (ii) any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Encumbrances or not one that the Company specifies when delivering the Title Commitment to Guaranty that the Company will cause to be deleted from the Title Commitment concurrently with the Closing, including: (A) any exceptions that pertain to Liens securing any loans; and (B) any exceptions that Guaranty reasonably believes could materially and adversely affect Guaranty’s use of the Owned Real Property described therein (a “Title Objection”), Guaranty will notify the Company in writing of such matters within 15 Business Days after receiving all of the Title Commitments for the Owned Real Property. The Company may elect, but shall have no obligations, within 15 Business Days of receipt of the final Title Objection (“Title Cure Period”) to remove or cure, or with Guaranty’s consent, which consent will not be unreasonably withheld or delayed, to obtain title insurance over, the title matter subject to such Title Objection. If the Company does not elect or is unable to remove or cure or, with Guaranty’s consent, to obtain insurance over all title matters subject to the Title Objection within the Title Cure Period, Guaranty may, in its sole discretion, by written notice given to the Company (“Election Notice”) within ten days after the Title Cure Period (“Election Notice Period”), or any other cure period indicated by the Company, elect only one of the following options:

(i)                                     waive all uncured and unremoved title matters for which Guaranty has delivered a Title Objection;

(ii)                                  except if the Owned Real Property is Bank OREO, elect to have the Owned Real Property appraised by an appraiser of its choice and, if the Owned Real Property’s appraised value is less than the Owned Real Property’s book value, elect to reduce the book value by an amount up to the amount by which the book value exceeds the appraised value (but only to the extent that such amount is attributable to the Title Objection) (the amount of such reduction, the “Owned Real Property Write-Down”); or

(iii)                               terminate this Agreement if such Owned Real Property is a Required Owned Real Property.

(c)                                  If the Company does not receive an Election Notice within the Election Notice Period, Guaranty shall be deemed to have accepted the status of title to the Owned Real Property as shown in the initial Title Commitments and all updates and supplements thereto as reflected in the applicable updated Title Commitments, subject to the Permitted Exceptions (each Title Commitment after expiration of the Election Notice Period shall be referred to as a “Closing Title Commitment”), and thereby to have waived any unremoved or uncured title matters for which Guaranty has delivered a Title Objection.

Section 6.15                                                     Certain Agreements; Other Matters.

(a)                                 The Company will use its Best Efforts to, within 60 days after the date hereof, take all steps necessary to terminate that certain Shareholder Agreement dated as of May 1, 2002, by and among the Company and the shareholders party thereto (the “Shareholder Agreement”). Such steps shall include obtaining from each shareholder a termination agreement in form and substance reasonably satisfactory to Guaranty, with each such termination agreement to be effective at the Effective Time.

(b)                                 The Company will use its Best Efforts to, within 60 days after the date hereof, take all steps necessary to obtain with respect to each individual and agreement set forth on Company Schedule 6.15(b) a duly executed termination agreement in a form and substance reasonably acceptable to Guaranty (the “Termination Agreements”).

(c)                                  The Company will use its Best Efforts to effect the repairs to certain Owned Real Property as described in Company Schedule 6.15(c).

(d)                                 Prior to the Calculation Date, the Company will repay in full the balance owing, if any, to Frontier Bank, as the successor to First National Bank of Lamar, under any promissory note and related loan documents and shall cause the Lien on the Bank Common Stock to be terminated and released by Frontier Bank such that, at the Effective Time, the Company shall own the Bank Common Stock free and clear of any and all Liens.

Section 6.16                                                     Confidentiality.  The Company will not, and will cause its Representatives not to, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from, or made available by, Guaranty, Guaranty Bank or any of their respective Representatives to any Person for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1, use such Subject Information for its own purposes or for the benefit of any Person under any circumstances. The term “Subject Information” does not include any information that: (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the Company; (b) was available to the Company on a nonconfidential basis from a source other than Guaranty or Guaranty Bank; or (c) was independently acquired or developed without violating any obligations of this Agreement.

VII.            COVENANTS OF GUARANTY

Guaranty covenants and agrees with the Company as follows:

Section 7.1                                                            Best Efforts.  Subject to the terms and conditions of this Agreement, Guaranty shall take all reasonable actions to aid and assist in the consummation of the Merger, and will use Best Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

Section 7.2                                                            Registration Statement.  Subject to Guaranty’s receipt of the information required to be provided by the Company hereunder, no later than 75 days after the date of this Agreement, Guaranty shall prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement, and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”) relating to the shares of Guaranty Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its Best Efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and at the time of mailing thereof to the Company’s shareholders, at the time of the Company Meeting and at the time the Registration Statement becomes effective under the Securities Act, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading; provided, however, that none of the provisions of this Section 7.2 shall apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information furnished solely by the Company for use in the Registration Statement. Guaranty shall make all necessary filings with respect to the Merger under the Securities Act and applicable state securities or “Blue Sky”

laws and the rules and regulations thereunder, and shall timely obtain any actions, consents approvals or waivers required in connection therewith.

Section 7.3                                                            NASDAQ Listing.  Guaranty will file all documents required to be filed to have the shares of Guaranty Common Stock to be issued pursuant to this Agreement included for listing on NASDAQ and use its Best Efforts to effect said listing.

Section 7.4                                                            Issuance of Guaranty Common Stock.  The shares of Guaranty Common Stock to be issued by Guaranty to the shareholders of the Company pursuant to this Agreement will, on the issuance to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Guaranty Common Stock to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of Guaranty or any other Person, and are not and will not be subject to any restrictions on transfer under the Securities Act, except for shares of Guaranty Common Stock issued by Guaranty to any shareholders of the Company who may be deemed to be an “affiliate” of Guaranty under the Exchange Act after completion of the Merger.

Section 7.5                                                            Indemnification.

(a)                                 From and for a period of six years after the Effective Time, Guaranty and its successors and assigns shall indemnify and hold harmless each Person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of the Company or its Subsidiaries and their respective heirs and assigns (collectively, “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Guaranty) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness, arising out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before or after the Effective Time, to the fullest extent permitted under the Company’s or Bank’s Charter Documents in effect as of the date of this Agreement and Applicable Law. Guaranty shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Indemnified Party to the extent permissible under Applicable Law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined to be not entitled to indemnification under this Section 7.5. If after the Closing Date Guaranty or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Guaranty shall assume the obligations set forth in this Section 7.5.

(b)                                 Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Claim, shall promptly notify Guaranty thereof; provided, however, that failure to so notify will not affect the obligations of Guaranty under Section 7.5(a) unless and to the extent that Guaranty is actually prejudiced as a consequence. In the event of any such legal action (whether arising before or after the Effective Time): (i) Guaranty shall have the right to assume the defense thereof and Guaranty shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Guaranty elects not to assume such defense, Indemnified Parties may retain counsel satisfactory to them, and Guaranty shall pay all reasonable fees and expenses of such counsel for

Indemnified Parties promptly as statements therefor are received; provided, however, that Guaranty shall be obligated pursuant to this Section 7.5(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Guaranty shall not be liable for any settlement effected without its prior written consent; and provided, further, that Guaranty shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated under Section 7.5(a) is prohibited by Applicable Law.

Section 7.6                                                            Tax Structure.  Guaranty shall not take any action or omit to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. It is the present intention of Guaranty and Guaranty Bank to continue at least one significant historic business line of the Company and Bank, or to use at least a significant portion of the Company and Bank’s historic business assets in a business in each case within the meaning of Treasury Regulation Section 1.368-1(d).

Section 7.7                                                            Notification of Certain Matters.  Guaranty will give prompt notice in writing to the Company of any fact, event or circumstance that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances to result in any Material Adverse Effect with respect to Guaranty; (b) would make untrue, in any material respect, any representation or warranty made in, or information provided pursuant to, this Agreement; or (c) would cause or constitute a material breach of, or failure to comply with, any of Guaranty’s representations, warranties, covenants or agreements herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Articles XI or XII.

Section 7.8                                                            Confidentiality.  Guaranty, and its subsidiaries, Affiliates and Representatives, shall comply with all of their respective obligations under the Non-Disclosure Agreement dated March 23, 2017 between the parties which is incorporated herein by reference (“Non-Disclosure Agreement”) and which shall survive the termination of this Agreement.

Section 7.9                                                            Tax Returns.  Guaranty will prepare and file all Tax Returns for the Company and its Subsidiaries for all Tax Periods ending before the Closing Date which are filed after the Closing Date; but such Tax Returns will be subject to the review and comment by the Shareholders’ Representative. For federal income tax purposes, Guaranty’s acquisition of the Company Stock pursuant to the Merger will result in the termination of the Company’s S Election and an S termination year as such term is defined in Section 1362(e)(4) of the Code. For federal income tax purposes, the portion of 2017 from January 1, 2017 through the day before the Closing Date will be treated as the Company’s short S corporation taxable year (the “Short S Corporation Tax Period”). Guaranty will pay the costs, fees and expenses incurred in connection with the preparation of all Tax Returns and Schedule K-1s to former Company shareholders for the Short S Corporation Tax Period. Following the Closing Date, the Shareholders’ Representative shall have all necessary authority to review and approve or reject on behalf of the Company and its shareholders any amendments or modifications to the Company’s Tax Returns for any Tax Period, and to the extent requested by Guaranty, shall represent the Company and its shareholders in connection with any audit or review by any Governmental Authority of the Company’s Tax Returns with respect to any Tax Period ending before the Closing Date.

VIII.       MUTUAL COVENANTS OF GUARANTY AND THE COMPANY

Section 8.1                                                            Supplemental Schedules.  Following the date of this Agreement and prior to the Effective Time, each of the Company and Guaranty will promptly supplement or amend its disclosure schedules provided in connection with the execution of this Agreement to reflect any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules or that is necessary to correct any information in such disclosure schedules that has been rendered inaccurate thereby. Notwithstanding the foregoing, on the Calculation Date, each party will modify any Schedule to this Agreement or add any Schedule or Schedules for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, or with respect to any Schedule dated as of a specific date, as of such specific date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by it subsequent to the date any Schedule was previously delivered by it to the other party. No supplement or amendment to such disclosure schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 10.1 or Section 10.2 (in the case of Guaranty) or Section 11.1 or Section 11.2 (in the case of the Company) or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 8.2                                                            Publicity.  Except as otherwise required by Applicable Law, the rules of NASDAQ or in connection with the regulatory application process, as long as this Agreement is in effect, neither the Company nor Guaranty shall, nor shall they permit any of their officers, directors or Representatives to, issue or cause the publication of any press release, written shareholder communications, or other public announcement with respect to, or otherwise make any public statement concerning, the existence, terms, conditions, status or transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties agree that they will make a good faith effort to reach agreement expeditiously on such press releases, shareholder communications, announcements or other public statements. To the extent any term or provision of this Section 8.2 conflicts with any term or provision in the Non-Disclosure Agreement, the term or provision of this Section 8.2 shall control.

Section 8.3                                                            Employee Benefit Plans.

(a)                                 To the extent reasonably requested by Guaranty, which request shall be made to the Company at least 45 days before the Closing Date, the Company or Bank, as appropriate, shall use its Best Efforts to execute and deliver such instruments and take such other actions as Guaranty may reasonably request in order to cause the amendment or termination of any Employee Plan on terms reasonably satisfactory to Guaranty and in accordance with Applicable Law and, except as may be otherwise provided herein, effective no later than the Closing Date, and provided that the winding up of any such plan may be completed following the Closing Date, provided further that the Company or Bank has used its commercially reasonable efforts to complete the winding up of any such plan prior to the Closing Date. Guaranty agrees that the employees of the Company and Bank who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired or continuing employees in the employee benefit plans and programs maintained for employees of Guaranty and Guaranty Bank, including any Employee Plan maintained in existence by Guaranty or Guaranty Bank following the Closing Date, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and Guaranty shall take all actions reasonably necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs and the granting of such service credit from and after the Closing Date, subject to Section 8.3(b).

(b)                                 To the extent that a Company Employee becomes eligible to participate in an existing employee benefit plan maintained by Guaranty or Guaranty Bank (an “Existing Benefit Plan”), Guaranty shall cause such Existing Benefit Plan to recognize the prior duration of service of such Company Employee with the Company for eligibility, participation and vesting under such Existing Benefit Plan (other than vesting under any stock incentive plan, but including earned but unused vacation days) to the same extent such duration of service was recognized immediately prior to the Effective Time under a comparable Employee Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time, provided that such recognition of prior service is permitted by the terms of the applicable Existing Benefit Plan and Applicable Law and shall not operate to duplicate any benefits of a Company Employee with respect to the same period of service. With respect to any Existing Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Company Employee is eligible to participate, for the plan year in which such Company Employee is first eligible to participate, to the extent permitted by the applicable Existing Benefit Plan and Applicable Law, Guaranty shall use its Best Efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such Existing Benefit Plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the comparable Employee Plan in which such Company Employee participated immediately prior to the Effective Time; and (ii) recognize any health, dental or vision expenses incurred by such Company Employee in the year that includes the Closing Date (or, if later, the year in which such Company Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Existing Benefit Plan. Without limiting the foregoing, Guaranty shall extend coverage to Company Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Guaranty or its Subsidiaries to the extent permitted by such Existing Benefit Plans and Applicable Law. Company Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under the Company’s cafeteria plan to the extent permitted by such Existing Benefit Plans and Applicable Law. For purposes of determining Company Employees’ benefits for the calendar year in which the Merger occurs under Guaranty’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Guaranty vacation benefit available to such Company Employee for such calendar year.

Section 8.4                                                            Regulatory Applications; Best Efforts.  Subject to the terms and conditions of this Agreement, Guaranty and the Company will use their Best Efforts to: (a) prepare and file as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and (b) obtain and maintain all approvals, consents, registrations, permits, waivers, authorizations and other confirmations from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Guaranty Required Approvals and the Company Required Approvals; provided, however, that the parties hereto understand and agree that neither the Best Efforts of either party hereto nor any other obligation of a party under this Agreement shall be deemed to include: (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby; (ii) except as required for disclosure in the Registration Statement, the Proxy Statement or to obtain the Guaranty Required Approvals, a party furnishing to the other party any: (A) personal biographical or financial information of any of the directors, officers, employees, managers, stockholders or partners of such party or any of their respective Affiliates; or (B) proprietary and nonpublic information related to the organizational terms of, or investors in a party or any of their respective Affiliates; (iii) Guaranty or any of its Affiliates taking any action that would result in the imposition of a Materially Burdensome Regulatory Condition; (iv) the Company, Bank, Guaranty, Guaranty Bank or any of their respective Affiliates commencing or being a plaintiff in any litigation in connection with any registration, filing, application, notice, approval, Order, qualification or waiver from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; (v) except as required for disclosure in the Registration Statement or the Proxy Statement, the Company furnishing to Guaranty any confidential information of the Company and Bank related to the transaction sale process, including identities of potential purchasers, any offers previously received, and any Company Board presentations, correspondence and minutes relating to the Company sale process, other than as may be required to be disclosed in the Registration Statement; or (vi) divesting or otherwise holding separate (including by establishing a trust or otherwise) any assets, businesses or properties, or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or any of its Affiliates’ businesses, assets or properties. Subject to the foregoing, Guaranty and the Company agree that each of them, prior to the Closing Date, and Guaranty, after the Closing Date, shall use their Best Efforts to execute and deliver or cause to be executed and delivered such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Guaranty or Guaranty Bank to (and neither the Company nor Bank shall, without the prior written consent of Guaranty) take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any of the foregoing permits, consents, approvals and authorizations of third parties or Governmental Authorities, that would: (1) reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to Guaranty or the Company; (2) require any Person other than Guaranty to guaranty, support or maintain the capital of Guaranty Bank or Continuing Company, as applicable, after the Closing Date; (3) require any modification of, or impose any limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of Guaranty Bank, Continuing Company or any of their Affiliates (or any of their respective partners, members or equity holders); (4) cause any Person other than Continuing Company to be deemed to control Guaranty Bank or Bank after the Closing Date; or (5) require any contribution of capital to the Company, Bank or Guaranty Bank at the Closing (each of the foregoing, a “Materially Burdensome Regulatory Condition”); provided, however, that the following shall not be deemed to be included in the preceding list and shall not be deemed a Materially Burdensome Regulatory Condition: any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by statute, regulation, or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof. Notwithstanding anything in this Agreement to the contrary, neither the Company nor Bank shall make any payment without Guaranty’s prior written consent (other than customary filing fees), take any action, make any concession or agree to do any of the foregoing, in order to obtain the consent, authorization or approval of any third party or Governmental Authority.

Section 8.5                                                            Tail Policy.  Prior to the Effective Time, Guaranty shall obtain, at Guaranty’s expense, an extended reporting period (otherwise known as “tail coverage”) policy with respect to the Company’s and/or Bank’s existing directors’ and officers’ liability coverage for a period of six years from the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time (a “Tail Policy”). Subject to this Section 8.5, the Tail Policy shall be effective as of the Effective Time and shall provide for policy limits, terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable in the aggregate to the directors and officers covered under such insurance policies as the policy limits, terms, conditions, retentions and levels of coverage in the existing policies of the Company and Bank; provided, however, in no event shall Continuing Company or Guaranty Bank be required to expend in the aggregate for such six year period more than 200% of the current amount expended on an annual basis by the Company or Bank to maintain or procure such liability insurance policies; provided, further, that if Continuing Company or Guaranty Bank are unable to maintain or obtain the Tail Policy called for by this Section 8.5, Continuing Company or Guaranty Bank shall obtain as much comparable insurance as is available at a cost in the aggregate for such six-year period up to 200% of the current annual premium; provided, further, that officers and directors of the Company and Bank may be required to make application and provide customary representations and warranties to Continuing Company’s insurance carrier for the purpose of obtaining such Tail Policy. If, after the Closing, Continuing Company or any of its successors or assigns shall: (a) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger; or (b) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Continuing Company shall assume the obligations set forth in this Section 8.5.

Section 8.6                                                            Termination of 401(k) Plan. Prior to the Effective Time and subject to the consummation of the Merger, the Company shall cause to be adopted resolutions of its board of directors and shall take all steps necessary to terminate, and/or terminate its participation in, any and all employee benefit plans intended to comply with Section 401(k) of the Code (collectively, the “401(k) Plan”). Such termination shall be effective no later than immediately preceding the Effective Time. In furtherance thereof, the Company agrees that Guaranty shall be authorized and permitted to appoint a committee (the “Committee”), if necessary, to serve from and after the Effective Time to complete all administration related to the termination of the 401(k) Plan not completed prior to the Effective Time, and to serve as plan administrator of any 401(k) Plan. The Company further agrees with respect to any 401(k) plan being terminated: (a) to amend the 401(k) Plan, as necessary, to accomplish the termination and reserve the power in the Committee to further amend the 401(k) Plan following the date of termination to the extent necessary to comply with all Applicable Law or to facilitate the termination thereof and obtain a favorable determination letter as to the effect of the termination on the qualified status of the 401(k) Plan; (b) authorize the filing of the 401(k) Plan by the Committee with the Internal Revenue Service for a determination letter as to the effect of the termination on the qualified status of the 401(k) Plan, and authorize the payment of the application fee in connection therewith; and (c) provide for the distribution of benefits from the 401(k) Plan as permitted under Applicable Law in connection with such termination after receipt of such favorable determination letter. Following the effective date of the termination of the 401(k) Plan, no distributions shall be made from the 401(k) Plan except: (i) as may be required by Applicable Law; or (ii) in accordance with the terms of the 401(k) Plan regarding distributable events in the ordinary course other than due to such termination (e.g., retirement or termination of employment), until receipt of such favorable determination letter.

IX.                TERMINATION

Section 9.1                                                            Termination.  This Agreement may be terminated prior to the Effective Time as follows:

(a)                                 by Guaranty or the Company if:

(i)                                     any court of competent jurisdiction in the United States or other Governmental Authority shall have issued an Order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such Order, ruling or other action shall be final and non-appealable unless such Order or ruling or action restraining, enjoining or otherwise prohibiting the Merger shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.

(ii)                                  any approval, consent or waiver of any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty or covenant of such party).

(iii)                               the Effective Time has not occurred on or before 11:59 p.m. Mountain Time on the 240th day following the date of this Agreement, or such later date as shall have been approved in writing by the Guaranty Board and the Company Board (such date, the “End Date”); provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date.

(b)                                 by Guaranty if any Governmental Authority shall have advised Guaranty that any approval, consent or waiver of any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement will not be granted or will not be granted without a Materially Burdensome Regulatory Condition that Guaranty, in its sole discretion, is unwilling to accept.

(c)                                  by Guaranty if: (i) (A) any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 10.1 would not be satisfied if the condition were then being tested; and (B) such inaccuracy, if capable of cure, has not been cured by the Company prior to the earlier of the End Date and 30 days after its receipt of written notice thereof; or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 10.2 would not be satisfied and such breach is not curable or shall not have been cured within 30 days following the Company’s receipt of written notice from Guaranty of such breach or such breach by its nature is not capable of being cured prior to the Closing; provided, however, that Guaranty is not then in material breach of any representation, warranty, covenant or other agreement set forth herein.

(d)                                 by the Company if: (i) (A) any of Guaranty’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 11.1 would not be satisfied if the condition were then being tested; and (B) such inaccuracy, if capable of cure, has not been cured by Guaranty, prior to the earlier of the End Date and 30 days after its receipt of written notice thereof; or (ii) any of Guaranty’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 11.2 would not be satisfied and such breach is not curable or shall not have been cured within 30 days following Guaranty’s receipt of written notice from the Company of such breach or such breach by its nature is not capable of being cured prior to the Closing; provided, however, that the Company is not then in material breach of any representation, warranty, covenant or other agreement set forth herein.

(e)                                  by either Guaranty or the Company if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting; provided, however, that the right to terminate this Agreement under this Section 9.1(e) will not be available to a party where the failure to obtain the approval of the Company’s shareholders has been caused by such party’s breach of this Agreement.

(f)                                   by the mutual written consent of Guaranty and the Company and the approval of such action by the Guaranty Board and the Company Board, respectively.

(g)                                  by the Company at any time within five Business Days after the Calculation Date, if:

(i)                                     the Guaranty Calculation Date Stock Price is less than $21.89 per share; and

(ii)                                  the number obtained by dividing the Guaranty Calculation Date Stock Price by the Guaranty Valuation Price is less than the number obtained by dividing: (A) the Final Index Price; by (B) the Initial Index Price and subtracting 0.20 from such quotient; provided, however, that a termination by the Company pursuant to this Section 9.1(g) will have no force and effect if Guaranty agrees in writing (within five Business Days after receipt of the Company’s written notice of such termination) to increase the Per Share Merger Consideration to an amount equal to: (x) (1) the Per Share Merger Consideration; multiplied by (2) $21.89, divided by (y) the Guaranty Calculation Date Stock Price. Notwithstanding anything to the contrary above, Guaranty, at its option, may elect to retain the original Per Share Merger Consideration, and, in lieu of altering such Per Share Merger Consideration, pay an amount of cash consideration so that each holder of Company Stock is entitled to receive the same value as of the Effective Time for each share of Company Stock as such holder would have received had the original Per Share Merger Consideration been altered in accordance with the preceding sentence. If within such five-Business Day period, Guaranty delivers written notice to the Company that Guaranty intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company in writing of the revised Per Share Merger Consideration or the cash consideration, as applicable, then no termination will occur pursuant to this Section 9.1(g) and this Agreement will remain in full force and effect in accordance with its terms (except that the Per Share Merger Consideration will be modified or the cash consideration will become payable in accordance with this Section 9.1(g), as applicable).

If Guaranty or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Calculation Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 9.1(g).

(h)                                 by Guaranty pursuant to Section 6.13(c) or Section 6.14(b)(iii).

(i)                                     by the Company in accordance with Section 6.5(e).

(j)                                    by Guaranty, if prior to receipt of the Company Shareholder Approval, the Company shall have: (i) failed to make the Company Recommendation; (ii) failed to comply with its obligations under Section 6.1(a) or Section 6.5; (iii) made a Company Adverse Recommendation Change; or (iv) at any time after receipt or public announcement of an Acquisition Proposal, failed to reaffirm the Company Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from Guaranty.

(k)                                 by the Company pursuant to Section 6.13(c).

Section 9.2                                                            Effect of Termination.  If this Agreement is terminated by either Guaranty or the Company as provided under Section 9.1, this Agreement shall become void and have no effect; provided, however, that the provisions of Section 7.8, this Section 9.2, Section 9.3, Section 13.1, Section 13.3, Section 13.5, Section 13.7, Section 13.12 and Section 13.13 shall survive termination of this Agreement and remain in full force and effect. Nothing contained in this Section 9.2 shall relieve any party of any liability for fraud, or any willful material breach of this Agreement.

Section 9.3                                                            Termination Fee and Expenses.

(a)                                 In the event that: (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders or senior management of the Company or to the Company Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving the Company after the date hereof; (ii) thereafter this Agreement is terminated by Guaranty or the Company pursuant to Section 9.1(a)(iii) (if the Company Shareholder Approval has not theretofore been obtained) or Section 9.1(e); and (iii) prior to the date that is 12 months after the date of such termination the Company enters into a definitive agreement with respect to or consummates any transaction included within the definition of Acquisition Proposal (an “Alternative Transaction”), then the Company shall pay Guaranty the sum of $1,000,000 (the “Termination Fee”)

plus all expenses incurred by Guaranty in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $350,000 (the “Guaranty Expenses”) upon the earlier of Company entering into such definitive agreement or the consummation of such Alternative Transaction (regardless of when such consummation occurs); provided that for the purpose of clause (iii) above only, all references in the definition of Acquisition Proposal to “10%” shall instead refer to “50%”.

(b)                                 In the event that this Agreement is terminated by Guaranty pursuant to Section 9.1(j) or by the Company pursuant to Section 9.1(i), and Guaranty is not in material breach of any covenant or obligation under this Agreement, then the Company shall pay Guaranty the Termination Fee and the Guaranty Expenses. In the event that this Agreement is terminated by the Company pursuant to Section 6.13(c) or by Guaranty pursuant to Section 9.1(c), and Guaranty is not in material breach of any covenant or obligation under this Agreement, then the Company shall pay Guaranty the Guaranty Expenses. The payment of the Termination Fee and Guaranty Expenses shall be Guaranty’s sole and exclusive remedy with respect to termination of this Agreement as set forth in Section 9.3(a) or this Section 9.3(b).

(c)                                  To compensate the Company for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the Company’s foregoing of the pursuit of other opportunities, the Company and Guaranty agree that, if this Agreement is terminated by the Company pursuant to Section 9.1(d), and the Company is not in material breach of any covenant or obligation under this Agreement, then Guaranty shall pay to the Company all expenses incurred by the Company in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $350,000 (the “Company Expenses”). The payment of the Company Expenses shall be the Company’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(c).

(d)                                 The Company shall pay any payment required by Section 9.3(a) or Section 9.3(b) by wire transfer of immediately available funds within two Business Days after receipt by the Company of written notice of termination of this Agreement. Guaranty shall pay any payment required by Section 9.3(c) by wire transfer of immediately available funds within two Business Days after receipt by Guaranty of written notice of termination of this Agreement.

(e)                                  If the Company or Guaranty fails to pay when due any amount payable under this Section 9.3, then such party shall reimburse the other party for: (i) all costs and expenses (including reasonable fees of counsel) incurred in connection with the enforcement by a party of its right to payment under this Section 9.3; and (ii) interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to such party in full) at a rate per annum equal to 1% over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

X.                     CONDITIONS TO OBLIGATION OF GUARANTY

The obligation of Guaranty under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Effective Time of the following conditions, which may be waived by Guaranty in its sole discretion:

Section 10.1                                                     Compliance with Representations and Warranties.  Each of the representations and warranties made by the Company in this Agreement: (a) must have been true and correct as of the date of this Agreement (except to the extent such representations and warranties are by their express terms made as of a specified date); and (b) shall be true and correct as of the Closing Date (except to the extent such representations and warranties are by their express terms made as of a specified date) as though made on and as of the Closing Date; provided, however, that for purposes of this Section 10.1, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect with respect to the Company or Bank (except the representations and warranties contained in Section 4.8, Section 4.11, Section 4.14, Section 4.26 and Section 4.32, which shall be true in all material respects), disregarding for these purposes: (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material, “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. Notwithstanding the foregoing, the representations and warranties contained in Section 4.1, Section 4.2, Section 4.4, Section 4.5 (except to the extent de minimis) and Section 4.40, shall be true and correct in all respects.

Section 10.2                                                     Performance of Obligations.  The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing, and shall have obtained and provided to Guaranty copies of all Company Required Approvals and such other waivers or consents referenced in or required pursuant to Section 6.11.

Section 10.3                                                     Absence of Material Adverse Effect.  No Material Adverse Effect with respect to the Company or Bank shall have occurred.

Section 10.4                                                     Certain Agreements; Other Matters.

(a)                                 Each of the directors of the Company and the Bank shall have delivered to Guaranty, contemporaneously with the execution of this Agreement, a duly executed non-solicitation and non-competition agreement in a form reasonably acceptable to Guaranty (the “Non-Competition Agreements”), and each such agreement shall be in full force and effect as of the Effective Time.

(b)                                 D.J. Tedesco shall have delivered to Guaranty, contemporaneously with the execution of this Agreement, a duly executed employment agreement in a form reasonably acceptable to Guaranty (the “Employment Agreement”), and such agreement shall be in full force and effect as of the Effective Time.

(c)                                  Guaranty shall have received a duly executed copy of each Termination Agreement, and each such agreement shall be in full force and effect as of the Effective Time.

(d)                                 The Shareholder Agreement shall be terminated.

(e)                                  The actions contemplated by Company Schedule 6.15(c) shall have been completed to Guaranty’s reasonable satisfaction.

Section 10.5                                                     Dissenters’ Rights. Holders of shares representing no more than 5% of the issued and outstanding shares of Company Class A Stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders.

Section 10.6                                                     Allowance for Loan Losses. As of the Calculation Date, the ALLL shall be equal to at least the Minimum Allowance Amount.

Section 10.7                                                     Tangible Book Value. As of the Calculation Date, the Tangible Book Value shall be not less than the Minimum Tangible Book Value.

Section 10.8                                                     Opinion of Tax Counsel.  Guaranty shall have received an opinion from Shapiro Bieging Barber Otteson LLP, legal counsel to Guaranty to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Shapiro Bieging Barber Otteson LLP may require and rely upon representations contained in letters from each of Guaranty and the Company.

Section 10.9                                                     FIRPTA Certificate. The Company shall have delivered to Guaranty: (a) a certificate that meets the requirement of Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (b) a notice to the Internal Revenue Service that meets the requirement of Treasury Regulations Section 1.897-2(h)(2). In each case, such certificate and notice shall be dated as of the Closing Date, duly executed by an authorized Bank Executive Officer of the Company making such statements under penalty of perjury and in a form reasonably satisfactory to Guaranty.

Section 10.10                                              Additional Title Matters. The Company shall have delivered to Guaranty the Closing Title Commitments.

Section 10.11                                              Officer’s Certificate. Guaranty shall have received a certificate, signed on behalf of the Company by its President and Vice President, stating that the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 have been satisfied.

Section 10.12                                              Other Documents. The Company shall have delivered to Guaranty all other instruments and documents that Guaranty or its counsel may reasonably request to effectuate the transactions contemplated hereby.

XI.                CONDITIONS TO OBLIGATION OF THE COMPANY

The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to the Effective Time, of the following conditions, which may be waived by the Company in its sole discretion:

Section 11.1                                                     Compliance with Representations and Warranties. Each of the representations and warranties made by Guaranty in this Agreement: (a) must have been true and correct as of the date of this Agreement (except to the extent such representations and warranties are by their express provisions made as of a specified date); and (b) shall be true and correct as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date); provided, however, that for purposes of this Section 11.1, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect with respect to Guaranty or Guaranty Bank (except the representations and warranties contained in Section 5.7 shall be true in all material respects), disregarding for these purposes: (i) any qualification or exception for, or reference to, materiality in any such representation or warranty; and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. Notwithstanding the foregoing the representations and warranties contained in Section 5.1, Section 5.2, Section 5.4, Section 5.5 (except to the extent de minimis), Section 5.11(a) and (b), and Section 5.14 shall be true and correct in all respects.

Section 11.2                                                     Performance of Obligations.  Guaranty shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing.

Section 11.3                                                     Absence of Material Adverse Effect.  No Material Adverse Effect with respect to Guaranty or Guaranty Bank shall have occurred.

Section 11.4                                                     Opinion of Tax Counsel. The Company shall have received an opinion from McAfee & Taft to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, McAfee & Taft may require and rely upon representations contained in letters from each of Guaranty and the Company.

Section 11.5                                                     Deposited Shares.  The Company shall have received evidence that the Aggregate Stock Consideration has been deposited with the Exchange Agent pursuant to Section 3.5(a).

Section 11.6                                                     Officer’s Certificate.  The Company shall have received a certificate, signed on behalf of Guaranty by its Chief Executive Officer and Chief Financial Officer, stating that the conditions set forth in Section 11.1, Section 11.2 and Section 11.3 have been satisfied.

XII.           MUTUAL CONDITIONS TO RESPECTIVE
OBLIGATIONS OF GUARANTY AND THE COMPANY

The respective obligations of Guaranty and the Company under this Agreement are subject to the satisfaction, prior to the Effective Time, of the following conditions which may be waived by Guaranty and the Company, respectively, in their sole discretion:

Section 12.1                                                     Government Approvals.  All actions and approvals by Governmental Authorities, including the Guaranty Required Approvals and the Company Required Approvals shall have been taken and obtained, in each case in form and substance reasonably satisfactory to Guaranty and without the imposition of any Materially Burdensome Regulatory Condition and all of the same remain in full force or effect, and all statutory waiting periods in connection therewith shall have expired.

Section 12.2                                                     Shareholder Approval.  The Company shall have obtained the Company Shareholder Approval, and no action purporting or attempting to rescind that approval shall have been taken by the Company or its shareholders.

Section 12.3                                                     Registration of Guaranty Common Stock.  The Registration Statement covering the shares of Guaranty Common Stock to be issued in the Merger shall have become effective under the Securities Act, and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the Guaranty Common Stock to be issued in the Merger shall have been received.

Section 12.4                                                     Listing of Guaranty Common Stock.  The shares of Guaranty Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on NASDAQ.

Section 12.5                                                     No Injunctions or Restraints; Illegality.  No Order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect. No Applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Merger.

XIII.      MISCELLANEOUS

Section 13.1                                                     Non-Survival of Representations and Warranties.  The representations, warranties, covenants and agreements of Guaranty and the Company contained in this Agreement shall terminate at the Effective Time and the covenants that by their terms are to be performed after the Effective Time shall survive the Closing.

Section 13.2                                                     Amendments.  To the extent permitted by Applicable Law, this Agreement may be amended only by a writing signed by Guaranty and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Aggregate Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement shall not be decreased by any such amendment subsequent to the occurrence of the Company Shareholder Approval without the further approval by such shareholders.

Section 13.3                                                     Expenses.  Except as set forth in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Such expenses shall include, but not be limited to, fees and expenses of its own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.4                                                     Notices.  Except as explicitly provided herein, any notice or communication given hereunder shall be in writing and shall be delivered in person or mailed by certified or first class mail, postage prepaid or sent by a nationally-recognized overnight courier or by facsimile to the Persons at the addresses set forth below (or at other addresses as may be provided hereunder):

If to Guaranty:

Guaranty Bancorp

1331 Seventeenth Street, Suite 200

Denver, CO  80202

Attention:  Paul W. Taylor, President and Chief Executive Officer

Facsimile:  303.675.1179

Email:  paul.taylor@gbnk.com

With a copy to:

Shapiro Bieging Barber Otteson LLP

4582 South Ulster Street Parkway, Suite 1650

Denver, CO  80237

Attention:  Christian E. Otteson

Facsimile:  720.488.7711

Email:  cotteson@sbbolaw.com

If to the Company:

Castle Rock Bank Holding Company

501 Wilcox Street

Castle Rock, CO  80104

Attention:  D.J. Tedesco

Facsimile:  (303) 688-9882

Email:  djtedesco@castlerockbank.com

With a copy to:

McAfee & Taft

Tenth Floor

Two Leadership Square

211 North Robinson

Oklahoma City, OK  73102

Attention:  C. Bruce Crum

Facsimile:  (405) 228-7447

Email:  bruce.crum@mcafeetaft.com

If to the Shareholders’ Representative:

To such address set forth on Company Schedule 13.15(a).

All notices sent by mail as provided above shall be deemed delivered three Business Days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one Business Day after delivery to the courier and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices, including notices of changes of address, shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via email shall be deemed delivered only if sent to such Persons at such email addresses set forth above (and only if a delivery receipt is received by the sending party).

Section 13.5                                                     Governing Law; Venue.

(a)                                 All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Delaware, without taking into account provisions regarding choice of law.

(b)                                 IN ANY ACTION OR PROCEEDING BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES: (I) IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE COURTS OF THE STATE OF COLORADO OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO; (II) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN ACCORDANCE WITH CLAUSE (I) OF THIS SECTION 13.5(B); (III) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS; (IV) WAIVES ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY; AND (V) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF SUCH PROCESS IS GIVEN AS A NOTICE IN ACCORDANCE WITH SECTION 13.4.

Section 13.6                                                     Remedies Cumulative; Waiver.

(a)                                 The rights and remedies of the parties are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Applicable Law: (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b)                                 At any time prior to the Effective Time, Guaranty (with respect to the Company) and the Company (with respect to Guaranty), may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of such party; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 13.7                                                     Severability.  Any term or other provision prohibited by or unlawful or unenforceable under Applicable Law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such Applicable Law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In all such cases, the parties shall use their Best Efforts to substitute a valid, legal and enforceable provision that implements the original purposes and intent of this Agreement.

Section 13.8                                                     Assignment.  This Agreement shall not be assigned by either party hereto without the prior written consent of the other party. Any attempted assignment of this Agreement without such consent shall be void and of no effect.

Section 13.9                                                     Entire Agreement.  All understandings and agreements heretofore made between the parties hereto are merged in this Agreement and the Non-Disclosure Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger and the transactions contemplated hereby.

Section 13.10                                              Counterparts.  This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.11                                              Binding on Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.12                                              No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement other than the provisions of Section 7.5(a) (which are intended to be for the benefit of those Persons covered thereby, but whose consent shall not be required to amend any provision of this Agreement).

Section 13.13                                              Interpretation.

(a)                                 In this Agreement, except as context may otherwise require, references to:

(i)                                     the Preamble, Recitals, Articles, Sections, Exhibits or Schedules refer, respectively, to the Preamble to, a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;

(ii)                                  this Agreement are to this Agreement and the Schedules to it, taken as a whole;

(iii)                               the “transactions contemplated hereby” include the transactions provided for in this Agreement, including the Merger;

(iv)                              any agreement (including this Agreement) or contract are to the agreement or contract as amended, modified, supplemented, restated or replaced from time to time, to the extent permitted by the terms thereof;

(v)                                 any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires;

(vi)                              any Applicable Law or other law refer to such Applicable Law or other law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any Applicable Law or other law include any successor to such section;

(vii)                           any Governmental Authority include any successor to that Governmental Authority;

(viii)                        the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(ix)                              the terms “dollars”, “cents” and “$” mean U.S. Dollars and Cents;

(x)                                 the phrase “date hereof” or “date of this Agreement” shall be deemed to refer to July 18, 2017; and

(xi)                              “foreign” or “federal” shall be by reference to the United States.

(b)                                 The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)                                  The words “include”, “includes” or “including” are to be deemed followed, in each case, by the words “without limitation”.

(d)                                 The word “party” is to be deemed to refer to Guaranty or the Company.

(e)                                  The phrase “in the ordinary course” as used in this Agreement, shall be deemed to mean, in each case, “in the usual and ordinary course of business consistent with past practice”.

(f)                                   The table of contents, headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

(g)                                  This Agreement is the product of negotiation by the parties, each having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other.

(h)                                 No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate Applicable Law.

Section 13.14                                              Disclosures.  Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any Section herein or schedule hereto; provided that the relevance of such disclosure is reasonably apparent from the terms of such disclosure.  The inclusion of any item on any schedule hereto shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has or would be reasonably likely to have a Material Adverse Effect.

Section 13.15                                              Shareholders’ Representative.

(a)                                 The Person identified on Company Schedule 13.15(a) (such Person, the “Shareholders’ Representative”) is hereby appointed as the representative of the shareholders of the Company to act on behalf of such shareholders with respect to the matters identified in this Agreement, and the Shareholders’ Representative has accepted the appointment as the Shareholders’ Representative pursuant to the execution and delivery to Guaranty and the Company of a Consent to Appointment dated as of the date of this Agreement.

(b)                                 By approving this Agreement and the transactions contemplated hereby or by executing the Transmittal Materials, each holder of Company Stock shall have irrevocably: (a) authorized and appointed the Shareholders’ Representative as such shareholder’s representative to act on behalf of the shareholder with respect to the matters set forth in this Agreement; and (b) agreed that the Shareholders’ Representative shall not be liable, responsible or accountable in damages or otherwise to the Company or any shareholders of the Company for any Liabilities incurred by reason of any error in judgment or any act or failure to act arising out of the activities of the Shareholders’ Representative on behalf or in respect of the shareholders of the Company, including: (i) the failure to perform any acts he or she is not expressly obligated to perform under this Agreement; (ii) any acts or failures to act made in good faith or on the advice of legal counsel, accountants or other consultants to the Shareholders’ Representative; or (iii) any other matter beyond the control of the Shareholders’ Representative. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall not receive compensation for his services contemplated by this Agreement. If at any time the Shareholders’ Representative ceases to serve in such capacity due to his resignation, death or disability, the resulting vacancy in the position of Shareholders’ Representative may be filled by the approval of the Persons (or their heirs or successors) that held immediately prior to Closing a majority of the shares of Company Stock.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

GUARANTY BANCORP

By:	/s/ Paul W. Taylor
Name:	Paul W. Taylor
Title:	President and Chief Executive Officer

CASTLE ROCK BANK HOLDING COMPANY

By:	/s/ Thomas J. Miller
Name:	Thomas J. Miller
Title:	Chairman of the Board and President

By:	/s/ D.J. Tedesco
Name:	D.J. Tedesco
Title:	Vice President and Secretary

[Signature Page to Agreement and Plan of Reorganization]

APPENDIX B

COLORADO DISSENTERS’ RIGHTS STATUTE

7-113-101. Definitions

For purposes of this article:

(1) “Beneficial shareholder” means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) “Shareholder” means either a record shareholder or a beneficial shareholder.

7-113-102. Right to dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if:

(I) Approval by the shareholders of that corporation is required for the Merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1);

(d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2);

(c) Consummation of a conversion in which the corporation is the converting entity as provided in section 7-90-206 (2);

(f) An amendment, conversion, or merger described in section 7-101-504 (3); and

(g) Consummation of a plan by which a public benefit corporation terminates public benefit corporation status by merger or conversion into a corporation that has not elected public benefit corporation status as provided in section 7-101-504 (4) or by amendment of its articles of incorporation.

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares that either were listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934,” as amended, or were held of record by more than two thousand shareholders, at the time of:

(a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

(c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder’s shares, pursuant to the corporate action, anything except:

(a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) Shares of any other corporation which, at the effective date of the plan of merger or share exchange, either will be listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934,” as amended, or will be held of record by more than two thousand shareholders;

(c) Cash in lieu of fractional shares; or

(d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) (Deleted by amendment, L. 96, p. 1321, § 30, effective June 1, 1996.)

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103. Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to the shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation on the ability to exercise dissenters’ rights. Any such requirement shall be stated in the dissenters’ notice given pursuant to section 7-113-203.

7-113-201. Notice of dissenters’ rights

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders’ meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202 (1).

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202 (2).

7-113-202. Notice of intent to demand payment

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters’ rights shall:

(a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the proposed corporate action is effectuated; and

(b) Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters’ rights shall not execute a writing consenting to the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder’s shares under this article.

7-113-203. Dissenters’ notice

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters’ notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters’ rights under section 7-113-102 and shall:

(a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

(b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

(c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

(e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

(g) Be accompanied by a copy of this article.

7-113-204. Procedure to demand payment

(1) A shareholder who is given a dissenters’ notice pursuant to section 7-113-203 and who wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

(a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

(b) Deposit the shareholder’s certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder’s exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder’s share certificates as required by the date or dates set in the dissenters’ notice is not entitled to payment for the shares under this article.

7-113-205. Uncertificated shares

(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206. Payment

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters’ rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, the amount the corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

(a) The corporation’s balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under section 7-113-209; and

(e) A copy of this article.

7-113-207. Failure to take action

(1) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters’ notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

(1) The corporation may, in or with the dissenters’ notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter’s payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters’ rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters’ rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

7-113-209. Procedure if dissenter is dissatisfied with payment or offer

(1) A dissenter may give notice to the corporation in writing of the dissenter’s estimate of the fair value of the dissenter’s shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation’s offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

(c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

7-113-301. Court action

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court for the county in this state in which the street address of the corporation’s principal office is located, or, if the corporation has no principal office in this state, in the district court for the county in which the street address of its registered agent is located, or, if the corporation has no registered agent, in the district court for the city and county of Denver. If the corporation is a foreign corporation without a registered agent, it shall commence the proceeding in the county in which the domestic corporation merged into, or whose shares were acquired by, the foreign corporation would have commenced the action if that corporation were subject to the first sentence of this subsection (2).

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter’s payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter’s shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302. Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with part 2 of this article; or

(b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the DGCL and to the complete text of Guaranty’s certificate of incorporation and bylaws.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to Guaranty or Guaranty Bank. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Guaranty’s certificate of incorporation provides that a director of Guaranty shall not be liable to Guaranty or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law.

Guaranty’s bylaws also provide that Guaranty will indemnify any person who is or was or has agreed to become a director or officer of Guaranty who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become a director or officer of Guaranty, or is or was serving or has agreed to serve at the request of Guaranty as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that such person is or was or has agreed to become an employee or agent of Guaranty, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Guaranty, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of Guaranty to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Guaranty unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of Guaranty has been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Unless Guaranty’s board of directors otherwise determines in a specific case, expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by Guaranty in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Guaranty.

Guaranty maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Guaranty.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit	Description

2.1	Agreement and Plan of Reorganization dated July 18, 2017 (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
3.1	Second Amended and Restated Certification of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed on August 12, 2009).
3.2	Certificate of Amendment to the Registrant’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on October 3, 2011).
3.3

Certificate of Amendment to the Registrant’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed on July 31, 2013).

3.4

Certificate of Amendment to the Registrant’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to Registrant’s Quarterly Report on Form 10-Q filed on November 9, 2016).

3.5	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K filed on May 7, 2008).
4.1	Specimen stock certificate representing shares of common stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on February 13, 2009).
5.1	Opinion and Consent of Shapiro Bieging Barber Otteson LLP as to the validity of the securities being registered.*
8.1	Opinion of Shapiro Bieging Barber Otteson LLP regarding certain tax matters.*
8.2	Opinion of McAfee & Taft A Professional Corporation regarding certain tax matters.*
10.1	Employment Agreement dated as of July 18, 2017, by and among the Registrant, Guaranty Bank and Trust Company and D.J. Tedesco.*
23.1	Consent of Crowe Horwath LLP.*
23.2	Consent of Shapiro Bieging Barber Otteson LLP (included in Exhibit 5.1).
23.3	Consent of Shapiro Bieging Barber Otteson LLP (included in Exhibit 8.1).
23.4	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 8.2).
99.1	Form of Proxy Card to be used by Castle Rock Bank Holding Company.*

* Filed herewith.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d)  For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f)  That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 31, 2017.

GUARANTY BANCORP

By:	/s/ Christopher G. Treece
	Name:	Christopher G. Treece
	Title:	Executive Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul W. Taylor	President and Chief Executive Officer (Principal Executive Officer) and Director	August 31, 2017
Paul W. Taylor

/s/ Christopher G. Treece	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	August 31, 2017
Christopher G. Treece

/s/ Edward B. Cordes	Chairman of the Board and Director	August 31, 2017
Edward B. Cordes

/s/ John M. Eggemeyer	Director	August 31, 2017
John M. Eggemeyer

/s/ Keith R. Finger	Director	August 31, 2017
Keith R. Finger

/s/ Stephen D. Joyce	Director	August 31, 2017
Stephen D. Joyce

/s/ Gail H. Klapper	Director	August 31, 2017
Gail H. Klapper

/s/ Stephen G. McConahey	Director	August 31, 2017
Stephen G. McConahey

/s/ W. Kirk Wycoff	Director	August 31, 2017
W. Kirk Wycoff

/s/ Albert C. Yates	Director	August 31, 2017
Albert C. Yates

/s/ Suzanne R. Brennan	Director	August 31, 2017
Suzanne R. Brennan

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Reorganization dated July 18, 2017 (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
3.1	Second Amended and Restated Certification of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed on August 12, 2009).
3.2	Certificate of Amendment to the Registrant’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on October 3, 2011).
3.3

Certificate of Amendment to the Registrant’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed on July 31, 2013).

3.4

Certificate of Amendment to the Registrant’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to Registrant’s Quarterly Report on Form 10-Q filed on November 9, 2016).

3.5	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K filed on May 7, 2008).
4.1	Specimen stock certificate representing shares of common stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on February 13, 2009).
5.1	Opinion and Consent of Shapiro Bieging Barber Otteson LLP as to the validity of the securities being registered.*
8.1	Opinion of Shapiro Bieging Barber Otteson LLP regarding certain tax matters.*
8.2	Opinion of McAfee & Taft A Professional Corporation regarding certain tax matters.*
10.1	Employment Agreement dated as of July 18, 2017, by and among the Registrant, Guaranty Bank and Trust Company and D.J. Tedesco.*
23.1	Consent of Crowe Horwath LLP.*
23.2	Consent of Shapiro Bieging Barber Otteson LLP (included in Exhibit 5.1).
23.3	Consent of Shapiro Bieging Barber Otteson LLP (included in Exhibit 8.1).
23.4	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 8.2).
99.1	Form of Proxy Card to be used by Castle Rock Bank Holding Company.*

* Filed herewith